As filed with the Securities and Exchange Commission on [                    ], 200[  ]
Registration No: [            ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UCBH HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	6022	94-3072450
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code)	Identification No.)
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Address, including zip code and telephone number,
including area code, of registrant’s principal and executive offices)
Thomas S. Wu
UCBH Holdings, Inc.
Chairman, President and Chief Executive Officer
555 Montgomery Street
San Francisco, California 94111
(415) 315-2800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

copies to:

Nicholas Unkovic, Esq.	Harold S. Nathan, Esq.
Remsen M. Kinne IV, Esq.	Robert J. Minkus, Esq.
Squire, Sanders & Dempsey L.L.P.	Schiff Hardin LLP
One Maritime Plaza, Suite 300	623 Fifth Avenue, 28th Floor
San Francisco, CA 94111	New York, NY 10022
(415) 954-0200	(212) 753-5000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit*	Offering Price*	Fee

Common Stock, $.01 par value	2,756,446 shares	$19.00	$52,372,474	$5,603.85

*	Estimated solely for the purposes of calculating the registration fee and calculated pursuant to Rule 457(f)(2) and (3).

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROXY STATEMENT
GREAT EASTERN BANK
PROSPECTUS
UCBH HOLDINGS, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Great Eastern Bank Stockholders:
      The Board of Directors of Great Eastern Bank has agreed to a merger of Great Eastern Bank into United Commercial Bank, the banking subsidiary of UCBH Holdings, Inc. Following the merger, the former Great Eastern Bank offices will operate under the name United Commercial Bank. The details of the merger are set forth in the Agreement and Plan of Merger dated as of October 13, 2005 among UCBH Holdings, Inc., United Commercial Bank and Great Eastern Bank.
      If we complete the merger, you will be entitled to elect to receive, in consideration for your Great Eastern Bank shares, either shares of UCBH common stock, cash or a combination of shares of UCBH common stock and cash.
      Based on a price per share of UCBH common stock of $17.66, which was the average market price at the time the Agreement and Plan of Merger was signed, the aggregate value to be paid in the merger is $97,357,680, or $56.33 per outstanding share of Great Eastern Bank common stock. Based on UCBH’s closing stock price on [December      , 2005] of [$          ], the most recent practicable date before mailing of this document, the aggregate deal value is [$          ], or [$          ] per outstanding Great Eastern Bank share. Based on UCBH’s closing stock price on December 5, 2005, the most recent practicable date before filing the preliminary version of this document with the Securities Exchange Commission, the aggregate deal value is $97,991,659, or $56.70 per outstanding Great Eastern Bank share. The value of the consideration you receive in the merger will be based on the average closing prices of UCBH common stock as of the time the merger is completed. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF UCBH COMMON STOCK. UCBH common stock is listed on The NASDAQ Stock Market under the symbol “UCBH.”
      It is anticipated that when the merger is completed, approximately 2,756,446 shares of UCBH common stock, or 2.9% of the shares of UCBH common stock expected to be outstanding immediately after the merger, will be issued to the former stockholders of Great Eastern Bank. Your Board of Directors believes that the terms of the merger are fair and in the best interest of Great Eastern Bank and its stockholders. In reaching this decision, the board considered numerous factors as described in the attached proxy statement-prospectus, including the opinion of its financial advisor, Advest, Inc.
      The merger cannot be completed unless you approve it. To be adopted, the proposal to approve the Agreement and Plan of Merger must receive the affirmative vote of two-thirds of the shares entitled to be cast at a special meeting of Great Eastern Bank stockholders called to consider the merger. The special stockholders’ meeting will be held on [January      , 2006] at 10:00 a.m., local time, at [                    ].
      Following this letter you will find a formal notice of the special meeting of stockholders and our proxy statement, which also serves as the prospectus for the shares of UCBH common stock to be issued in the merger. The proxy statement-prospectus provides you with detailed information concerning the Agreement and Plan of Merger and the merger and the consideration to be received by Great Eastern Bank stockholders pursuant to the Agreement and Plan of Merger. You may also obtain more information about UCBH from documents that it has filed with the Securities and Exchange Commission. Also enclosed for your review are copies of Great Eastern Bank’s audited financial statements for the year ended December 31, 2004, and Great Eastern Bank’s unaudited balance sheet and statement of cash flow, income and expenses for the nine month period ended September 30, 2005.

      The Board of Directors of Great Eastern Bank recommends that you vote FOR approval of the Agreement and Plan of Merger.

On Behalf of the Board of Directors

William J. Laraia
President and Chief Executive Officer
      Please give careful attention to all of the information enclosed with this letter, including the information contained or incorporated by reference in the proxy statement-prospectus. In particular, you should carefully consider the discussion in the section of the proxy statement-prospectus entitled “Risk Factors.”
      None of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission or any state securities commission has approved the securities to be issued by UCBH or determined if the proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      The shares of UCBH common stock to be issued in the merger are not savings or deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency. Such shares are not guaranteed by UCBH and are subject to investment risk, including the possible loss of principal.
      The enclosed proxy statement-prospectus is dated [                    , 2006], and is first being mailed to stockholders of Great Eastern Bank on or about [                    , 2006].

Great Eastern Bank
235 Fifth Avenue
New York, New York 10016
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [                        , 2006]
TO THE STOCKHOLDERS OF GREAT EASTERN BANK:
      A special meeting of stockholders of Great Eastern Bank will be held on [                    , 2006] at 10:00 a.m., local time, at [                    ]. The special meeting is for the following purposes:

1. AGREEMENT AND PLAN OF MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of October 13, 2005, among UCBH Holdings, Inc., United Commercial Bank and Great Eastern Bank, under the terms of which Great Eastern Bank will merge with and into United Commercial Bank, as more fully described in the accompanying proxy statement-prospectus. The Agreement and Plan of Merger is attached as Appendix A to the proxy statement-prospectus that accompanies this notice.

2. OTHER MATTERS. If necessary, to consider and act upon a proposal to adjourn the meeting to permit us to solicit additional proxies in the event that we do not have sufficient votes to approve the Agreement and Plan of Merger as of the date of the meeting.
      Holders of record of Great Eastern Bank common stock at the close of business on [December      , 2005], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of such meeting. The affirmative vote of the holders of at least two-thirds of the shares entitled to be cast at the Great Eastern Bank special meeting is required to approve the Agreement and Plan of Merger. As of the record date, there were 1,728,333 shares of Great Eastern Bank common stock outstanding and entitled to vote at the special meeting.
      Great Eastern Bank stockholders have the right to dissent from the merger and obtain payment of the fair value of their shares under the applicable provisions of New York law. A copy of the applicable statutes regarding dissenters’ rights is attached as Appendix B to the accompanying proxy statement-prospectus. For an explanation of your dissenters’ rights and how to exercise them, please see the discussion under the heading “The Merger — Dissenters’ Rights.”
      Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy using the enclosed envelope. If for any reason you later desire to revoke your proxy, you may do so at any time before it is voted at the meeting. If you do not vote your shares, it will have the same effect as voting against the Agreement and Plan of Merger.
      The Board of Directors of Great Eastern Bank has determined that the Agreement and Plan of Merger and the merger are fair to and in the best interests of Great Eastern Bank and its stockholders and recommends that you vote FOR approval of the Agreement and Plan of Merger.

By Order of the Board of Directors,

William J. Laraia
President and Chief Executive Officer
New York, New York
[                    , 2006]

REFERENCES TO ADDITIONAL INFORMATION
      This proxy statement-prospectus incorporates important business and financial information about UCBH from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. You can obtain these documents by requesting them in writing or by telephone from UCBH or from the SEC, at the address and telephone numbers provided in the section entitled “Where You Can Find More Information About UCBH.”
      You will not be charged for the documents that you request. If you would like to request documents, please do so by, [                    , 2006] (ten days prior to the Great Eastern Bank special stockholders’ meeting) in order to receive them before the Great Eastern Bank special stockholders’ meeting.

QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT AND THE MERGER
What is the purpose of this proxy statement-prospectus?
      This document serves both as a proxy statement of Great Eastern Bank and as a prospectus for UCBH common stock. As a proxy statement, it is being provided to you by Great Eastern Bank, because the Board of Directors of Great Eastern Bank is soliciting your proxy to vote to approve the proposed merger of Great Eastern Bank with and into United Commercial Bank, the banking subsidiary of UCBH. As a prospectus, it is being provided to you by UCBH, because UCBH is offering shares of its common stock in the merger.
What will Great Eastern Bank stockholders receive in the merger?
      Under the Agreement and Plan of Merger, UCBH will issue 2,756,446 shares of its common stock and pay $48,678,840 in cash in exchange for all outstanding shares of Great Eastern Bank common stock. At the time the merger is completed, 2,756,446 shares of UCBH common stock will be valued based on the average closing price over a 10-day period ending six business days before the closing, and the aggregate value of those shares will be added to $48,678,840 in cash to determine the “Aggregate Closing Transaction Value.” Each share of Great Eastern Bank stock (other than dissenting shares) will be converted into either a number of shares of UCBH common stock having a value (based on the same 10-day average closing price), or an amount of cash, equal to the amount determined by dividing the Aggregate Closing Transaction Value by 1,728,333, which is the number of outstanding shares of Great Eastern Bank stock (we call this amount the “Deal Value Per Share”).
      Because the Deal Value Per Share depends on the market prices of UCBH common stock during such 10-day period prior to the merger, we cannot calculate it until then. Based on the market prices of $17.66 prevailing at the time the Agreement and Plan of Merger was signed, the Deal Value Per Share would be $56.33. That means that, if the merger had occurred on October 13, 2005, each share of Great Eastern Bank stock would have been converted into either $56.33 of UCBH common stock or $56.33 in cash.
      Only whole shares of UCBH common stock will be issued in the merger. Accordingly, Great Eastern Bank stockholders will receive cash, without interest, in lieu of any fractional share of UCBH common stock they otherwise would be entitled to receive.
I heard that UCBH was paying $60 per share. What happened?
      In negotiating the Agreement and Plan of Merger, Great Eastern Bank and UCBH recognized that a portion of the value of Great Eastern Bank is attributable to property it owns and uses for its Midtown Manhattan and Flushing offices. Great Eastern Bank believed that the aggregate value of these two properties could be as great as $18.5 million, but UCBH would not commit to this value without an independent appraisal. The parties resolved this issue by including in the Agreement and Plan of Merger a provision requiring the parties to have the two properties appraised and adjusting the aggregate deal value downward if the appraised value were less than $18.5 million.
      The Agreement and Plan of Merger provides that, before giving effect to any adjustment reflecting the value of the two appraised properties, UCBH would issue 2,936,013 shares of UCBH common stock and pay $51,849,990 in cash in exchange for all outstanding shares of Great Eastern Bank common stock. Based on the market prices for UCBH common stock prevailing at the time the Agreement and Plan of Merger was signed, that represented an aggregate deal value of $103,699,980, or $60.00 per Great Eastern Bank share. However, as noted in the parties’ announcements at the time, that value is subject to adjustment. The Agreement and Plan of Merger provides that, if the total appraised value of the Manhattan and Flushing properties is less than $18.5 million, the aggregate deal value will be reduced by the adjustment equal to (i) the amount of the shortfall, times (ii) 2.7, times (iii) 0.58.
      In November 2005, Great Eastern Bank and UCBH received appraisals for the two properties and determined that the total appraised value of the two properties is $14.45 million, which is $4.05 million less than $18.5 million. Multiplying $4.05 million first by 2.7 and then by 0.58 equals $6,342,300. Applying this reduction to the original aggregate deal value of $103,699,980 results in an adjusted aggregate deal value of $97,357,680, or $56.33 per share of Great Eastern Bank common stock.
What will I receive in the merger?
      Under the Agreement and Plan of Merger, unless you provide a notice of dissent, you may elect to receive either:

•	UCBH common stock for all of your shares,

•	cash for all of your shares, or

•	UCBH stock for some of your shares and cash for the rest of your shares.
      Because the aggregate number of shares of UCBH common stock and the aggregate amount of cash that will be issued and paid in the merger are fixed, the form of merger consideration that you will receive will depend on the elections made by all stockholders. If stockholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the stockholders electing to receive that form of consideration, and those stockholders will receive the other form of consideration for the balance of their Great Eastern Bank shares. Accordingly, you may not receive as much of one form of merger consideration as you elect. See “The Merger — Allocation Calculation” for a more detailed discussion of allocation procedures under the Agreement and Plan of Merger.
What are the tax consequences of the merger to me?
      For United States federal income tax purposes, the exchange of shares of Great Eastern Bank common stock solely for shares of UCBH common stock generally should not cause you to recognize any taxable gain or loss. If you receive a combination of stock and cash (including cash in lieu of fractional shares of UCBH common stock) in exchange for your Great Eastern Bank shares, you will be required to recognize any gain to the extent cash is received in the merger, and you will not be entitled to recognize any loss. If you receive solely cash in the merger, you will recognize any gain or loss realized on the disposition of your Great Eastern Bank shares. We urge you to consult your tax adviser to fully understand the tax consequences of the merger to you. Tax matters are very complicated and in many cases tax consequences of the merger will depend on your particular facts and circumstances.
Will Great Eastern Bank stockholders be able to trade the UCBH common stock that they receive in the merger?
      Yes. The shares of UCBH common stock to be issued in the merger have been registered under the Securities Act of 1933, as amended, and will be listed on The NASDAQ Stock Market under the symbol “UCBH.” Shares of UCBH common stock received by persons who are not deemed to be “affiliates” of either Great Eastern Bank or UCBH before the merger, or of UCBH after the merger, may be sold without restriction. Shares of UCBH common stock received by persons who are affiliates of Great Eastern Bank or UCBH before the merger may only be sold in compliance with Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. An affiliate is someone who controls, is controlled by or is under common control with the company in question and typically includes directors, executive officers and significant stockholders.
How many shares of UCBH common stock and/or how much cash will I receive for my shares of Great Eastern Bank common stock?
      The actual number of shares of UCBH common stock or amount of cash that you will receive for each of your Great Eastern Bank shares cannot be determined until shortly before the effective time of the merger. Those amounts will be determined based on a formula set forth in the Agreement and Plan of Merger and described in this proxy statement-prospectus and, once they are determined, those amounts will be available from the exchange agent.

Will the value of the merger consideration I receive (UCBH common stock or cash) depend on which election I make?
      No. Regardless of whether you receive shares of UCBH common stock or cash, the consideration paid for each share of Great Eastern Bank stock will be the Deal Value Per Share. Since the value of UCBH stock fluctuates with its trading price, however, when you actually receive your certificate representing UCBH common stock its value will likely not be exactly the same as the cash to be paid per share.
How do I elect the form of consideration I prefer to receive?
      A green Election Form with instructions for making your election as to the form of consideration you prefer to receive in the merger accompanies this proxy statement-prospectus. To make your election, you must submit a green Election Form to UCBH’s exchange agent, Mellon Investor Services, LLC, before 5:00 p.m., New York time, not later than [                    , 2006], which is the fifth business day before the special meeting. Your election choices and election procedures are described under “The Merger — Election Procedure.”
What is the deadline for receipt of my Election Form?
      The green Election Form must be received by the exchange agent, Mellon Investor Services, LLC, by 5:00 p.m., New York time, on [                    , 2006].
May I change my election once it has been submitted?
      Yes. You may change your election as long as your new election is received by the exchange agent prior to 5:00 p.m., New York time, on [                    , 2006]. To change your election, you must send the exchange agent a written notice revoking any election previously submitted. You may at that time provide a new election.
What happens if I do not make an election prior to the deadline?
      If you fail to submit a valid Election Form to the exchange agent prior to 5:00 p.m., New York time, on [                    , 2006], then you will be deemed to have made no election and will receive either shares of UCBH common stock, cash or a combination of shares of UCBH common stock and cash, depending on the elections made by other stockholders.
Will I receive the form of merger consideration that I elect?
      You will receive the form of merger consideration that you elect if the Great Eastern Bank stockholders do not elect to receive more of that form of consideration than is available under the Agreement and Plan of Merger. If, on the other hand, the Great Eastern Bank stockholders elect to receive more of that form of consideration than is available, then you will receive the form of consideration you elect only for a portion of your shares, and you will receive the other form of consideration for the balance. The number of Great Eastern Bank shares for which you will receive your desired form of consideration will be determined by multiplying the total number of shares covered by your election by a fraction, the numerator of which is the maximum number of Great Eastern Bank shares that can be converted into the desired form of consideration under the Agreement and Plan of Merger and the denominator of which is the total number of Great Eastern Bank shares electing to receive that form of consideration.
      Pursuant to the Agreement and Plan of Merger, at least 45% of the Aggregate Closing Transaction Value must be issued in the form of shares of UCBH common stock. Under most circumstances, this condition will be satisfied automatically given the other limitations on the number of shares of UCBH common stock and the amount of cash available under the Agreement and Plan of Merger. Nevertheless, if it is necessary to satisfy this condition, Great Eastern Bank stockholders electing to receive cash may nevertheless receive shares of UCBH common stock for a portion of their Great Eastern Bank shares according to the merger agreement’s allocation procedures. For a detailed description of these allocation procedures, please see the discussion under the heading “The Merger — Allocation Calculation.”

When should I send in my stock certificates?
      You may send in your stock certificates either with the green Election Form by the election deadline or after the effective time of the merger. Regardless of when you submit your stock certificates, they must be accompanied by a copy of the Letter of Transmittal. Accompanying this proxy statement-prospectus is a Letter of Transmittal that will provide you with instructions on surrendering your Great Eastern Bank stock certificates and backup withholding tax forms to be completed and signed by you. You will need to send in your stock certificates, the completed and signed Transmittal Letter and the appropriate completed and signed backup withholding tax form in order to receive merger consideration, which will be distributed after the effective time of the merger. You should send the green Election Form in the enclosed green envelope.
When and where will the special meeting take place?
      Great Eastern Bank will hold a special meeting of its stockholders on [January      , 2006] at [      a.m.], local time, at [                    ].
How do I vote?
      To vote, please indicate on the enclosed proxy card how you want to vote and then sign, date and mail your proxy card in the enclosed white envelope as soon as possible so that your shares will be represented at the special meeting.
Why is my vote important?
      If you fail to vote, that will have the same effect as voting against approval of the Agreement and Plan of Merger. Approval of the Agreement and Plan of Merger requires the affirmative vote of at least two-thirds of the shares of Great Eastern Bank stock outstanding and entitled to vote at the special meeting. In addition, if the Agreement and Plan of Merger and the merger do not receive an affirmative vote of at least two-thirds of the shares of Great Eastern Bank stock outstanding and entitled to vote at the special meeting, Great Eastern Bank will be required to pay UCBH a termination fee of $4.5 million. See “The Agreement and Plan of Merger — Termination Fee.” The directors and executive officers of Great Eastern Bank and certain other stockholders, who beneficially own and have the right to vote 532,958 shares, or approximately 31% of the shares entitled to be voted at the meeting, have agreed to vote their shares in favor of approval of the Agreement and Plan of Merger.
What happens if I return my proxy but do not indicate how to vote my shares?
      If you sign and return your proxy card, but do not provide instructions on how to vote your shares, your shares will be voted “FOR” approval of the Agreement and Plan of Merger. If you return an unsigned proxy card, your proxy will be invalid, and your shares will not be voted at the special meeting.
Can I change my vote after I have mailed my signed proxy card?
      Yes. You may change your vote at any time before your proxy is voted at the special meeting, as follows:

•	You may send a written notice stating that you would like to revoke your proxy and provide new instructions on how to vote;

•	You may complete and submit a later-dated proxy card; or

•	You may attend the meeting and vote in person.
If you choose either the first or second method above, you must submit your notice of revocation or your new proxy card to Great Eastern Bank’s secretary prior to the special meeting.

v

Who may vote at the meeting?
      The Board of Directors of Great Eastern Bank has set [December      , 2005], as the record date for the meeting. If you were the record owner of Great Eastern Bank common stock at the close of business on [December      , 2005], you may vote at the meeting. The directors and executive officers of Great Eastern Bank and certain other stockholders, who beneficially own and have the right to vote 32,958 shares, or approximately 31% of the shares entitled to be voted at the meeting, have agreed to vote their shares in favor of approval of the Agreement and Plan of Merger.
      Shares subject to option agreements with Cathay General Bancorp are entitled to be voted at the meeting by the owners of the shares of stock. Cathay General may not exercise voting rights as a stockholder until it has received regulatory approval to own and has actually purchased such shares. We understand that as of the date of this proxy statement-prospectus Cathay General has not received this regulatory approval. We encourage each owner of shares subject to option agreements to consult with their own legal advisor to determine the terms and conditions and validity of the applicable option agreements and their rights thereunder.
When will the merger occur?
      We currently expect to complete the merger during the first quarter of 2006. The merger will occur after approval of the stockholders of Great Eastern Bank is obtained and the other conditions to the merger are satisfied or waived. UCBH and Great Eastern Bank are working toward completing the merger as quickly as possible.
How soon after the merger is completed can I expect to receive my cash and/or UCBH common stock?
      UCBH will work with its exchange agent, Mellon Investor Services, LLC, to distribute the consideration payable in the merger as promptly as practicable following the completion of the merger.
Am I entitled to appraisal rights in connection with the merger?
      Yes. Under New York law, Great Eastern Bank stockholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Great Eastern Bank common stock. Great Eastern Bank stockholders electing to exercise dissenters’ rights must comply with the provisions of the New York appraisal laws in order to perfect their rights. A brief summary of the material provisions of the procedures that a Great Eastern Bank stockholder must follow in order to dissent from the merger and perfect dissenters’ rights is provided under the section entitled “The Merger — Dissenters’ Rights.” In addition, the full text of the New York appraisal laws is set forth in Appendix B to this document.
What do I need to do now?
      We encourage you to read this proxy statement-prospectus in its entirety. Important information is presented in greater detail elsewhere in this document and documents governing the merger are attached as appendices to this proxy statement. In addition, much of the business and financial information about UCBH that may be important to you is incorporated by reference into this document from documents separately filed by UCBH with the Securities and Exchange Commission. This means that important disclosure obligations to you are satisfied by referring you to one or more documents separately filed with the Securities and Exchange Commission.
      Following review of this proxy statement-prospectus, please complete, sign, and date the enclosed proxy card and return it in the enclosed white envelope as soon as possible so that your shares can be voted at Great Eastern Bank’s special meeting of stockholders.
      Additionally, please complete, sign and date the green Election Form and return it in the enclosed green envelope, to UCBH’s exchange agent before 5:00 p.m., New York time, on [                    , 2006].

What if I choose not to read the incorporated documents?
      Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in documents filed with the Securities and Exchange Commission after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you WHETHER OR NOT YOU CHOOSE TO READ THE DOCUMENT.
What risks should I consider?
      You should review carefully the discussion of “Risk Factors.” You should also review the factors considered by the Great Eastern Bank Board of Directors in approving the Agreement and Plan of Merger. See “The Merger — Background of the Merger” and “Reasons for the Merger — Great Eastern Bank.”
Who can help answer my questions?
      If you have questions about the merger, the meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact:

William J. Laraia, President and CEO
Great Eastern Bank
235 Fifth Avenue
New York, NY 10016

Phone: (212) 725-3800
Fax: (212) 683-8423
e-mail: Williamj@gebank.com
      This proxy statement-prospectus does not cover any resale of the UCBH shares to be received by stockholders of Great Eastern Bank upon consummation of the proposed merger, and no person is authorized to make any use of this proxy statement-prospectus in connection with any such resale.

SUMMARY
      This summary, together with the preceding section entitled “Questions and Answers about this Document and the Merger,” highlights selected information about this proxy statement-prospectus. We urge you to read carefully the entire proxy statement-prospectus and any other documents to which we refer to fully understand the merger. The Agreement and Plan of Merger, as amended, is attached as Appendix A to this proxy statement-prospectus. Each item in the summary refers to the heading in this proxy statement-prospectus where that subject is discussed in more detail.
Information About UCBH and Great Eastern Bank

UCBH Holdings, Inc.
555 Montgomery Street
San Francisco, CA 94111-3492
Phone: (415) 315-2800
      UCBH, headquartered in San Francisco, California, is a Delaware corporation, and is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. UCBH is the holding company for United Commercial Bank, which provides commercial and consumer banking services to businesses and individuals in Northern and Southern California, Washington, New York and Massachusetts, as well as in Hong Kong. As of November 28, 2005, United Commercial Bank had 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles; two branches in Greater Seattle; four branches in the New York metropolitan area, located at 1801 Church Avenue, Brooklyn, 131 Bowery, New York, 27 East Broadway, New York, and 41-80 Main Street, Flushing; three branches in Greater Boston; one branch in Hong Kong; and representative offices in Shenzhen, China and Taipei, Taiwan. United Commercial Bank offers business and personal checking, savings and money market accounts, time deposits, negotiable order of withdrawal (NOW) accounts and individual retirement accounts. United Commercial Bank also provides international trade services, merchant bank card services, cash management services, and online banking services. Its loan portfolio is comprised of commercial and residential real estate loans, construction loans, commercial loans, accounts receivable and inventory loans, short-term trade finance facilities, loans guaranteed by the U.S. Small Business Administration and home equity lines of credit. United Commercial Bank invests in trust preferred securities, federal agency notes, foreign debt securities, asset-backed securities, domestic corporate bonds, commercial paper and mortgage-backed securities.
      UCB Investment Services, Inc., a non-bank subsidiary of United Commercial Bank, is a registered broker-dealer that offers securities and insurance products.
      As of September 30, 2005, UCBH had total assets of approximately $7,342,783,000, total net loans held in portfolio of approximately $5,181,980,000, total deposits of approximately $5,995,602,000, and approximately $547,597,000 in stockholders’ equity. UCBH common stock trades on The NASDAQ Stock Market under the symbol “UCBH.”
      For more information on the business of UCBH please refer to UCBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005. Please refer to the section of this proxy statement-prospectus entitled “Where You Can Find More Information about UCBH” to find out where you can obtain copies of UCBH’s Annual Report, as well as the other documents UCBH has filed with the Securities and Exchange Commission.

Great Eastern Bank
235 Fifth Avenue
New York, NY 10016
Phone: (212) 725-3800
      Great Eastern Bank is a privately held commercial bank operating with a New York State charter and is a member bank of the Federal Reserve System. Great Eastern Bank is a full service commercial bank, providing a wide range of business and consumer financial service to its primary service area comprised primarily of the five boroughs of New York, New Jersey and Connecticut. Great Eastern Bank operates through its main office located at 235 Fifth Avenue, at 27th Street, in Midtown Manhattan, New York and four branch offices located in Flushing (2), Chinatown (Manhattan) and Sunset Park, Brooklyn. Its loan products include commercial real estate loans, construction loans, SBA loans, commercial equity lines of credit, line of credit and letter of credit, auto loans, mortgage loans, secured loans, unsecured loans, personal loans, home equity lines of credit and unsecured cash reserve lines. Great Eastern Bank enhances its business banking services with products such as global remittance services, safe deposit boxes, demand deposits, savings accounts, IRAs, time deposit accounts, NOW and money market accounts.
      Great Eastern Bank’s marketing strategy and general business plan are to be a community bank that serves the financial needs of its Asian customer base. Great Eastern Bank focuses on loans to small and medium-sized businesses while serving the Asian community with a high level of personal customer service.
      At September 30, 2005, Great Eastern Bank had approximately $321 million in assets, approximately $214 million in net loans and approximately $32 million in stockholders’ equity. At the record date, Great Eastern Bank had [126] stockholders of record owning 1,728,333 shares of stock.
Great Eastern Bank Will Merge into a Subsidiary of UCBH
      The Agreement and Plan of Merger provides for the merger of Great Eastern Bank with and into United Commercial Bank, the wholly owned banking subsidiary of UCBH, with United Commercial Bank as the surviving entity in the merger. In the merger, your shares of Great Eastern Bank common stock will be exchanged for shares of UCBH common stock, cash or a combination of stock and cash. After the merger, you will no longer own shares of Great Eastern Bank. The directors of Great Eastern Bank before the merger will not continue to serve as directors of either UCBH or United Commercial Bank after the merger. As a result of the merger, Great Eastern Bank will cease to exist as a separate entity.
      The Agreement and Plan of Merger is attached as Appendix A to this document. We encourage you to read the Agreement and Plan of Merger in its entirety.
Approval of the Agreement and Plan of Merger Requires the Affirmative Vote of Two-Thirds of the Shares of Great Eastern Bank Common Stock that Are Outstanding and Entitled to Vote
      In order to approve the Agreement and Plan of Merger, at least two-thirds of the outstanding shares of Great Eastern Bank common stock and entitled to vote as of the record date must be voted at the special meeting in favor of approval. UCBH’s stockholders do not have to vote on the transaction.
      As of the record date for the meeting, directors and executive officers of Great Eastern Bank and certain stockholders beneficially owned approximately 31% of the outstanding shares of Great Eastern Bank common stock. These directors, executive officers and stockholders have agreed to vote their shares in favor of approval of the Agreement and Plan of Merger.
      Cathay General Bancorp, a Los Angeles-based bank holding company interested in acquiring Great Eastern Bank, has announced that it holds options to purchase approximately 41% of the outstanding shares of Great Eastern Bank common stock, and that it has exercised such options, subject to receipt of necessary regulatory approvals. Cathay General has applied for Federal Reserve Bank approval to acquire up to 100% of the Great Eastern Bank common stock. If Cathay General is able to direct the vote of the Great Eastern Bank shares over which it claims to hold options, Cathay General could prevent the Agreement and Plan of Merger from receiving the necessary stockholder approval. See “The Merger — Background of the Merger.”
What Great Eastern Bank Stockholders Will Receive in the Merger
      The Agreement and Plan of Merger provides that, after giving effect to an adjustment for the appraised value of two of Great Eastern Bank’s owned properties, UCBH will issue 2,756,446 shares of its common stock and pay $48,678,840 in cash at the effective time of the merger in exchange for all outstanding shares of Great

Eastern Bank common stock. At the time the merger is completed, the 2,756,446 shares of UCBH common stock will be valued based on the average closing price over a 10-day period ending six business days before the closing, and the aggregate value of those shares will be added to the $48,678,840 in cash to determine the “Aggregate Closing Transaction Value.” Each share of Great Eastern Bank stock (other than dissenting shares) will be converted into either a number of shares of UCBH common stock having a value (based on the same 10-day average closing price), or an amount of cash, equal to the amount determined by dividing the Aggregate Closing Transaction Value by 1,728,333, which is the number of outstanding shares of Great Eastern Bank stock. We call this amount the “Deal Value Per Share.”
      Because the Deal Value Per Share depends on the market prices of UCBH common stock at the time the merger is completed, we cannot calculate it until five business days before the expected effective time. Based on an average market price of $17.66 prevailing at the time the Agreement and Plan of Merger was signed, the Deal Value Per Share would have been $56.33. That means that, if the merger had occurred on October 13, 2005, each share of Great Eastern Bank stock would have been converted into either 3.1897 shares of UCBH common stock (that being the number of shares that, at $17.66 per share, is worth $56.33) or $56.33 in cash.
      Here are some examples showing what Great Eastern Bank stockholders would receive if the average market price of UCBH common stock at the effective time is something other than $17.66:
      Example 1: If the market price of UCBH stock at closing rises to $19.00:

Average stock price per share	$19.00
Fixed number of shares of UCBH stock	×2,756,446

52,372,474
Fixed amount of cash	+48,678,840

Aggregate Closing Transaction Value	$101,051,314
Number of Great Eastern Bank shares	÷1,728,333

Deal Value Per Share	$58.47
Under this scenario, each Great Eastern Bank share would be converted into either 3.08 shares of UCBH stock ($58.47/$19.00) or $58.47 in cash.
      Example 2: If the market price of UCBH stock at closing falls to $16.00:

Average stock price per share	$16.00
Fixed number of shares of UCBH stock	×2,756,446

44,103,136
Fixed amount of cash	+48,678,840

Aggregate Closing Transaction Value	$92,781,976
Number of Great Eastern Bank shares	÷1,728,333

Deal Value Per Share	$53.68
Under this scenario, each Great Eastern Bank share would be converted into either 3.36 shares of UCBH stock ($53.68/$16.00) or $53.68 in cash.
      Only whole shares of UCBH common stock will be issued in the merger. Accordingly, Great Eastern Bank stockholders will receive cash, without interest, in lieu of any fractional share of UCBH common stock they otherwise would be entitled to receive.
      The examples above are merely illustrations designed to show how the calculation would work at various assumed average market prices. The actual amounts to be received for each share of Great Eastern Bank stock will depend on the average closing price of UCBH common stock as of the effective time, and the actual allocation of stock and cash will be subject to the allocation procedures described under the heading “The

Merger — Allocation Calculation.” The actual value of any UCBH common stock received by a Great Eastern Bank stockholder will depend on the market price of UCBH common stock at the date of receipt.
Market Price and Share Information
      The following table sets forth the closing sale prices per share of UCBH common stock as reported on The NASDAQ Stock Market on October 13, 2005, the last trading day before we announced the transaction, and on [December          , 2005], the most recent practicable trading day before the date on which this proxy statement — prospectus was mailed to Great Eastern Bank’s stockholders. On December 5, 2005, the most recent practicable trading day before the preliminary version of this proxy statement — prospectus was first submitted to the Securities Exchange Commission, the closing sale price per share of UCBH common stock was $18.16.

	UCBH
	Closing
Date	Price

October 13, 2005	$16.87
December [ ], 2005	$ [	]
      The market price of UCBH common stock will fluctuate prior to the effective time of the merger. Therefore, you should obtain current market quotations for UCBH common stock. UCBH common stock is listed on The NASDAQ Stock Market under the symbol “UCBH.” See “Comparative Stock Price and Dividend Information — UCBH Common Stock.”
You May Elect to Receive Stock or Cash Consideration, Subject to Allocation
      Under the Agreement and Plan of Merger, unless you provide a notice of dissent, you may elect to receive either:

•	UCBH common stock for all of your shares,

•	cash for all of your shares, or

•	UCBH stock for some of your shares and cash for the rest of your shares.
      Because the aggregate number of shares of UCBH common stock and the aggregate amount of cash that will be issued and paid in the merger are fixed, the form of merger consideration that you will receive will depend in part on the elections made by all stockholders. If stockholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the stockholders electing to receive that form of consideration, and those stockholders will receive the other form of consideration for the balance of their Great Eastern Bank shares. Accordingly, you may receive a form of merger consideration that differs from your election. See “The Merger — Allocation Calculation” for a more detailed discussion of allocation procedures under the Agreement and Plan of Merger.
      If you provide a notice of dissent, vote against the merger and perfect your dissenters’ rights, you will receive cash for your shares as provided under the applicable provisions of New York law. See “The Merger — Dissenters’ Rights.”
      Accompanying this proxy statement-prospectus is a green Election Form with instructions for making your election as to the form of consideration that you prefer to receive in the merger. The available elections, election procedures and deadline for making elections are described under the heading “The Merger — Election Procedure.” If you fail to submit a valid Election Form that is received by the exchange agent on or before the election deadline, you will receive either UCBH common stock or cash for each of your shares of Great Eastern Bank stock, depending upon what remains available after the considering the elections made by other Great Eastern Bank stockholders.

Certain Federal Income Tax Consequences
      Neither Great Eastern Bank nor UCBH is required to complete the merger unless it receives an opinion of counsel that the merger will be treated as a “reorganization” for federal income tax purposes. As a condition to the merger, tax opinions are to be delivered at closing by Schiff Hardin LLP, counsel for Great Eastern Bank, and Squire, Sanders & Dempsey, L.L.P., counsel for UCBH. For United States federal income tax purposes, Great Eastern Bank stockholders generally should not recognize any gain or loss on the conversion of shares of Great Eastern Bank common stock into shares of UCBH common stock (although the receipt of any cash will be a taxable event). This tax treatment may not apply to some Great Eastern Bank stockholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within Great Eastern Bank’s or UCBH’s control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.
The Great Eastern Bank Board of Directors Recommends Stockholder Approval of the Merger
      The Great Eastern Bank Board of Directors believes that the merger is in the best interests of the Great Eastern Bank stockholders and has unanimously approved the Agreement and Plan of Merger. The Great Eastern Bank Board of Directors recommends that Great Eastern Bank stockholders vote “FOR” approval of the Agreement and Plan of Merger.
Great Eastern Bank’s Financial Advisor Says the Merger Consideration is Fair to Great Eastern Bank Stockholders From a Financial Point of View
      Advest, Inc. has served as financial advisor to Great Eastern Bank in connection with the merger. It has given an opinion to the Great Eastern Bank Board of Directors that, as of October 13, 2005, the consideration UCBH will pay for the Great Eastern Bank common stock is fair to Great Eastern Bank stockholders from a financial point of view. Advest’s opinion is expressly based upon and subject to, the assumptions made, matters considered and qualifications and limitations stated in the opinion. A copy of the opinion delivered by Advest is attached to this document as Appendix C. You should read the opinion carefully and in its entirety.
      Great Eastern Bank agreed to pay Advest a fee for its services equal to 1% of the total consideration received by the stockholders of Great Eastern Bank in the merger. Based on the average price per share of UCBH common stock at the time the Agreement and Plan of Merger was signed, the consideration to be received by the stockholders of Great Eastern Bank would be $56.33 per share, or $97,357,680 in the aggregate, and the fee payable to Advest would be $973,577. Great Eastern Bank has also agreed to reimburse Advest for its out-of-pocket expenses.
Great Eastern Bank Has Agreed Not to Pursue Another Sale Transaction
      Great Eastern Bank has agreed that it will not, and will not permit its employees, advisors or other representatives to, do any of the following, except in connection with the Agreement and Plan of Merger:

•	Solicit, initiate, encourage or otherwise facilitate any acquisition proposal,

•	Enter into any agreement with respect to an acquisition proposal,

•	Participate in any discussions or negotiations regarding any acquisition proposal, or

•	Make or authorize any statement or recommendation in support of any acquisition proposal.
Notwithstanding these prohibitions, if within 24 calendar days after the date of this proxy statement-prospectus (1) Great Eastern Bank receives an unsolicited written acquisition proposal that Great Eastern Bank’s board of directors believes in good faith constitutes a “superior proposal” and (2) Great Eastern Bank’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the directors’ fiduciary duties under applicable law, then Great Eastern Bank may furnish information about itself to the person making the superior proposal, subject to a customary confidentiality agreement, and may participate in discussions or negotiations regarding the superior proposal.
      A “superior proposal” is a bona fide written proposal made by a third party to acquire all of the outstanding shares, or substantially all the assets, of Great Eastern Bank (1) on terms that the board of directors Great Eastern Bank determines in its good faith judgment to be more favorable from a financial point of view to the Great Eastern Bank stockholders than those provided in the Agreement and Plan of Merger, and which Advest advises would result in the receipt by the Great Eastern Bank stockholders of consideration with an aggregate value materially higher than they would receive under the Agreement and Plan of Merger, (2) that the board of directors determines is reasonably likely to be consummated on the terms set forth and (3) for which any required financing is either already committed or, in the good faith determination of the Great Eastern Bank board of directors, highly likely to be obtained.
      For a discussion of the circumstances under which the board of directors of Great Eastern Bank may terminate the Agreement and Plan of Merger to accept a superior proposal, and the fees that would be payable upon termination, see “Either Party May Terminate the Agreement and Plan of Merger under Certain Circumstances” and “Great Eastern Bank Must Pay a Termination Fee under Certain Circumstances,” below.
The Merger Is Expected to Occur in February, 2006
      Currently, we anticipate that the merger will occur by the end of the third week of February, 2006. We cannot assure you when or if the merger will actually occur.
Completion of the Merger Is Subject to Satisfaction or Waiver of Certain Conditions
      Completion of the merger is subject to the satisfaction or waiver of certain conditions, including, among others:

•	approval of the Agreement and Plan of Merger by stockholders holding at least two-thirds of the shares of Great Eastern Bank stock that are outstanding and entitled to vote at the special meeting;

•	approval of the merger by federal and state bank regulatory authorities;

•	accuracy of each party’s representations and warranties in the Agreement and Plan of Merger;

•	compliance by each party with all material terms, covenants and conditions of the Agreement and Plan of Merger;

•	the receipt by Great Eastern of a tax opinion from Schiff Hardin LLP and the receipt by UCBH of a tax opinion from Squire, Sanders & Dempsey, L.L.P. to the effect that the merger will qualify as a reorganization for purposes of the Internal Revenue Code;

•	Great Eastern Bank’s net worth, loan loss reserve, loan loss reserve as a percentage of total loans, and core deposits satisfying certain minimum amounts specified in the Agreement and Plan of Merger; and

•	the holders of not more than 5% of the Great Eastern Bank shares having exercised the dissenters’ rights with respect to the merger.
The Merger May Not Be Completed Without All Required Regulatory Approvals
      The transaction must be approved by the Federal Deposit Insurance Corporation and the California Commissioner of Financial Institutions. In addition, certain information has been submitted to the New York State Banking Department, and UCBH has confirmed that no approval by that agency is required. UCBH has also requested confirmation from the Federal Reserve System that no approval of the Federal Reserve System will be required under the Bank Holding Company Act. UCBH expects to obtain the necessary California and FDIC approvals and the Federal Reserve System confirmation, although UCBH cannot be certain if or when it will obtain them.

Either Party May Terminate the Agreement and Plan of Merger under Certain Circumstances
      The Agreement and Plan of Merger may be terminated either before or after it is approved by the Great Eastern Bank stockholders:

•	by mutual consent of UCBH and Great Eastern Bank;

•	by either party if any required regulatory approval is denied, any request for an approval is withdrawn or any governmental entity issue an order enjoining or prohibiting the merger;

•	by either party if the merger does not become effective by March 31, 2006;

•	by either party if the other party is in material breach of the Agreement and Plan of Merger and fails to cure such breach within the time periods provided;

•	by Great Eastern Bank, at any time prior to the 25th day after distribution of this proxy statement-prospectus, if its Board of Directors determines its fiduciary duties require such termination in order to allow Great Eastern Bank to enter into an agreement relating to a “superior proposal”; and

•	by Great Eastern Bank if (i) the average closing price of UCBH common stock during the valuation period is less than $15.01 per share, and (ii) the percentage reduction in the market price of UCBH common stock from the date of the Agreement and Plan of Merger until the valuation period is less than 85% of the average percentage reduction of a basket of community bank stocks over the same period of time, and (iii) UCBH does not agree to provide additional merger consideration to maintain the Aggregate Closing Transaction Value at a minimum of $95,922,482.
See “The Merger Agreement-Termination.”
Great Eastern Bank Must Pay a Termination Fee Under Certain Circumstances
      The Agreement and Plan of Merger provides that Great Eastern Bank must pay UCBH a termination fee of $5 million if the Agreement and Plan of Merger is terminated due to a material breach by Great Eastern Bank of its representations, warranties or covenants or if Great Eastern Bank terminates the Agreement and Plan of Merger in order to accept a superior acquisition proposal. Furthermore, under the Agreement and Plan of Merger, Great Eastern Bank must pay UCBH a termination fee of $4.5 million if the Agreement and Plan of Merger is not approved by the holders of at least two-thirds of the outstanding shares of Great Eastern Bank stock. Great Eastern Bank agreed to pay a termination fee under these circumstances in order to induce UCBH to enter into the Agreement and Plan of Merger. This arrangement could have the effect of discouraging other companies from trying to acquire Great Eastern Bank. See “The Merger Agreement — Termination Fee.”
Great Eastern Bank Stockholders Will Have Different Rights After the Merger
      The rights of Great Eastern Bank stockholders are governed by New York law, as well as Great Eastern Bank’s charter and bylaws. After completion of the merger, however, the rights of the former Great Eastern Bank stockholders receiving UCBH common stock in the merger will be governed by Delaware law, as well as UCBH’s certificate of incorporation and bylaws. Although Delaware law and UCBH’s certificate of incorporation and bylaws are similar to New York law and Great Eastern Bank’s charter and bylaws, there are some substantive and procedural differences that will affect the rights of Great Eastern Bank stockholders. See “Comparison of UCBH Common Stock with Great Eastern Bank Common Stock.”
Great Eastern Bank Stockholders Have Dissenters’ Rights
      Under New York law, Great Eastern Bank stockholders have the right to dissent from the merger and receive cash for the fair value of their shares of Great Eastern Bank common stock. A stockholder electing to dissent must strictly comply with all the procedures required by New York law. These procedures are described later in this document, and a copy of the relevant portions of New York law is attached as Appendix B. See “The Merger — Dissenters’ Rights.”

SELECTED HISTORICAL AND COMPARATIVE PER SHARE DATA
      The following information is provided to aid you in your analysis of the financial effects of the merger. The historical financial data in the following tables shows financial results actually achieved by Great Eastern Bank and by UCBH for the periods presented. These are historical figures.
Great Eastern Bank Historical Selected Financial Data
      The following selected financial information for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from audited financial statements of Great Eastern Bank. The financial information of and for the nine months ended September 30, 2005 and 2004 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Great Eastern Bank considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005. The financial data below should be read in conjunction with the financial statements and notes thereto, which are included in Great Eastern Bank’s annual reports to its stockholders. A copy of the most recent annual report, which includes audited financial statements for the years ended December 31, 2004 and 2003, is being mailed to Great Eastern Bank stockholders together with this proxy statement-prospectus. Copies of annual reports from earlier years are available upon request from Great Eastern Bank at the address set forth in “Who can help answer my questions?” in the section of this proxy statement entitled “Questions and Answers about this Document and the Merger.”
Summary Historical Financial Data of Great Eastern Bank

	Nine Months Ended
	September 30,		Fiscal Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	($ In thousands, except per share data)
Summary of Operations:
Interest income	$11,425	$9,288	$12,666	$12,804	$14,913	$18,152	$17,888
Interest expense	2,044	1,148	1,590	2,003	3,145	6,636	7,105
Net interest income	9,381	8,140	11,076	10,801	11,768	11,516	10,783
Provision for loan losses	(90)	0	0	270	360	360	360
Net interest income after provision for loan losses	9,471	8,140	11,076	10,531	11,408	11,156	10,423
Noninterest income	2,485	2,419	3,201	3,168	3,480	3,184	2,622
Realized gain (loss) on securities	0	26	(10)	81	180	195	(26)
Noninterest expenses	8,301	7,484	9,989	9,920	9,140	9,444	9,083
Income before provision for income taxes	3,655	3,101	4,278	3,860	5,927	5,091	3,936
Provision for income taxes	1,688	1,432	1,966	1,725	2,791	2,304	1,792
Net income	$1,967	$1,669	$2,312	$2,135	$3,136	$2,787	$2,144

Basic earnings per share	$1.14	$.97	$1.34	$1.24	$1.92	$1.71	$1.51
Diluted earnings per share	1.14	.97	1.34	1.24	1.92	1.71	1.51
Cash dividends paid per common share	—	—	0.80	0.52	—	—	—
Statement of Financial Condition:
Total assets	$320,510	$308,964	$306,679	$292,567	$277,178	$267,691	$244,227
Net loans receivable	214,051	184,057	188,514	172,148	158,872	140,744	130,372
Total deposits	287,594	276,897	273,602	260,799	245,825	240,246	220,159
Stockholders’ equity	31,535	30,482	31,058	29,707	27,997	25,035	22,005
Book value per share	18.25	17.64	17.97	17.19	17.17	17.22	15.13

	Nine Months Ended
	September 30,		Fiscal Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	($ In thousands, except per share data)
Key Operating Ratios:
Return on average assets	0.85%	0.76%	0.78%	0.76%	1.18%	1.10%	0.93%
Return on average stockholders’ equity	8.40%	7.39%	7.63%	7.40%	11.85%	11.92%	10.37%
Average equity to average assets	10.12%	10.21%	10.19%	10.22%	9.92%	9.18%	8.99%
Net interest margin	4.43%	4.10%	4.14%	4.24%	4.93%	4.99%	5.19%
Non-performing assets to total assets	0.26%	0.13%	0.09%	0.16%	0.27%	1.09%	0.43%
Dividend payout ratio	—	—	59.81%	42.09%	—	—	—
UCBH Historical Selected Financial Information
      The following selected consolidated financial information for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000 is derived from audited consolidated financial statements of UCBH. The financial information of and for the nine months ended September 30, 2005 and 2004 is derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which UCBH considers necessary for fair presentation of the financial results of operations for such periods. The operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005. The financial data below should be read in conjunction with UCBH’s consolidated financial statements and notes thereto, incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information About UCBH.”
Selected Historical Financial Data of UCBH

	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
	($ In thousands, except per share data)
Summary of Operations:
Interest income	$284,941	$218,500	$300,064	$260,262	$205,178	$202,787	$186,688
Interest expense	109,813	66,248	92,583	91,714	80,232	104,330	103,704
Net interest income	175,128	152,252	207,481	168,548	124,946	98,457	82,984
Provision for loan losses	2,860	4,827	4,201	9,967	9,673	5,620	9,765
Net interest income after provision for loan losses	172,268	147,425	203,280	158,581	115,273	92,837	73,219
Noninterest income	18,277	22,049	30,877	23,203	12,142	6,905	4,751
Noninterest expenses	83,612	71,747	99,153	80,208	64,349	49,296	40,099
Income before provision for income taxes	106,933	97,727	135,004	101,576	63,066	50,446	37,871
Provision for income taxes	34,240	35,867	49,401	36,938	24,138	19,958	13,743
Net income	$72,693	$61,860	$85,603	$64,638	$38,928	$30,488	$24,128

Basic earnings per share	$0.79	$0.68	$0.95	$0.74	$0.49	$0.40	$0.32
Diluted earnings per share	0.76	0.65	0.90	0.71	0.47	0.38	0.31
Cash dividends declared per share	$0.08	$0.06	$0.08	$0.06	$0.05	$0.04	$0.025

	Nine Months Ended
	September 30,		As of and for the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(Unaudited)
	($ In thousands, except per share data)
Statement of Financial Condition:
Total assets	$7,342,783	$6,120,317	$6,315,681	$5,587,927	$4,853,636	$2,932,043	$2,502,119
Net loans receivable and loans held for sale	5,483,283	4,165,946	4,320,276	3,733,517	2,978,945	2,229,753	1,902,921
Total deposits	5,995,602	5,020,225	5,215,862	4,483,521	4,006,813	2,466,152	2,064,019
Total borrowings and Subordinated Debentures	711,923	545,093	543,262	641,542	489,374	274,000	290,558
Stockholders’ equity	547,597	475,503	484,012	414,466	282,367	174,124	133,645
Book value per share	5.96	5.24	5.31	4.60	3.36	2.25	1.78
Key Operating Ratios:
Return on average assets	1.44%	1.41%	1.44%	1.26%	1.14%	1.12%	1.02%
Return on average stockholders’ equity	18.85%	18.65%	18.92%	18.84%	18.42%	19.58%	20.12%
Average Equity to Average Assets	7.63%	7.56%	7.62%	6.66%	6.18%	5.74%	4.90%
Net interest margin (tax equivalent basis)	3.68%	3.70%	3.72%	3.49%	3.79%	3.73%	3.62%
Non-performing assets to total assets	0.16%	0.10%	0.20%	0.10%	0.10%	0.03%	0.11%
Dividend payout ratio	9.87%	9.23%	8.89%	8.51%	10.64%	10.39%	8.06%
Historical Unaudited, Pro Forma Comparative Per Share Data
      The table set below presents the historical earnings, book value and cash dividends per share as of September 30, 2005, and the nine months then ended, and as of December 31, 2004, and the year then ended, for UCBH and Great Eastern Bank together with the pro forma amounts after giving effect to the merger. This data should be read in conjunction with the UCBH and Great Eastern Bank financial statements and other financial information included elsewhere in this document. The pro forma data are not necessarily indicative of future operating results or financial position.
      The table below also presents the closing prices per share for UCBH common stock prior to the announcement of the merger, and as of [December      , 2005], the most recent practicable trading date before the date on which this proxy statement — prospectus was mailed to Great Eastern Bank’s stockholders, together with the pro forma equivalent market value of Great Eastern Bank shares after giving effect to the merger. Solely for purposes of calculating the pro forma equivalent per share data for Great Eastern Bank as of [December      , 2005], the historical per share data for UCBH was multiplied by the exchange ratio implied by the average closing price for the 10-day period ended [December      , 2005], which average closing price was $[          ] per share. The average closing price for the 10-day period ended December 5, 2005, the most recent practicable trading date before the preliminary version of this proxy statement — prospectus was first submitted to the Securities Exchange Commission, was $17.89 per share.

      Great Eastern Bank common stock is not quoted on a stock exchange or market, and no broker makes a market in the stock. Stock transfer records maintained by Great Eastern Bank indicate that there have been relatively infrequent transactions in Great Eastern Bank’s stock. Sales and purchases of shares of Great Eastern Bank common stock are privately negotiated, and Great Eastern Bank may not be aware of the price for those transactions.

	UCBH		GEB		Pro Forma
	Historical		Historical	Combined	Equivalent

Basic earnings per share:
Year ended December 31, 2004	$0.95		$1.34	$0.94	$0.93
Nine months ended September 30, 2005	$0.79		$1.14	$.079	$.078
Diluted earnings per share:
Year ended December 31, 2004	$0.90		$1.34	$0.90	$0.89
Nine months ended September 30, 2005	$0.76		$1.14	$0.76	0.75
Book value per share at:
September 30, 2005	$5.96		$18.25	$6.12	$6.31
Cash dividends per share declared:
Nine months ended September 30, 2005	$0.08		—	$0.08	$0.08
Market value per share at:
October 13, 2005	$16.87		N.A.	N.A.	N.A.
[December , 2005]	$ [ —	]	N.A.	N.A.	N.A.
Comparative Stock Price And Dividend Information

UCBH Common Stock
      UCBH common stock is quoted on The NASDAQ Stock Market under the symbol “UCBH.” The following table sets forth for the periods indicated:

•	the high and low sale prices for UCBH common stock as reported on The NASDAQ Stock Market, and

•	dividends per share on UCBH common stock.

							Cash Dividends
	High*			Low*			Declared*

2003
First quarter		$11.28			$10.20		$0.0125
Second quarter		$14.97			$10.98		$0.015
Third quarter		$16.78			$13.33		$0.015
Fourth quarter		$20.05			$15.01		$0.015
2004
First quarter		$20.75			$17.92		$0.02
Second quarter		$21.13			$16.86		$0.02
Third quarter		$20.64			$18.43		$0.02
Fourth quarter		$23.98			$18.92		$0.02
2005
First quarter		$23.03			$19.74		$0.025
Second quarter		$20.45			$15.07		$0.025
Third quarter		$19.70			$16.20		$0.025
Fourth quarter (through [December ], 2005)	$	[	]	$	[	]	$0.025

*	Adjusted for two-for-one stock splits for stockholders of record as of March 31, 2003, and completed on April 11, 2003, and as of March 31, 2005, and completed on April 12, 2005.

      At December 5, 2005, the 94,037,536 outstanding shares of UCBH common stock were held by approximately 54,383 holders of record.
Great Eastern Bank Common Stock
      Great Eastern Bank stock is privately held and not quoted on a stock exchange or market, and no broker makes a market in the stock. Stock transfer records maintained by Great Eastern Bank indicate that there have been relatively infrequent transactions in Great Eastern Bank’s stock. Sales and purchases of shares of Great Eastern Bank common stock are privately negotiated, and Great Eastern Bank may not be aware of the price for those transactions. As a result, trading price data is very limited and may not accurately reflect the actual market value of the shares.
      At the record date, the 1,728,333 outstanding shares of Great Eastern Bank common stock were held by approximately [126] holders of record.
      Great Eastern Bank declared an annual cash dividend of $0.80 per share for 2004, which was paid on May 26, 2005, and an annual cash dividend of $0.52 per share for 2003, which was paid on May 26, 2004. Prior to that date, Great Eastern Bank had never paid a cash dividend. Great Eastern Bank has not declared or paid any dividend with respect to 2005. The terms of the Agreement and Plan of Merger prohibit Great Eastern Bank from paying any cash dividend prior to the effective date of the merger.
FORWARD LOOKING STATEMENTS
      This document, including information included or incorporated by reference in this document, contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between UCBH and Great Eastern Bank, including future financial and operating results and performance; statements about UCBH’s and Great Eastern Bank’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may,” or words of similar import. These forward-looking statements are based upon the current beliefs and expectations of UCBH’s and Great Eastern Bank’s management and are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, many of which are difficult to predict and generally beyond the control of UCBH and Great Eastern Bank. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results, performance or achievements may be materially different from the anticipated results, performance or achievements discussed, expressed or implied by these forward-looking statements.
      In particular, certain statements are made in this document regarding expected cost savings to result from the merger, the anticipated accretive effect to earnings of the merger, an improved ability to compete with larger competitors, restructuring charges expected to be incurred in connection with the merger, and the operation of the combined companies. The statements concerning expected cost savings are based in part on assumptions about the anticipated overlap of the two banks’ operations, the amount of general and administrative expenses, the size of anticipated reductions in fixed labor costs, the amount of severance costs, the effort involved in aligning accounting policies and the transactional costs of the merger. Although UCBH and Great Eastern Bank believe these assumptions are reasonable, it is possible that these assumptions are or may be inaccurate and therefore that the expected cost savings may not be realized.
      The following factors, among others, also could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	Risk factors discussed and identified in public filings with the Securities and Exchange Commission made by UCBH could adversely affect UCBH’s and Great Eastern Bank’s operating results and business plans;

•	Competition from other financial institutions, whether banks, investment banks, insurance companies or others, in UCBH’s and Great Eastern Bank’s markets could adversely affect each company’s operating results and business plans;

•	Governmental approvals of the merger may be delayed or may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	The time and cost required to combine the businesses of UCBH and Great Eastern Bank may not be combined successfully, or such combination may take longer or be more difficult, time consuming or costly to accomplish than expected;

•	The expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; and

•	Operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected.
      In addition, the following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements by adversely affecting UCBH’s and Great Eastern Bank’s operating results and business plans:

•	Market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which UCBH and Great Eastern Bank invest;

•	Changes in economic and business conditions in the areas and markets in which UCBH and Great Eastern Bank operate, particularly those affecting loans secured by real estate;

•	Adverse governmental or regulatory policies, or changes in tax law;

•	Changes in business strategies or development plans or the inability to execute same;

•	Demographic changes;

•	Deterioration or improvement in the ability of United Commercial Bank’s borrowers to pay their debts to United Commercial Bank; and

•	The ability of United Commercial Bank to assimilate other acquisitions, enter new markets and lines of business, and open new branches, successfully.
      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to UCBH or Great Eastern Bank or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, UCBH and Great Eastern Bank undertake no obligation to update these forward-looking statements to reflect events, developments or circumstances after the date of this document or to reflect the occurrence of future events.

RISK FACTORS
      In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Forward-Looking Statements,” you should consider the matters described below carefully in determining whether to approve the Agreement and Plan of Merger.
      The merger involves a high degree of risk. Because a substantial portion of the merger consideration consists of UCBH common stock, most Great Eastern Bank stockholders will become UCBH stockholders after the merger. An investment in the combined companies will include different risks than an investment in either of the constituent companies.
UCBH May Be Unable to Integrate Operations Successfully or to Achieve Expected Cost Savings.
      The earnings, financial condition and prospects of UCBH after the merger will depend in part on UCBH’s ability to integrate the operations and management of Great Eastern Bank and to continue to implement its own business plan. We cannot assure you that UCBH will be able to do so. Among the issues that UCBH could face are:

•	unexpected problems with operations, personnel, technology or credit;

•	loss of customers and employees of Great Eastern Bank;

•	difficulty in working with Great Eastern Bank’s employees and customers;

•	the assimilation of Great Eastern Bank’s operations, sites and personnel;

•	new offices acquired in the merger may not generate enough revenue to offset acquisition costs; and

•	instituting and maintaining uniform standards, controls, procedures and policies.
      Further, although the boards of directors of both parties anticipate cost savings as a result of the merger, UCBH may not be fully able to realize those savings. Any cost savings which are realized may be offset by losses in revenues or other charges to earnings.
The Consideration Payable in the Merger Was Based on Negotiations between UCBH and Great Eastern Bank and May Not Reflect the Actual Value of Great Eastern Bank Shares.
      The merger consideration for each share of Great Eastern Bank stock outstanding was based on negotiations between the parties. Because there is no public market for Great Eastern Bank’s stock, trading prices that may have affected negotiations may not reflect the actual value of that stock. Notwithstanding the foregoing and in part because of this uncertainty, Great Eastern Bank engaged a financial advisor to assist its Board of Directors in determining whether the merger consideration is fair. As described in other parts of this document, the Great Eastern Bank financial advisor has opined that the merger consideration is fair to the stockholders of Great Eastern Bank from a financial point of view.
Because the Market Price of UCBH Common Stock Fluctuates, You Cannot Be Certain of the Value of the Merger Consideration You Will Receive.
      At the effective time of the merger, each share of Great Eastern Bank stock will be converted into either shares of UCBH common stock or cash having a value equal to the Deal Value Per Share. The Deal Value Per Share will be calculated by dividing the Aggregate Closing Transaction Value by the number of outstanding shares of Great Eastern Bank stock. The Aggregate Closing Transaction Value consists of the market value of 2,756,446 shares of UCBH common stock over a 10-day period ending five business days before the effective time of the merger plus $48,678,840 in cash. Therefore the Deal Value Per Share cannot be calculated until, at the earliest, five days before the merger becomes effective. You must decide how to vote on the Agreement and Plan of Merger, and what form of consideration to elect on your Election Form, without knowing the actual amount of stock or cash you will receive for each of your Great Eastern Bank shares.

Because of the Closing Conditions in the Agreement and Plan of Merger and the Ability of Either Great Eastern Bank or UCBH to Terminate the Agreement and Plan of Merger in Specific Instances, There Can Be No Assurance When or if the Merger Will Be Completed.
      The completion of the merger is subject to the satisfaction or waiver of a number of closing conditions, and the parties have the right to terminate the Agreement and Plan of Merger under certain circumstances. There can be no assurance that the parties will be able to meet the closing conditions of the Agreement and Plan of Merger or that closing conditions that are beyond their control will be satisfied or waived. If UCBH and Great Eastern Bank are unable to meet all the conditions or such conditions are otherwise not satisfied, the parties will not be required, or able, to complete the merger. See “The Merger — Termination.”
Cathay General Bancorp Claims to Have Voting Power Over More than 40% of the Great Eastern Bank Shares, which It Intends to Vote Against the Agreement and Plan of Merger.
      Cathay General Bancorp, a Los Angeles-based bank holding company interested in acquiring Great Eastern Bank, has announced that it holds options to purchase approximately 41% of the outstanding shares of Great Eastern Bank common stock, and that it has exercised such options, subject to receipt of necessary regulatory approvals. Cathay General has applied for Federal Reserve Bank approval to acquire up to 100% of the Great Eastern Bank common stock. If Cathay General is able to direct the vote of the Great Eastern Bank shares over which it claims to hold options, Cathay General could prevent the Agreement and Plan of Merger from receiving the necessary stockholder approval. See “The Merger — Background of the Merger.”
The Agreement and Plan of Merger Limits Great Eastern Bank’s Ability to Pursue Other Transactions and Provides for the Payment of a Termination Fee if Great Eastern Bank Accepts a Superior Proposal.
      While the Agreement and Plan of Merger is in effect, subject to very narrow exceptions, Great Eastern Bank and its directors, officers and agents are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits Great Eastern Bank’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If Great Eastern Bank receives an unsolicited proposal from a third party that is superior to the merger from a financial point of view and terminates the Agreement and Plan of Merger to accept that superior proposal, Great Eastern Bank will be required to pay a $5 million termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.
The Loan Portfolios May Not Perform as Expected.
      UCBH’s performance and prospects after the merger will depend to a significant extent on the performance of the combined loan portfolios of UCBH and Great Eastern Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of the two banks differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. As a result, UCBH’s overall loan portfolio after the merger will have a different risk profile than the loan portfolio of either Great Eastern Bank or UCBH before the merger. The performance of the two loan portfolios will be adversely affected if any of such factors is worse than currently anticipated. In addition, to the extent that UCBH does not retain present customers or incurs additional expenses in retaining them, there could be adverse effects on future consolidated results of operations of UCBH following the merger. Realization of improvement in profitability is dependent, in part, on the extent to which the revenues of Great Eastern Bank are maintained and enhanced.
A Downturn in the Real Estate Market Could Negatively Affect UCBH’s Business.
      As of September 30, 2005, approximately 86% of the value of UCBH’s loan portfolio and 73% of the value of Great Eastern Bank’s loan portfolio consisted of loans secured by various types of real estate. If real estate values decline significantly in the areas served by UCBH or Great Eastern Bank, higher default rates and reduced selling prices on foreclosed property held for resale would reduce the net income of the combined companies.
The Market Price of UCBH Common Stock Is Uncertain.
      The market price of UCBH common stock on or after consummation of the merger may vary from the prices of UCBH prior to the merger. Stock price changes, whether before or after the merger, may result from a variety of factors including general market and economic conditions, changes in UCBH’s businesses, operations and prospects and regulatory considerations.
Great Eastern Bank Stockholders May Not Receive the Form of Merger Consideration that they Elect.
      Because the aggregate number of shares of UCBH common stock and the aggregate amount of cash that will be issued and paid in the merger are fixed, the form of merger consideration that you will receive will depend on the elections made by all stockholders. If stockholders elect to receive more of one form of consideration than is available, we will allocate the available amount ratably among the stockholders electing to receive that form of consideration, and those stockholders will receive the other form of consideration for the balance of their Great Eastern Bank shares. Accordingly, you may not receive as much of one form of merger consideration as you elect. Moreover, the tax consequences of receiving a different form of merger consideration than you elect will likely be different than if you had received what you elected.
Changing Interest Rates May Reduce Net Interest Income.
      Banking companies’ earnings depend largely on the relationship between the cost of funds, primarily deposits, and the yield on earning assets, primarily loans and investments. This relationship, known as the interest rate margin, is subject to fluctuation and is affected by economic and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Fluctuations in interest rates will affect the demand of customers for the products and services of the combined banks after the merger. UCBH and Great Eastern Bank are subject to interest rate risk to the degree that their interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than their interest-earning assets. Given the banks’ current volume and mix of interest-bearing liabilities and interest-earning assets, their interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse effect on UCBH’s consolidated results of operations.
Changes in Government Regulation and Monetary Policy May Have an Unfavorable Impact on UCBH.
      The banking industry is subject to extensive federal and state supervision and regulation. Such regulation limits the manner in which UCBH conducts its business, undertakes new investments and activities and obtains financing. This regulation is designed primarily for the protection of the deposit insurance funds and consumers, and not to benefit holders of UCBH’s or Great Eastern Bank’s common stocks. Financial institution regulation has been the subject of significant legislation in recent years, and may be the subject of further significant legislation in the future, none of which is in the control of UCBH or Great Eastern Bank. Significant new laws or changes in, or repeal of, existing laws may cause UCBH’s consolidated results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for financial institutions, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements. Any material change in these conditions would be likely to have a material impact on UCBH’s consolidated results of operations.
Intense Competition Exists for Loans and Deposits.
      The banking and financial services business in California and New York generally, and specifically in the market area that will be served by the combined bank, is highly competitive. Competitive pressure is increasing as a result of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial services providers. UCBH and Great Eastern Bank compete for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than UCBH or Great Eastern Bank. There can be no assurance that UCBH will be able to compete effectively in its market, and the consolidated results of operations of UCBH could be adversely affected if circumstances affecting the nature or level of competition change.
Unanticipated Costs Relating to the Merger Could Reduce UCBH’s Future Earnings Per Share.
      UCBH believes that it has reasonably estimated the likely costs of integrating the operations of Great Eastern Bank into UCBH, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of UCBH after the merger. If the merger is completed and unexpected costs are incurred, the merger could have a significant dilutive effect on UCBH’s earnings per share, meaning earnings per share could be less than if the merger had not been completed.
UCBH May Engage in Further Expansion through New Branch Openings or Acquisitions, which Could Adversely Affect Net Income.
      UCBH may engage in further expansion. There are risks associated with expansion and, in particular, expansion through acquisitions. These risks include, among others, incorrectly assessing the asset quality of a bank acquired in a particular acquisition, encountering greater than anticipated costs of opening new branches or incorporating acquired businesses, facing resistance from customers or employees, and being unable to profitably deploy assets acquired through expansion or in acquisitions. Additional country- and region-specific risks are associated with UCBH’s expansion and acquisitions outside the United States, including in China. To the extent UCBH issues capital stock in connection with additional acquisitions, these acquisitions and related stock issuances may have a dilutive effect on earnings per share and share ownership.
Unanticipated Costs Relating to UCBH’s Ongoing Integration of Recently Acquired Banks in Washington and Massachusetts Could Reduce UCBH’s Future Earnings Per Share.
      UCBH recently completed acquisitions of Pacifica Bank, a Washington state chartered commercial bank, and of Asian American Bank & Trust Company, a Massachusetts state chartered commercial bank. UCBH believes that it has reasonably estimated the likely costs of integrating the operations and management of Pacifica Bank and Asian American Bank & Trust Company into UCBH, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs or future operating expenses related to these integration and combined operations activities could have a material adverse effect on the results of operations and financial condition of UCBH. If costs and expenses of this type are incurred, UCBH’s earnings per share could be reduced as a result.
UCBH May Issue Additional Capital Stock in The Future.
      In order to fund internal growth and future acquisitions, UCBH may offer shares of its common stock to the public. Any such offerings would have a dilutive effect on earnings per share and share ownership. In addition, there is no assurance that UCBH would be able to effectively utilize any additional capital in the manner that it has done so in the past. UCBH does not currently have any definitive understandings or plans to raise additional capital.

UCBH Has Various Anti-Takeover Measures that Could Impede a Takeover of UCBH.
      UCBH has various anti-takeover measures in place. For example, UCBH has adopted a “poison pill” Rights Plan and has included in its Second Amended and Restated Certificate of Incorporation related provisions that may give certain holders of UCBH’s Series A Preferred Stock special rights in case of a consolidation, merger, combination or other similar transaction. In addition, UCBH’s Second Amended and Restated Certificate of Incorporation has other provisions that could make more difficult the acquisition of UCBH by means of a tender offer, a proxy contest, merger or otherwise. These provisions include (i) a “staggered board,” whereby only one-third of the members of the Board of Directors are elected in any particular year; and (ii) a requirement that any “Business Combination” (as defined in the Second Amended and Restated Certificate of Incorporation) be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares, unless it is either approved by the Board of Directors or certain price and procedural requirements are satisfied. See “Comparison of UCBH Common Stock with Great Eastern Bank Common Stock.”
Necessary Regulatory Approvals May Not be Obtained.
      Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities. There can be no assurance that such federal and state regulatory authorities will approve or take other required action with respect to the merger and the related transactions or as to the date of such approvals or action. See “Regulatory Approvals Required for the Merger.”
GREAT EASTERN BANK SPECIAL STOCKHOLDERS’ MEETING
Proxy Statement — Prospectus
      This proxy statement — prospectus is being furnished to you in connection with the solicitation of proxies by the Great Eastern Bank board of directors in connection with the special meeting of stockholders.
      This proxy statement — prospectus is first being furnished to Great Eastern Bank’s stockholders on or about [                    , 2006].
Date, Time, Place
      The Great Eastern Bank special meeting of stockholders will be held on [                    , 2006] at [      a.m.], local time, at [                    ].
      As described below under “Vote Required,” approval of the Agreement and Plan of Merger requires the affirmative vote of at least two-thirds of the shares of Great Eastern Bank common stock that are outstanding and entitled to vote on the record date. If there are not sufficient votes represented at the special meeting, either in person or by proxy, to approve the Agreement and Plan of Merger, or if a quorum is not present, Great Eastern Bank may adjourn or postpone the meeting in order to permit further solicitation of proxies by Great Eastern Bank. The persons appointed as proxies on the form accompanying this document are authorized to vote to approve such adjournment or postponement, unless the proxy appointing them instructs them to vote against approval of the Agreement and Plan of Merger.
Purpose
      At the special meeting, Great Eastern Bank stockholders will:

•	consider and vote on a proposal to approve the Agreement and Plan of Merger, and

•	if necessary, consider and act upon a proposal to adjourn the special meeting to allow additional time to solicit proxies.

Record Date; Shares Outstanding and Entitled To Vote
      The Great Eastern Bank Board of Directors has fixed the close of business on December      , 2005 as the record date for determining the holders of shares of Great Eastern Bank common stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 1,728,333 shares of common stock issued and outstanding held by [126] holders of record. Holders of record of Great Eastern Bank common stock on the record date are entitled to one vote per share, and are also entitled to exercise dissenters’ rights if certain procedures are followed. See “The Merger — Dissenters’ Rights” and Appendix B.
Vote Required
      The affirmative vote of at least two-thirds of all shares of Great Eastern Bank common stock outstanding and entitled to vote on the record date is required to approve the Agreement and Plan of Merger. More than one third of the outstanding shares of Great Eastern Bank common stock must be present, either in person or by proxy, in order to constitute a quorum for the meeting. For this purpose, abstentions are counted in determining the shares present at the meeting.
      For voting purposes, however, only shares actually voted for the approval of the Agreement and Plan of Merger will be counted as favorable votes in determining whether the Agreement and Plan of Merger is approved by the holders of Great Eastern Bank common stock. Abstentions, as well as unvoted shares, will have the same effect as votes against approval of the Agreement and Plan of Merger.
Voting, Solicitation and Revocation of Proxies
      If the enclosed proxy card is duly executed and received in time for the special meeting, the shares represented by the proxy will be voted in accordance with the instruction given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR the approval of the Agreement and Plan of Merger and in the proxy’s discretion on any other matter coming before the meeting. Any proxy given by a stockholder may be revoked before its exercise by:

•	written notice to the Secretary of Great Eastern Bank;

•	a later-dated proxy; or

•	attending the special meeting and voting in person.
      Great Eastern Bank is soliciting the proxy for the special meeting on behalf of the Great Eastern Bank Board of Directors. Great Eastern Bank will bear the cost of solicitation of proxies from its stockholders. In addition to using the mails, Great Eastern Bank may solicit proxies by personal interview, telephone and facsimile. Great Eastern Bank does not expect to pay any compensation for the solicitation of proxies.
THE MERGER
      The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below, but that are contained in the Agreement and Plan of Merger. You are being asked to approve the Agreement and Plan of Merger, and you are urged to read the Agreement and Plan of Merger carefully. The Agreement and Plan of Merger is attached to this proxy statement as Appendix A.
Background of the Merger
      Great Eastern Bank’s board of directors first determined to explore a possible sale of the bank in the spring of 2005. The board initially asked the president of Great Eastern Bank to explore the prospects for a sale, and, in the early summer of 2005, Great Eastern Bank’s management began preparing materials for the purpose of soliciting interest from potential buyers. The board hired Advest, Inc. in August 2005 for the limited purpose of preparing a valuation of Great Eastern Bank in connection with this process.
      On or about August 10, 2005, Great Eastern Bank received a letter from Cathay General Bancorp, a Los Angeles-based bank holding company focused on providing financial services to the Asian American community, containing an unsolicited proposal expiring August 19 to enter into exclusive negotiations relating to the acquisition of Great Eastern Bank at a price of $40 per share. The letter also informed Great Eastern Bank that Cathay General had acquired options to purchase 36% of Great Eastern Bank’s outstanding stock at that price. Great Eastern Bank’s board authorized its president to inform Cathay General that the board would not agree to exclusive negotiations and to invite Cathay General to participate in the evaluation and bidding process which would be open to various qualified institutions. Cathay General declined Great Eastern Bank’s invitation to participate on this basis, but on August 18, 2005 Cathay General offered to extend until August 29 its proposal to enter into exclusive negotiations and to conduct due diligence within 45 days of Great Eastern Bank’s accepting such proposal. Cathay General noted in its second letter that it had accumulated options to purchase almost 40% of the outstanding Great Eastern Bank common stock and asserted that its proposal to pay $40 per share represented “a full and fair value for “Great Eastern Bank.”’ On August 23, 2005, Great Eastern Bank again rejected Cathay General’s proposal and urged Cathay General to participate in the sale process that Great Eastern Bank had instituted. Great Eastern Bank’s board then established a special sale committee consisting of five board members to represent the board in overseeing the work of the Bank’s advisors and dealing with issues likely to arise.
      On August 25, 2005, William J. Laraia, President and Chief Executive Officer of Great Eastern Bank, and Thomas S. Wu, Chairman, President and Chief Executive Officer of UCBH, met at Mr. Laraia’s office. Messrs. Laraia and Wu had general discussions regarding the financial services industry, including the New York market in particular, their respective companies and potential acquisition opportunities. During this meeting, they determined that it would be worthwhile to arrange for further discussions between UCBH, Great Eastern Bank and their respective financial advisors.
      On September 8, 2005, Great Eastern Bank’s board of directors engaged Advest to serve as its financial advisor in managing the sale process. Great Eastern Bank authorized Advest to contact various potential buyers, including Cathay General and UCBH, and offer to provide them with confidential financial information concerning Great Eastern Bank, subject to the recipient executing an agreement to keep such information confidential and, for a period of 18 months, not to engage in certain transactions involving Great Eastern Bank except pursuant to a definitive agreement with Great Eastern Bank. Several potential buyers, including UCBH, signed the confidentiality agreement and received the confidential information. Cathay General advised Great Eastern Bank that it would not sign the confidentiality agreement unless the 18-month “standstill” provision were deleted.
      On September 14, 2005, Mr. Wu met with the board of directors of Great Eastern Bank at a meeting also attended by representatives of Sandler O’Neill & Partners L.P., financial advisor to UCBH, and Advest. During the meeting, the parties discussed the potential benefits of a combination of the two companies, as well as potential transaction valuations and preliminary due diligence discussions. The parties agreed to have representatives from UCBH conduct a due diligence review to further evaluate a possible merger acquisition of Great Eastern Bank by UCBH and the potential terms and conditions of such a transaction.
      From mid-September through the end of the month, Advest continued to have discussions with various financial institutions, including UCBH and Cathay General regarding a potential acquisition of Great Eastern Bank. UCBH conducted a due diligence investigation of GEB. Great Eastern Bank’s board of directors met during this time with the chief executive officers of both UCBH and Cathay General. However, Great Eastern Bank would not allow Cathay General to conduct a due diligence examination because it remained unwilling to sign the required confidentiality agreement.
      The board of directors of UCBH held a special meeting on September 26, 2005 to discuss the potential business combination with Great Eastern Bank. Management of UCBH, together with UCBH’s financial advisor, discussed with the board the business, financial condition and prospects of Great Eastern Bank and proposed terms and conditions of a potential merger agreement under which Great Eastern Bank would merge with and into United Commercial Bank, a California state-chartered bank that is UCBH’s wholly-owned subsidiary. Following discussion among UCBH’s board of directors and UCBH’s management concerning the transaction, the board of directors unanimously approved and authorized Mr. Wu to negotiate and enter into a merger agreement with Great Eastern Bank on behalf of UCBH substantially in accordance with the terms and conditions discussed during the meeting.
      On September 30, 2005, Mr. Wu participated in a telephonic meeting of the special sale committee of Great Eastern Bank’s board to present the terms and conditions of the merger agreement proposed by UCBH. During this call, Mr. Wu indicated UCBH’s interest in entering into a definitive agreement to acquire 100% of the outstanding shares of Great Eastern Bank in a stock and cash transaction that would value Great Eastern Bank at approximately $60 per share, subject to adjustment based on the appraised value of two of Great Eastern Bank’s real estate properties. The special sale committee decided the UCBH offer should be pursued.
      From October 1, 2005 through October 13, 2005, UCBH and Great Eastern Bank and their respective financial and legal advisors negotiated the terms of a merger agreement and related transaction documents, and each party, together with its financial advisors, continued its due diligence examination of the other party. On October 9, 2005, Great Eastern Bank’s board met with representatives of Advest and Schiff Hardin LLP, the board’s legal advisor, for the purpose of reviewing the terms of the proposed transaction with UCBH. The directors, who had received copies of an October 6 draft of the Agreement and Plan of Merger, reviewed the financial and legal terms of the transactions with Advest and legal counsel. After discussion, the board unanimously endorsed the terms described and authorized Great Eastern Bank’s president, with the advice and assistance of the board’s financial and legal advisors, to finalize a merger agreement with UCBH and United Commercial Bank.
      On October 13, 2005 Great Eastern Bank’s board of directors received a letter from Cathay General dated October 12, 2005 in which Cathay General indicated it was willing to “match” any reasonable and bona fide offer that Great Eastern Bank might obtain from another party. However, Cathay General did not indicate a willingness to sign the confidentiality agreement required to permit due diligence. At a meeting of Great Eastern Bank’s board of directors on October 13, 2005, the board received from Advest a presentation as to the transaction that had been negotiated with UCBH and heard Advest’s opinion that that transaction was fair from a financial viewpoint to the holders of Great Eastern Bank common stock. The board discussed the latest letter received from Cathay General and determined that it would not be in the best interest of Great Eastern Bank to delay signing a merger agreement with UCBH based on the Cathay General letter. After further review and discussion of the terms and receipt of Advest’s fairness opinion, the board of directors of Great Eastern Bank approved the Agreement and Plan of Merger, and it was entered into on October 13, 2005.
      On October 21, 2005, Great Eastern Bank received a letter from Cathay General in which Cathay General advised Great Eastern Bank’s board of its interest in acquiring 100% of Great Eastern Bank at a “fixed” price that the letter characterized as $5 per share higher than the price under the merger agreement with UCBH. The letter stated that the price to be paid per share was subject to “confirmatory due diligence,” deduction of any termination fee payable to UCBH, potential price adjustments comparable to those under the Agreement and Plan of Merger with UCBH and a confirmation of change of control payments for Great Eastern Bank. Under the terms of the Agreement and Plan of Merger with UCBH, Great Eastern Bank is permitted to consider a proposal from another bidder only if its financial advisor renders an opinion that the proposal is “materially superior” to the transaction with UCBH. After requesting and receiving further information from Cathay General regarding its proposal, Advest advised Great Eastern Bank’s board that it did not consider the Cathay General proposal to be materially superior, because (i) it remained subject to due diligence; (ii) after deduction of the UCBH termination fee, the difference in value per share was only $2.11; and (iii) there are always unknown risks associated with negotiating a new merger agreement. As a consequence, Great Eastern Bank’s board advised Cathay General that Great Eastern Bank would not consider further the proposal of October 21.
      As contemplated by the Agreement and Plan of Merger, following execution of that agreement, Great Eastern Bank and UCBH engaged valuation experts to appraise the value of Great Eastern Bank’s Midtown Manhattan and Flushing offices. In mid-November, the parties received appraisals reflecting aggregate values of $14.05 million and $14.85 million. The parties agreed to use the average of the two appraisals, which is $14.45 million, for purposes of the Agreement and Plan of Merger, and the number of shares of UCBH common stock and cash to be issued in the merger were adjusted accordingly.

Recommendation of, and Factors Considered by, Great Eastern Bank’s Board of Directors
      The Great Eastern Bank Board of Directors believes the merger is in the best interests of Great Eastern Bank and the Great Eastern Bank stockholders. The Great Eastern Bank Board of Directors unanimously recommends that Great Eastern Bank stockholders vote FOR the approval of the Agreement and Plan of Merger.
      In reaching its determination to approve the Agreement and Plan of Merger, the Great Eastern Bank Board of Directors consulted with its management and its financial and legal advisors, and considered a number of factors. Following is a description of each of the material factors that the Great Eastern Bank Board of Directors believes favor the merger:

•	Terms of the Merger. The terms of the merger, including the consideration being paid, the election mechanism and the structure of the merger, and the fact that when the merger was publicly announced, the aggregate consideration being paid to Great Eastern Bank stockholders represented a premium over the last known sales price for shares of Great Eastern Bank.

•	Fairness Opinion. Advest’s opinion, discussed below in “Opinion of Great Eastern Bank’s Financial Advisor,” stating that, based upon and subject to, the assumptions made, matters considered and qualifications and limitations stated in the opinion, as of October 13, 2005, the merger consideration was fair to Great Eastern Bank stockholders from a financial point of view.

•	Liquidity. The expectation that, as a NASDAQ-listed security, UCBH common stock will provide greater liquidity for Great Eastern Bank stockholders than their current investment.

•	Products & Services. The fact that Great Eastern Bank customers would be afforded new products and services not previously available. For instance, larger credit relationships, international banking services, and enhanced cash management services will be available.

•	Corporate Values. The belief that UCBH and Great Eastern Bank share a common vision of the importance of customer service and local decision making and that management and employees of Great Eastern Bank and UCBH possess complementary skills and expertise.

•	Competitive Issues. The belief that joining forces with UCBH will enable Great Eastern Bank to better meet the competition in Great Eastern Bank’s market, which has increased in the past few years and is expected to increase in the future as other larger banks enter the market.

•	Future Prospects. The Great Eastern Bank Board of Directors believes that future earnings prospects will be stronger on a combined basis. In addition, affiliations with UCBH will offer expansion opportunities not currently available.

•	Other Strategies. The alternatives to the merger, and the timing and likelihood of success in trying to achieve such alternatives.

•	Expression of Interest from Cathay General Bancorp. Communications received from Cathay General Bancorp, which expressed an interest in acquiring the Great Eastern Bank at a price per share that was significantly less than the value provided in the Agreement and Plan of Merger.

•	Employee Matters. The expectation that the merger will generally expand the career opportunities and employee benefits available to many Great Eastern Bank employees.

•	Reorganization. The expectation that the merger will constitute a reorganization under section 368(a) of the Internal Revenue Code.

•	Risks of Remaining Independent. The Great Eastern Bank Board of Directors considered the risks and costs associated with remaining an independent bank.

•	Approvals. The likelihood of receiving required regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

      In the course of its deliberations regarding the merger, the Great Eastern Bank Board of Directors also considered the following information, which the Board of Directors determined did not outweigh the benefits to Great Eastern Bank and its stockholders expected to be provided by the merger:

•	Amount of Consideration Unknown until Closing. Because the market price of UCBH common stock will fluctuate, and because the merger consideration consists of 2,756,446 shares of UCBH common stock and $48,678,840 in cash, Great Eastern Bank stockholders cannot be sure of the exact consideration they will receive for their shares of Great Eastern Bank common stock until the eve of closing.

•	Interference from Cathay General Bancorp. The fact that Cathay General claimed to hold options to acquire up to 41% of the outstanding shares of Great Eastern Bank common stock, had proposed its own acquisition of Great Eastern Bank for $40 per share and was likely to oppose the acquisition by UCBH.

•	Business Interruption. The possible disruption to Great Eastern Bank’s business that may result from the announcement of the merger and the resulting distraction of its management’s attention from the day-to-day operations of Great Eastern Bank’s business.

•	Integration Issues. The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the merger may not be fully realized.

•	Termination Fees. Provisions in the Agreement and Plan of Merger requiring Great Eastern Bank to pay a termination fee of $5,000,000. In certain circumstances, including where the Agreement and Plan of Merger is terminated following the receipt of a superior proposal and the superior proposal is accepted. Additionally, if the Agreement and Plan of Merger is not approved by at least two-thirds of the voting shares, Great Eastern Bank will be required to pay UCBH a termination fee of $4,500,000.

•	Risk of Termination. The possibility that the merger might not be completed and the effect of the resulting announcement of the termination of the Agreement and Plan of Merger on, among other things, Great Eastern Bank’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	Other Matters. Other matters described in the sections entitled “Risk Factors.”
      The foregoing discussion of the information considered by the Great Eastern Bank Board of Directors is not intended to be exhaustive but includes all of the material factors considered by the Board of Directors. In reaching its determination to approve and recommend the Agreement and Plan of Merger, the Great Eastern Bank Board of Directors did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors. Given the above, the Great Eastern Bank Board of Directors determined that the Agreement and Plan of Merger is in the best interests of Great Eastern Bank and its stockholders and unanimously approved the merger.
Opinion of Great Eastern Bank’s Financial Advisor
      By letter agreement dated September 8, 2005, Great Eastern Bank retained Advest, Inc. as an independent financial advisor in connection with evaluating strategic alternatives, including possible business combination transactions. Advest is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Advest is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
      Advest acted as financial advisor to Great Eastern Bank in connection with the proposed merger with UCBH and participated in certain of the negotiations leading to the Agreement and Plan of Merger. At the request of Great Eastern Bank’s Board of Directors, representatives of Advest participated in the October 9, 2005 meeting at which the Board discussed and considered the merger and the October 13, 2005 meeting at which the Board considered and approved the Agreement and Plan of Merger. At the October 13 meeting, Advest delivered to the Great Eastern Bank Board Advest’s oral opinion, subsequently confirmed in Advest’s written opinion dated October 13, 2005, delivered to the Great Eastern Bank Board that, as of such date, the merger consideration was fair, from a financial point of view, to Great Eastern Bank’s stockholders. The full text of Advest’s opinion is attached as Exhibit C to this proxy statement-prospectus.
      The Advest opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Advest in rendering the opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Great Eastern Bank stockholders are urged to read the opinion carefully and in its entirety in connection with their consideration of the proposed merger.
      Advest’s opinion was directed to Great Eastern Bank’s board of directors and were provided to the board for its information in considering the merger. The opinion is directed only to the fairness of the merger consideration to Great Eastern Bank stockholders from a financial point of view. It does not address the underlying business decision of Great Eastern Bank to engage in the merger or any other aspect of the merger and are not a recommendation to any Great Eastern Bank stockholder as to how to vote at the special meeting with respect to the Agreement and Plan of Merger or any other matter.
      In connection with rendering its October 13, 2005 opinion, Advest reviewed and considered, among other things:

(1) the Agreement and Plan of Merger and the schedules thereto;

(2) certain publicly available financial statements and other historical financial information of Great Eastern Bank that they deemed relevant;

(3) certain publicly available financial statements and other historical financial information of UCBH that they deemed relevant;

(4) financial projections for Great Eastern Bank for the years ending December 31, 2005 through December 31, 2008 reviewed with management of Great Eastern Bank and the views of senior management of Great Eastern Bank, based on limited discussions with members of senior management regarding Great Eastern Bank’s business, financial condition, results of operations and future prospects;

(5) certain pro forma analyses of the impact of the merger on UCBH’s capital position, based on limited discussions with the senior management of UCBH, regarding UCBH’s business and financial condition;

(6) the publicly reported historical price and trading activity for UCBH common stock, including a comparison of certain financial and stock market information for UCBH with similar publicly available information for certain other companies the securities of which are publicly traded;

(7) the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

(8) the current market environment generally and the banking environment in particular; and

(9) such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.
      In performing its reviews and analyses and in rendering its opinion, Advest assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Great Eastern Bank and UCBH that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Advest was not asked to and did not undertake an independent verification of the accuracy or completeness of any of such information, and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Advest did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Great Eastern Bank or UCBH or any of UCBH’s subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals. In addition, Advest has not conducted any physical inspection of the properties or facilities of Great Eastern Bank or UCBH. As to all legal or regulatory matters affecting Great Eastern Bank, Advest relied, with Great Eastern Bank’s consent, on the advice of Great Eastern Bank’s counsel.
      Advest’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Advest assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Agreement and Plan of Merger are true and correct, that each party to the Agreement and Plan of Merger will perform all of the covenants required to be performed by it under that agreement and that the conditions precedent in the Agreement and Plan of Merger are not waived. Advest also assumed, with Great Eastern Bank’s consent, that there has been no material change in Great Eastern Bank’s and UCBH’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Great Eastern Bank and UCBH will remain as going concerns for all periods relevant to its analyses, and that the merger will be accounted for as a purchase transaction and will not be a taxable transaction at the corporate level for federal income tax purposes.
      In rendering its opinion, Advest performed a variety of financial analyses. The following is a summary of the material analyses performed by Advest, but is not a complete description of all the analyses underlying Advest’s opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Advest believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Advest’s comparative analyses described below is identical to Great Eastern Bank, and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Great Eastern Bank or the companies to which it is being compared.
      The earnings projections for Great Eastern Bank relied upon by Advest in its analyses were based upon internal projections provided by Great Eastern Bank’s management for the years ended December 31, 2005 through December 31, 2008. With respect to such financial projections, Great Eastern Bank’s management confirmed to Advest that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management of the future financial performance of Great Eastern Bank, and Advest assumed for purposes of its analyses that such performance would be achieved. Advest expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Advest by Great Eastern Bank were prepared for internal purposes only and not with a view towards public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in the projections.
      In performing its analyses, Advest also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Great Eastern Bank, UCBH and Advest. The analyses performed by Advest are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Advest prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Great Eastern Bank’s Board at the October 13, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Advest’s analyses do not necessarily reflect the value of Great

Eastern Bank’s common stock or the prices at which Great Eastern Bank’s common stock may be sold at any time.
      Summary of Proposal. Advest reviewed the financial terms of the proposed transaction. Based on merger consideration of 2,936,013 shares of UCBH common stock and $51,849,990 in cash, which was the original consideration provided in the Agreement and Plan of Merger prior to the adjustment relating to the valuation of Great Eastern Bank’s real property made pursuant to the Agreement and Plan of Merger, a price per share of UCBH common stock of $17.66, which was the average market price as of October 13, 2005, and UCBH’s and Great Eastern Bank’s financial information, Advest calculated the following ratios:

Assumed price per share for UCBH Common Stock:	$17.66
Transaction value/ LTM EPS	44.1	x
Transaction value/book value	337%
Transaction value/tangible book value	337%
Tangible book premium/deposits	27.30%
      The aggregate transaction value prior to taking into account the adjustment relating to the valuation of Great Eastern Bank’s real property made pursuant to the Agreement and Plan of Merger was approximately $103,699,980, or $60.00 per share of Great Eastern Bank’s common stock, based on 1,728,333 shares outstanding.
      Analysis of Selected Merger Transactions. Advest reviewed 34 transactions announced nationwide from December 31, 2003 to October 7, 2005 involving bank sales with transaction values greater than $70 million and less than $140 million. Advest also reviewed 10 regional transactions in New York and New Jersey during this same time period. Advest also reviewed 8 transactions from December 31, 2002 to October 7, 2005 involving the sale of Asian American banks. Advest reviewed for these groups the multiples of transaction value at announcement to last twelve months’ earnings, transaction value to book value, transaction value to tangible book value and tangible book premium to deposits. The table below summarizes the comparison of the Great Eastern Bank transaction to the three peer groups:

	Great Eastern						Asian
	Bank		Nationwide		Regional		American

	(In millions)
Deal Value	$103.7		$104.4		$76.6		$82.8
To EPS	44.1	x	25.6	x	29.9	x	20.6	x
To Book	337%		224%		245%		207%
To Tang. Book	337%		257%		245%		225%
Premium to Deposits	27.30%		21.85%		19.60%		19.15%
Assets	$310		$433		$426		$447
ROA	0.78%		0.95%		0.70%		0.90%
ROE	7.63%		10.44%		9.96%		10.37%
      Discounted Terminal Value Analysis. Advest also performed an analysis which estimated the future terminal value of Great Eastern Bank common stock at December 31, 2008, Advest applied price/earnings multiples ranging from 12x to 18x. The terminal values were then discounted to present values using different discount rates ranging from 10% to 16% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Great Eastern Bank common stock. This analysis indicated an imputed range of values per share of Great Eastern Bank common stock of $21.45 to $36.52
      In connection with its analyses, Advest considered and discussed with the Board of Directors of Great Eastern Bank how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets and net income. Advest noted that the discounted terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Underlying Value of the UCBH Shares Received. Advest performed an analysis that compares the underlying value of the shares of UBCH that stockholders of Great Eastern Bank would receive as a result of the merger. In this analysis, Advest’s estimate of book value per share of $6.08 as of December 31, 2006 and projected earnings per share for 2006 of $1.18 were compared to the equivalent book value, earnings and dividends that each stockholder will receive as a result of the merger. The analysis was performed using an assumed exchange ratio of 3.3975. Using this exchange ratio, the pro forma tangible book value represented by each UCBH share equates to $20.66, an increase of 16%. The pro forma value of Great Eastern Bank’s 2006 estimated earnings per share equates to $4.01, an increase of 98%. Great Eastern Bank, at the time of the transaction announcement, was paying an annual dividend to common stockholders of $0.80 per share. On a pro forma basis as a result of the acquisition, each stockholder of Great Eastern Bank common stock would receive annually approximately $0.34 in dividends for each share held.
      Using publicly available information on Great Eastern Bank and UCBH and applying the capital guidelines of banking regulations, Advest’s analysis indicated that the merger would not permanently dilute the capital and earnings capacity of UCBH and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Advest considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.
      Advest has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Advest has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Advest did not make an independent appraisal of the assets or liabilities of either Great Eastern Bank or UCBH and has not been furnished such an appraisal.
      No company or transaction used as a comparison in the above analysis is identical to Great Eastern Bank, UCBH or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.
Compensation of Financial Advisors
      Pursuant to an engagement letter between Great Eastern Bank and Advest, Inc., as compensation for Advest’s services, Great Eastern Bank paid Advest a retainer of $25,000 when the engagement letter was signed, a fee of $100,000 upon receipt of Advest’s written opinion to the Great Eastern Bank Board and an additional fee of $50,000 upon signing of the Agreement and Plan of Merger. Upon completion of the merger (or any other acquisition transaction occurring within two years after termination of Advest’s engagement), Great Eastern Bank will pay Advest a transaction fee equal to 1% of the aggregate consideration received by Great Eastern Bank’s stockholders, less the $175,000 in payments already made. Assuming an average market price of UCBH common stock of $17.66 per share, the aggregate consideration to be received by the Great Eastern Bank stockholders is $97,357,680, and the total fee payable to Advest (including the $175,000 already paid) is $973,577. Great Eastern Bank also has agreed to reimburse Advest for all reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Advest against certain liabilities, including certain liabilities under federal securities laws.
Structure of the Merger
      The Agreement and Plan of Merger provides for the merger of Great Eastern Bank with and into United Commercial Bank, a wholly-owned subsidiary of UCBH, with United Commercial Bank as the surviving company. The surviving company will operate under the “United Commercial Bank” name but retain the same branch offices as Great Eastern Bank before the merger.
      In the merger, Great Eastern Bank stockholders will receive UCBH common stock, cash or a combination of UCBH common stock and cash for their Great Eastern Bank common stock, as described below. While UCBH and Great Eastern Bank believe that they will receive the necessary regulatory approvals for the merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See “— Conditions to the Completion of the Merger” and “— Regulatory Requirements.”
      The terms of the merger were determined by UCBH and Great Eastern Bank on the basis of arms-length negotiations.
Merger Consideration
      The Agreement and Plan of Merger provides that, subject to adjustment if the appraised value of two properties owned by Great Eastern Bank is less than $18.5 million, UCBH will issue 2,936,013 shares of UCBH common stock and pay $51,849,990 in cash in exchange for all outstanding shares of Great Eastern Bank common stock. As described under “— Background of the Merger,” the appraised value of those properties is only $14.45 million, and the number of shares to be issued, and amount of cash to be paid, have been adjusted. After giving effect to the adjustment, UCBH will issue 2,756,446 shares of UCBH common stock and pay $48,678,840 in cash at the effective time of the merger in exchange for all outstanding shares of Great Eastern Bank common stock.
      At the time the merger is completed, the 2,756,446 shares of UCBH common stock will be valued based on the “Average Closing Price,” which is the average of the closing prices of the UCBH common stock on The NASDAQ Stock Market over the 10 trading day period ending five business days before the closing of the merger. The aggregate value of those shares, as so determined, will be added to the $48,678,840 in cash to determine the “Aggregate Closing Transaction Value,” and the Aggregate Closing Transaction Value will be divided by 1,728,333, which is the number of great Eastern Bank shares outstanding, to determine the “Deal Value Per Share.” Each share of Great Eastern Bank common stock (other than dissenting shares) will be converted into either (i) a number of shares of UCBH common stock having a value (based on Average Closing Price) equal to the Deal Value Per Share or (ii) an amount of cash equal to the Deal Value Per Share.
      Because the Deal Value Per Share will depend on the market prices of UCBH common stock on ten trading days shortly before the merger is completed, it cannot be calculated until five business days before the expected effective time. Great Eastern Bank and UCBH intend to announce the Aggregate Closing Transaction Value, the Deal Value Per Share and the number of shares of UCBH common stock comprising the Deal Value Per Share promptly after determining them.
      Based on a price of $17.66, which was the average market price of UCBH common stock over a ten trading day period shortly before the Agreement and Plan of Merger was signed, the Deal Value Per Share would have been $56.33. That means that, if the merger had occurred on October 13, 2005, each share of Great Eastern Bank stock would have been converted into either 3.1897 shares of UCBH common stock (that being the number of shares that, at $17.66 per share, is worth $56.33) or $56.33 in cash.
      The following examples illustrate how the value of the merger consideration would change if the Average Market Price of UCBH common stock at the effective time is higher and lower than $17.66:
      Example 1: If the market price of UCBH stock at closing rises to $19.00:

Average stock price per share	$19.00
Fixed number of shares of UCBH stock	×2,756,446

52,372,474
Fixed amount of cash	+48,678,840

Aggregate Closing Transaction Value	$101,051,314
Number of Great Eastern Bank shares	÷1,728,333

Deal Value Per Share	$58.47
Under this scenario, each Great Eastern Bank share would be converted into either 3.08 shares of UCBH stock ($58.47/$19.00) or $58.47 in cash.

      Example 2: If the market price of UCBH stock at closing falls to $16.00:

Average stock price per share	$16.00
Fixed number of shares of UCBH stock	×2,756,446

44,103,136
Fixed amount of cash	+48,678,840

Aggregate Closing Transaction Value	$92,781,976
Number of Great Eastern Bank shares	÷1,728,333

Deal Value Per Share	$53.68
Under this scenario, each Great Eastern Bank share would be converted into either 3.36 shares of UCBH stock ($53.68/$16.00) or $53.68 in cash.
      No fractional shares of UCBH common stock will be issued to any holder of Great Eastern Bank common stock in the merger. For each fractional share that would otherwise be issued, UCBH will pay cash in an amount equal to the fraction multiplied by the Average Closing Price of UCBH common stock, rounded to the nearest penny. No interest will be paid or accrued on cash payable in lieu of fractional shares of UCBH common stock.
      The examples above are merely illustrations designed to show how the calculation would work at various assumed average market prices. The actual amounts to be received for each share of Great Eastern Bank stock will depend on the Average Closing Price of UCBH common stock as of the effective time. No assurance can be given that the current market value of UCBH common stock will be equivalent to the market value of UCBH common stock on the date that stock is actually received by a Great Eastern Bank stockholder or at any other time. The market value of UCBH common stock received by a Great Eastern Bank stockholder may be greater or less than the current market value of UCBH common stock due to numerous market factors.
Election Procedure
      Election Right. Subject to the allocation mechanism described in the next section, each Great Eastern Bank stockholder will have the right to elect to receive with respect to such stockholder’s shares of Great Eastern Bank common stock:

•	UCBH common stock for all of such stockholder’s shares;

•	Cash for all of such stockholder’s shares; or

•	UCBH common stock for some shares and cash for the others.
Shares of Great Eastern Bank common stock with respect to which the holder fails to make an effective election prior to the election deadline, as explained below, will be deemed to be “undesignated shares.”
      A Great Eastern Bank stockholder who perfects his or her dissenters’ rights under New York law will receive the fair value for his or her shares in cash, as determined pursuant to the procedures under New York law. See “Dissenters’ Rights” below. Any dissenting shares as to which dissenters’ rights are not properly exercised will be treated as undesignated shares.
      Because the aggregate number of shares of UCBH common stock and the aggregate amount of cash that will be issued and paid in the merger are fixed, whether a Great Eastern Bank stockholder will receive the form of merger consideration such stockholder elects will depend on the elections made by all stockholders. See “The Merger — Allocation Calculation.” In addition, the Agreement and Plan of Merger requires that at least 45% of the Aggregate Closing Transaction Value must consist of UCBH common stock. This requirement is needed for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code. Accordingly, there is no assurance that a holder of Great Eastern Bank common stock will receive the form of consideration that her or she elects with respect to all shares subject to the election.

      Election Form. A green Election Form accompanies this proxy statement-prospectus. The Election Form allows a Great Eastern Bank stockholder to indicate the number of his or her shares of Great Eastern Bank such stockholder elects to convert into for UCBH common stock and the number of shares such stockholder elects to convert into for cash, or to indicate that the stockholder makes no election. Great Eastern Bank and UCBH will make available Election Forms to persons who become holders of Great Eastern Bank common stock between the record date for the Great Eastern Bank special meeting and the close of business on the day prior to the election deadline.
      Holders of Great Eastern Bank common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the green Election Form. Shares of Great Eastern Bank common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., Eastern Time, on [                    , 2006] (the date that is thirty days after the date on which this proxy statement-prospectus is mailed to Great Eastern Bank’s stockholders), will be deemed to be undesignated shares.
      To make a valid election, a Great Eastern Bank stockholder must submit a properly completed Election Form so that it is actually received by Mellon Investor Services, LLC, UCBH’s exchange agent, on or prior to the election deadline in accordance with the instructions on the Election Form. An Election Form will be deemed properly completed only if an election is indicated for each share of Great Eastern Bank common stock covered by such Election Form. Any stockholder who fails to deliver a properly completed Election Form to the exchange agent on or before the election deadline will not have made a valid election, and the shares of Great Eastern Bank common stock owned by such stockholder will be deemed to be undesignated shares.
      While your green Election Form is due by the election deadline, you may send in the stock certificates representing your Great Eastern Bank shares either with the green Election Form or at a later date, including after the effective time of the merger. Also accompanying this proxy statement[prospectus is a Letter of Transmittal that provides instructions on surrendering your Great Eastern Bank stock certificates and backup withholding tax forms to be completed and signed by you. The Letter of Transmittal must accompany your stock certificates. You will need to send in your stock certificates, the completed and signed Letter of Transmittal and the appropriate completed and signed backup withholding tax form in order to receive the shares of UCBH common stock and/or cash into which your Great Eastern Bank stock is converted in the merger. However, you should send the green Election Form in the enclosed green envelope to the exchange agent so that it is received by the exchange agent on or before the election deadline.
      An election may be revoked or changed by the person submitting the Election Form prior to the election deadline. The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of UCBH regarding these matters will be binding and conclusive. None of UCBH, Great Eastern Bank or the exchange agent will be under any obligation to notify any person of any defects in an Election Form.
      All shares of UCBH common stock issued to you in the merger will be deemed issued as of the effective time of the merger, but until you surrender your Great Eastern Bank stock certificates for exchange, you will not receive any dividends or other distributions that may be declared after the effective time with respect to the shares of UCBH common stock into which your Great Eastern Bank shares may have been converted. Such dividends or other distributions will accrue, however, and when you surrender your Great Eastern Bank certificates, UCBH will pay any such unpaid dividends or other distributions, as well as any cash into which any of your shares may have been converted, without interest. After the effective time, there will be no transfers on the stock transfer books of Great Eastern Bank of any shares of Great Eastern Bank common stock. If certificates representing shares of Great Eastern Bank common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Great Eastern Bank common stock represented by those certificates shall have been converted. Failure to timely receive your certificates representing Great Eastern Bank common stock may subject you to loss of your portion of the merger consideration because it may escheat to the state where you reside.

      If a certificate for Great Eastern Bank common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Agreement and Plan of Merger upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and reasonable assurances, such as a bond or indemnity, satisfactory to UCBH in consultation with Great Eastern Bank, and appropriate and customary identification.
Allocation Calculation
      Under the Agreement and Plan of Merger, UCBH will issue 2,756,446 shares of its common stock and pay $48,678,840 in cash in exchange for all outstanding shares of Great Eastern Bank common stock. All elections are subject to adjustment to preserve these limitations on the number of shares of UCBH common stock to be issued and the amount of cash to be paid in the merger. As a result, even if you elect to receive all cash or all stock, you may nevertheless receive a mix of cash and stock.
      In the following discussion, “stock election shares” means shares of Great Eastern Bank common stock with respect to which the holder has elected to receive shares of UCBH common stock having a value (based on the Average Closing Price cash equal to the Deal Value Per Share,” and “cash election shares” means shares of Great Eastern Bank common stock with respect to which the holder has elected to receive cash equal to the Deal Value Per Share.” The “stock conversion number” is the maximum number of shares of Great Eastern Bank common stock that can be converted into shares of UCBH common stock under the terms of the Agreement and Plan of Merger.
      Oversubscription of the Stock Consideration. If the aggregate number of stock election shares is greater than the stock conversion number, then:

•	All cash election shares and all undesignated shares will be converted into the right to receive cash.

•	The exchange agent will choose from among the holders of stock election shares, pro rata in accordance with their respective numbers of stock election shares, a sufficient number of stock election shares to be converted into cash consideration until the number of remaining stock election shares equals as closely as practicable the stock conversion number. Each share so chosen will be converted into the right to receive cash, and each remaining stock election share will be converted into UCBH common stock.
      Oversubscription of the Cash Consideration. If the aggregate number of stock election shares is less than the stock conversion number, then

•	All stock election shares will be converted into shares of UCBH common stock.

•	The exchange agent will choose from among the holders of undesignated shares, pro rata in accordance with their respective numbers of undesignated shares, a sufficient number of undesignated shares (which may be all undesignated shares) to be converted into UCBH stock until the sum of such number and the number of stock election shares equals as closely as practicable the stock conversion number, and each share so chosen will be converted into UCBH common stock. All undesignated shares not chosen, if any, will be converted into the right to receive cash.

•	If the aggregate number of stock election shares and undesignated shares is less than the stock conversion number, then the exchange agent will choose from among the holders of cash election shares, pro rata in accordance with their respective numbers of cash election shares, a sufficient number of cash election shares to be converted into UCBH stock so that the sum of such number, the number of all stock election shares and the number of all undesignated shares equals as closely as practicable the stock conversion number. Each share so chosen will be converted into UCBH common stock, and each remaining stock election share will be converted into the right to receive cash.
      Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of stock election shares is equal to the stock conversion number, then

•	Each stock election share will be converted into UCBH common stock.

•	Each cash election share and each undesignated share will be converted into the right to receive cash.

      UCBH will set forth the allocation calculations described above in a certificate executed by the Chief Financial Officer of UCBH and furnished to Great Eastern Bank at least two business days prior to the effective time of the merger. Any calculation of a portion of a share of UCBH common stock shall be rounded to the nearest ten-thousandth of a share (that is, 0.0001 of share), and any cash payment shall be rounded to the nearest cent.
      Because the federal income tax consequences of receiving UCBH common stock, cash or both UCBH common stock and cash will differ, Great Eastern Bank stockholders are urged to read carefully the information set forth under the caption “— Certain Federal Income Tax Consequences” and to consult their own tax advisors for a full understanding of the tax consequences of the merger to them. In addition, because the stock consideration can fluctuate in value from the Average Closing Price, the economic value per share received by Great Eastern Bank stockholders who receive the UCBH common stock may, as of the date of receipt by them, be more or less than the amount of cash per share received by Great Eastern Bank stockholders who receive cash.
Regulatory Approvals Required for the Merger
      Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger by all applicable federal and state regulatory authorities.
      Federal Reserve System. The merger is subject to the prior approval of or waiver from the Federal Reserve System under Section 3 of the Bank Holding Company Act of 1956, as amended.
      Section 225.12(d)(1) of the Federal Reserve System’s Regulation Y provides that the approval of the Federal Reserve System is not required for certain bank merger acquisitions by bank holding companies if the merger acquisition transaction requires the prior approval of a federal supervisory agency under the Bank Merger Act and certain other requirements are met.
      Any transaction requiring the approval of the Federal Reserve System may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities. With the approval of the Federal Reserve System and the U.S. Department of Justice, the waiting period may be reduced to 15 days.
      FDIC Approval. The merger is subject to the prior written approval of the Federal Deposit Insurance Corporation pursuant to Sections 18(c) and 44(a)(1) of the Federal Deposit Insurance Act, as amended. In considering whether or not to approve the merger, the FDIC will evaluate the competitive effects that the merger will have on banking in the communities served by the banks, examine the capital, management and earnings of the parties involved in the merger, assess the convenience and needs of the community, and take into consideration the effectiveness of each insured party with regard to combating money-laundering activities. Because the merger will be an interstate merger, the FDIC will also consider New York law with respect to interstate bank mergers (including seasoning or age requirements), planned compliance with local fling requirements, deposit concentration limits, the absence of an improper deposit production intent by United Commercial Bank, the Community Reinvestment Act record of both United Commercial Bank and Great Eastern Bank, and the adequacy of United Commercial Bank’s capital and management.
      California Commissioner of Financial Institutions Approval. Sections 102, 4805.09 and 4881 of the California Financial Code allow, with the approval of the California Commissioner of Financial Institutions, a bank or trust company organized under the laws of another U.S. state to merge into a California state bank. The Commissioner, as head of the California Department of Financial Institutions shall approve the application for approval of a merger, if the Commissioner finds all of the following:

•	The merger will not result in a monopoly and will not be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the banking, savings association, or industrial loan business in any part of the State of California.

•	The merger will not have the effect in any section of the state of California of substantially lessening competition, tending to create a monopoly, or otherwise being in restraint of trade.

•	Upon consummation of the proposed merger, the merged bank’s shareholders’ equity will be adequate and its financial condition will be satisfactory.

•	The directors and executive officers of the surviving depository corporation will be satisfactory.

•	The merged bank will afford a reasonable promise of successful operation, and it is reasonable to believe that the merged bank will be operated in a safe and sound manner and in compliance with all applicable laws.

•	The merger will be fair, just and equitable.

•	In the case of a merger where the disappearing depository corporation is a California saving association, the merger will not adversely affect the total availability of financing for housing in any market area of the disappearing savings association in California.
      New York State Filing Requirements. Section 225 of the New York Banking Law requires United Commercial Bank to file with the New York Superintendent of Banks a copy of the applications for approval of the merger filed with the FDIC and the California Commissioner of Financial Institutions.
      Status of Applications and Notices. United Commercial Bank, UCBH and Great Eastern Bank have filed all applications necessary to receive the requisite approvals of the FDIC and the California Commissioner. UCBH has filed copies of the FDIC and CADFI applications with the New York Superintendent of Banks and has requested confirmation from the Federal Reserve System that no application to the Federal Reserve System will be required. By letter dated December 6, 2005 Cathay General Bancorp filed a protest of the United Commercial Bank’s application for regulatory approval to complete the merger, and United Commercial Bank will file its response on or before December 15, 2005. The merger will not proceed in the absence of all requisite approvals and the expiration of all required waiting periods. There can be no assurance that either the FDIC or the California Commissioner will approve the merger or that the Federal Reserve System will agree that no application will be required, or if required, approved. If such approvals are received, there can be no assurance as to the date of such approvals, that such approvals will not be conditioned in a manner that materially adversely impacts the economic or business benefits of the merger so as to render inadvisable in the reasonable judgment of UCBH the consummation of the merger, or that no action will be brought challenging such approvals. Other than as described above, and other than customarily required foreign corporation qualifications in the State of New York, UCBH and Great Eastern Bank are not aware of any other governmental approvals or actions that are required prior to the parties’ consummation of the merger. It is presently contemplated that, if any such additional governmental approvals or actions were required, such approvals or actions would be sought. There can be no assurance, however, that any such additional approvals or actions could be obtained or, if obtained, would not be conditioned in a manner so as to render inadvisable, in the reasonable judgment of UCBH, the consummation of the merger.
Management and Operations After the Merger
      At the effective time of the merger, Great Eastern Bank will merge with and into United Commercial Bank. As a result, Great Eastern Bank will cease to exist as a separate entity and all of its assets, liabilities and operations will be held and managed by United Commercial Bank as the surviving entity in the merger. Great Eastern Bank’s directors will cease to hold board positions at the effective time of the merger. United Commercial Bank’s and UCBH’s boards of directors and principal executive officers will not change as result of the merger.
NASDAQ Listing
      UCBH common stock is listed for trading on The NASDAQ Stock Market under the symbol “UCBH.”
Resales of UCBH Common Stock
      The shares of UCBH common stock to be issued to stockholders of Great Eastern Bank in the merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of Great Eastern Bank within the meaning of Rule 145 under the Securities Act. Such affiliates may only sell their shares of UCBH common stock acquired in the merger (a) pursuant to an effective registration statement under the 1933 Act covering those shares, (b) in compliance with Rule 145 under the 1933 Act, or (c) in accordance with an opinion of counsel reasonably satisfactory to UCBH that an exemption from Securities Act registration requirements applies to the sale.
Material United States Federal Income Tax Consequences of the Merger
      The following discussion summarizes certain material United States federal income tax consequences of the merger that will generally be applicable to U.S. holders (as defined below) of Great Eastern Bank common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published judicial decisions and administrative rulings, and other applicable authorities, all as in effect as of the date of this proxy statement-prospectus and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could adversely affect the continuing validity of the matters discussed in this summary.
      This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular Great Eastern Bank shareholder in light of such shareholder’s particular circumstances or to shareholders who may be subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities who elect to apply a mark-to-market method of accounting, pass-through entities and investors in such entities, foreign individuals or entities, U.S. expatriates, shareholders whose functional currency is not the U.S. dollar, shareholders who hold their shares as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction, shareholders who exercise dissenter’s rights, and shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, this summary does not address any alternative minimum tax, any non-income tax or any state, local or foreign tax consequences of the merger. Moreover, this summary does not address any tax consequences of any transaction other than the merger.
      This summary applies only to U.S. holders of Great Eastern Bank common stock who hold their stock as a capital asset within the meaning of Section 1221 of the Code. As used in this summary, the term “U.S. holder” includes (i) an individual who is a citizen of the United States or who is a resident of the United States for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust if either (a) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, and (iv) an estate that is subject to U.S. federal income tax on its income regardless of the source of such income.
      The merger has been structured to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligations of UCBH, United Commercial Bank and Great Eastern Bank to consummate the merger are conditioned upon their receipt from their respective counsel, Squire, Sanders & Dempsey L.L.P. and Schiff Hardin LLP, of an opinion of counsel, dated as of the closing date of the merger, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions and the representations and covenants set forth in certificates to be obtained from UCBH and Great Eastern Bank, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of UCBH, United Commercial Bank and Great Eastern Bank will be a “party to a reorganization” within the meaning of Section 368(b) of the Code. Such opinions of counsel are not binding upon the Internal Revenue Service (“IRS”) or any court, and none of UCBH, United Commercial Bank or Great Eastern Bank has obtained or intends to obtain any ruling from the IRS as to the U.S. federal income tax consequences of the merger. In addition, if any of the representations, assumptions or covenants on which the opinions are based is inconsistent with the actual facts or is not complied with, the conclusions set forth in such opinions and the matters discussed in this summary could be adversely affected. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the matters discussed in this summary.
      ACCORDINGLY, GREAT EASTERN BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.
      The remainder of this summary assumes that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of UCBH, United Commercial Bank and Great Eastern Bank will be a party to that reorganization within the meaning of Section 368(b) of the Code.
      In general, the U.S. federal income tax consequences of the merger to a U.S. holder of Great Eastern Bank common stock will depend upon whether such holder exchanges its stock solely for UCBH common stock, solely for cash, or for a combination of UCBH common stock and cash.
      Exchange Solely for UCBH Common Stock. If, pursuant to the merger, a U.S. holder exchanges all of the Great Eastern Bank common stock actually owned by such holder solely for UCBH common stock, such holder will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of UCBH common stock (as discussed below).
      Exchange Solely for Cash. If, pursuant to the merger, a U.S. holder exchanges all of the Great Eastern Bank common stock actually owned by such holder solely for cash, such holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and such holder’s tax basis in the Great Eastern Bank common stock surrendered. If, however, such holder owns (either actually or constructively under the attribution rules of Section 318 of the Code) any shares of UCBH common stock after the merger, then the exchange could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case all of the cash received could be treated as ordinary dividend income. Any holder described in the preceding sentence should consult its own tax advisor as to the application of Section 302 and Section 318 of the Code to the particular facts relevant to such holder.
      Exchange for UCBH Common Stock and Cash. If, pursuant to the merger, a U.S. holder exchanges all of the Great Eastern Bank common stock actually owned by such holder for a combination of UCBH common stock and cash (other than cash received in lieu of a fractional share of UCBH common stock), such holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of gain realized on the exchange (i.e., the excess, if any, of the sum of the fair market value of the UCBH common stock received and the amount of cash received over the holder’s tax basis in the Great Eastern Bank common stock surrendered) or (ii) the amount of cash received. If the exchange has the effect of a distribution of a dividend (as discussed below), then any gain recognized by a holder will be treated as ordinary dividend income to the extent of such holder’s ratable share of Great Eastern Bank’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes, with any excess treated as capital gain. If the exchange does not have the effect of a distribution of a dividend, see the discussion below relating to the treatment of such gain as capital gain.
      Possible Treatment of Gain as a Dividend. In general, the determination of whether the gain recognized in the merger exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of UCBH. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Great Eastern Bank common stock solely for UCBH common stock and then UCBH immediately redeemed a portion of the UCBH common stock in exchange for the cash the holder actually received. The gain recognized in such deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the holder or (ii) “not essentially equivalent to a dividend.”
      The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage described in clause (ii) below is less than 80% of the percentage described in clause (i) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of UCBH. In general, that determination requires a comparison of (i) the percentage of the outstanding stock of UCBH that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (ii) the percentage of the outstanding stock of UCBH that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules of Section 318 of the Code, be deemed to own stock that is owned by other persons (such as certain family members and certain entities in which the holder has an interest) or stock underlying a holder’s option to purchase such stock in addition to the stock actually owned by the holder.
      The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a shareholder would be treated as capital gain.
      These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its own tax advisor as to the application of these rules to the particular facts relevant to such holder.
      Cash Received in Lieu of a Fractional Share. A U.S. holder who receives cash in lieu of a fractional share of UCBH common stock will generally be treated as having received such fractional share and then as having exchanged such fractional share for cash in a redemption of such fractional share by UCBH. The holder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s tax basis in the Great Eastern Bank common stock exchanged in the merger that is allocable to the fractional share.
      Capital Gain or Loss. Subject to the possible dividend treatment discussed above, any gain or loss recognized by a U.S. holder will be treated as capital gain or loss if the Great Eastern Bank common stock exchanged in the merger is held by such holder as a capital asset at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the holding period of the Great Eastern Bank common stock exchanged in the merger is greater than one year, and otherwise will be short-term capital gain or loss. Long-term capital gain of an individual generally is subject to a maximum U.S. federal income tax rate of 15% under present law. The deductibility of capital losses is subject to certain limitations.
      Tax Basis. The aggregate tax basis of the shares of UCBH common stock received by a U.S. holder in the merger will be equal to the aggregate tax basis of the Great Eastern Bank common stock surrendered by such holder in the merger (excluding any portion of such tax basis allocable to a fractional share of UCBH common stock deemed received and redeemed for cash), reduced by the amount of cash received by such holder in the merger (other than cash received in lieu of a fractional share of UCBH common stock), and increased by the amount of gain recognized by such holder in the exchange (including any portion of such gain treated as a dividend but excluding any gain or loss recognized with respect to cash received in lieu of a fractional share of UCBH common stock).
      Holding Period. The holding period of the shares of UCBH common stock received by a U.S. holder in the merger (including any fractional share deemed received and redeemed for cash) will include the holding period of the shares of Great Eastern Bank common stock exchanged for such UCBH common stock if the Great Eastern Bank common stock exchanged in the merger is held by such holder as a capital asset at the effective time of the merger.
      Multiple Blocks of Shares. If a U.S. holder holds shares of Great Eastern Bank common stock acquired at different prices or at different times, gain or loss and holding periods must be computed separately with respect to each identifiable block of such shares and, if such holder receives a combination of UCBH common stock and cash in the merger, any gain realized with respect to one identifiable block of shares may not be offset with any loss realized with respect to another identifiable block of shares. Any holder subject to these rules should consult its own tax advisor as to the manner in which gain or loss and holding periods should be determined.
      Tax Treatment of Great Eastern Bank, UCBH and United Commercial Bank. No gain or loss will be recognized by Great Eastern Bank, UCBH or United Commercial Bank solely by reason of the merger.
      Backup Withholding. Payments of cash to a U.S. holder may, under certain circumstances, be subject to information reporting and U.S. federal backup withholding at the rate of 28% of the amount of cash payable, unless such holder provides proof of an applicable exemption satisfactory to UCBH and the exchange agent or furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
      Reporting Requirements. A U.S. holder who receives UCBH common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.
Accounting Treatment
      The merger will be accounted for as a purchase transaction under generally accepted accounting principles.
Dissenters’ Rights
      Dissenters’ rights will be available to the Great Eastern Bank stockholders in accordance with Sections 604 and 6022 of the New York Banking Law. The required procedure set forth in these Sections must be followed exactly or any dissenters’ rights may be lost.
      The information set forth below is a general summary of dissenters’ rights as they apply to Great Eastern Bank stockholders and is qualified in its entirety by reference to Sections 604 and 6022 of the New York Banking Law which are attached to this proxy statement-prospectus as Appendix B.
      Fair Value of Shares. If the merger is approved, Great Eastern Bank stockholders who dissent from the merger by complying with the procedures set forth in Sections 604 and 6022 of the New York Banking Law will be entitled to receive an amount equal to the fair value of their shares as of the close of business on the day prior to the date of the special meeting of stockholders, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or proposal.
      Written Objection. In order to be entitled to exercise dissenters’ rights, a stockholder of Great Eastern Bank must first file written objection to the merger with Great Eastern Bank before a vote is taken at the special stockholders’ meeting, unless Great Eastern Bank did not give notice of the stockholders’ meeting to such stockholder.
      No vote in Favor of Approval. In order to preserve his or her dissenters’ rights, a stockholder must not vote in favor of approval of the Agreement and Plan of Merger at the special stockholder meeting. Voting in favor of the Agreement and Plan of Merger will result in a stockholder waiving dissenters’ rights.
      Notice of Election. Furthermore, in order to preserve his or her dissenters’ rights, the stockholder must file written notice of election, stating his or her name and residence address, the number and class of shares as to which he or she dissents and a demand for payment of the fair value of his or her shares. The demand must be addressed to Great Eastern Bank, 235 Fifth Avenue, New York, New York 10016; Attention: William J. Laraia, and the demand must be received not later than 20 days after the notice was given by Great Eastern Bank to such stockholders that the merger was approved by stockholders. Great Eastern Bank must give such notice within 10 days after the stockholders’ approval.

      Submission of Certificates. At the time of filing of the notice of election or within one month thereafter, the stockholder will have to submit certificates representing his or her shares to Great Eastern Bank, or United Commercial Bank, as the surviving corporation in the merger, or its transfer agent for notation that the notice of election has been filed. Then the corporation will return the certificates to the stockholder. If the stockholder does not submit the certificates within forty five (45) days from the filing of the notice of election, he or she may lose his or her dissenter’s rights at the option of the corporation subject to the court order for good cause shown.
      Special Proceeding in the Supreme Court. UCBH may initiate the special proceeding in the New York Supreme Court within twenty days after (i) it does not make an offer to pay, within seven days after the election period or within seven days after the merger is consummated, whichever is later, for shares at a price which UCBH considers to be their fair value; or (ii) within thirty days after the corporation’s offer, the dissenting stockholder does not agree to the price offered by the corporation. If UCBH does not institute a special proceeding in the court within 30 days after the expiration of the above twenty day period, any dissenting stockholder may initiate the special proceeding in the Supreme Court.
      Determination by Supreme Court. Upon UCBH’s request, the Supreme Court first determines as to whether each stockholder is entitled to receive payments. If UCBH does not request such determination or after the court determines affirmatively on the eligibility of each stockholder, the court proceeds to fix the fair value of the shares. The court may appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The final order issued by the court as to the fair value of the shares must include allowance for interest at such rate the court finds to be equitable from the stockholders’ approval date to the date of payment unless the court finds that the refusal of any stockholder to accept UCBH’s offer of payment for his or her shares was arbitrary, vexatious, or otherwise not in good faith.
      Payment. Upon stockholders’ surrender of the certificates, UCBH will have to make the payment to the dissenting stockholders within 60 days after (i) UCBH’s offer, if any stockholder agrees to the price offered, or (ii) final determination by the court.
      Withdrawal of Election Notice. A dissenting stockholder may not withdraw his or her notice of election unless Great Eastern Bank or the surviving corporation consents to the withdrawal in writing.
Interests of Certain Persons in the Merger
      Certain directors, executive officers and stockholders of Great Eastern Bank, have entered into voting agreements with UCBH and United Commercial Bank under which they have agreed to vote their Great Eastern Bank shares in favor of approval of the Agreement and Plan of Merger. See “The Merger Agreement — Additional Agreements.”
      Great Eastern Bank entered into an employment agreement with Mr. William J. Laraia, President and Chief Executive Officer of Great Eastern Bank, on September 30, 2005. Pursuant to the employment agreement, if he terminates the employment agreement within three months after a change of control (as defined in the agreement) by at least 30 days prior written notice, Mr. Laraia is entitled to receive as severance a lump sum payment equal to three times the amount of his annual salary and the continuation of his health and welfare benefits for a period of three years thereafter. In the employment agreement, Mr. Laraia agreed not to be engaged in or have any financial interest in any business that competes with Great Eastern Bank in any state, region or locality in which Great Eastern Bank or any affiliate is then doing business or marketing products.
      Also, on September 30, 2005 Great Eastern Bank entered into Employment Agreements with Charles Shen, Executive Vice President & Chief Financial Officer; Richard L. Lim, Executive Vice President & Chief Administrative Officer; Hao Feng Liaw, Senior Vice President & International Manager; Jin-Fa Lee, Senior Vice President & Compliance Officer; Lee Lin Shih, Senior Vice President & Chief Information Technology Officer; and David Wu, Executive Vice President and Chief Lending Officer. Under these employment agreements, if the employees remain employed on the date of any change of control, their respective employment agreements will continue for a specified time period. If Great Eastern Bank terminates any of these respective employment agreements upon sixty (60) days prior written notice prior to the expiration of the term, the affected employee is entitled to receive as severance two times (Mr. Wu, Mr. Shen and Mr. Lim) or one and one-half times (Mr. Liaw, Mr. Lee and Ms. Shih) the amount of his then current annual base salary and continuation of his health and welfare benefits for one year after the termination date. These employment agreements contain similar non-competition clauses to the one in Mr. Laraia’s agreement but with a duration of six months after the termination of employment.
      The Agreement and Plan of Merger provides that after the effective time UCBH will indemnify persons who served as directors or officers of Great Eastern Bank prior to the merger against liabilities or costs incurred in connection with threatened or actual claim arising out of or pertaining to (i) the fact that such person is or was a director or officer of Great Eastern Bank or any of its predecessors or affiliates or (ii) the Agreement and Plan of Merger or any transaction contemplated by the Agreement and Plan of Merger.
      The Agreement and Plan of Merger also provides that for a period of five years following the effective time of the merger, UCBH shall cause the persons serving as officers and directors of Great Eastern Bank immediately prior to the effective time to be covered by the directors’ and officers’ liability insurance policy maintained by Great Eastern Bank with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such.
      Many of the officers and employees of Great Eastern Bank will become at the effective time of the merger officers and employees of United Commercial Bank and as such will be entitled to participate in all employee benefits and benefit programs of UCBH on the same basis as similarly situated employees of United Commercial Bank. UCBH has adopted a severance policy by which all employees of Great Eastern Bank who are not offered employment following the effective time of the merger, will receive certain severance benefits.
THE MERGER AGREEMENT
Structure of the Merger
      Great Eastern Bank will merge with and into United Commercial Bank and will cease to exist. All of the outstanding shares of Great Eastern Bank common stock will be converted with an aggregate of 2,756,446 shares of UCBH common stock and $48,678,840 in cash; and each of the 1,728,333 shares of Great Eastern Bank common stock will be converted into either shares of UCBH common stock or cash, in each case having a value equal to 1/1,728,333 of the total value being paid for Great Eastern Bank. Stockholders of Great Eastern Bank will have the right to elect to receive only shares of common stock of UCBH, only cash or a combination in exchange for their shares of Great Eastern Bank. Whether a stockholder will receive the form of consideration he or she elects will depend on election made by the stockholders.
Effective Time
      An agreement of merger, along with certain officers’ certificates and with any necessary or desirable endorsements of state or federal bank regulatory officials or agencies, shall be duly executed and filed with the Secretary of State of the State of California and the Secretary of the State of New York on the closing date by Great Eastern Bank and United Commercial Bank. The merger will become effective at such time as a copy of the agreement of merger certified by the California Secretary of State has been filed with the California Commissioner Financial Institutions in accordance with Section 4887 of the California Financial Code.
      The closing date will occur only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on the fifth business day after such satisfaction or waiver. The closing will not occur during the final month of any calendar quarter.
Additional Agreements
      Certain directors, executive officers and stockholders of Great Eastern Bank who own in the aggregate approximately 31% of the outstanding shares of Great Eastern Bank have entered into voting agreements with UCBH and United Commercial Bank in the form attached to this proxy statement-prospectus as Appendix D.

Under these agreements, these stockholders have agreed that at any meeting of Great Eastern Bank’s stockholders and on every action or approval by written consent of the stockholders, they will:

•	vote in favor of adoption and approval of the merger, the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger, and any matter that could reasonably be expected to facilitate the merger;

•	vote against approval of any proposal made in opposition to or competition with the consummation of the merger;

•	vote against any merger, consolidation, sale of assets, reorganization or recapitalization with any party other than with UCBH, United Commercial Bank and their affiliates;

•	vote against any liquidation or winding up of Great Eastern Bank; and

•	not, and will not permit any entity under such stockholder’s control to (i) solicit proxies or become a participant in a solicitation with respect to an opposing proposal or otherwise encourage or assist any party taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the merger, (ii) initiate a stockholder’s vote or action by consent of Great Eastern Bank stockholders with respect to an opposing proposal or (iii) become a member of a group with respect to any voting securities of Great Eastern Bank with respect to an opposing proposal. An opposing proposal is defined as (i) any proposal made in opposition to or in competition with consummation of the merger, (ii) any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with UCBH, United Commercial Bank and their affiliates, or (iii) any liquidation or winding up of Great Eastern Bank.
These stockholders also have agreed (with some limited exceptions) not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Great Eastern Bank common stock owned or beneficially held by him or her prior to the earlier to occur of (i) the effective time of the merger or (ii) the date on which the Agreement and Plan of Merger is terminated.
      These voting agreements will remain in effect until the earlier of the effective time of the merger or the termination of the Agreement and Plan of Merger in accordance with its terms. UCBH may in its discretion waive any of its rights under these voting agreements.
Conditions to the Merger
      The obligations of UCBH and Great Eastern Bank to consummate the merger are subject to the satisfaction or waiver on or before the effective time of the merger of, among other things, the following conditions:

•	approval of the Agreement and Plan of Merger by the holders of not less than two-thirds (2/3) of the outstanding shares of Great Eastern Bank common stock under applicable law,

•	receipt of all consents and approvals of governmental authorities required to consummate the merger,

•	absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, and

•	absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority prohibiting or making illegal the consummation of the merger.
Great Eastern Bank’s obligation to effect the merger is also subject to the following additional conditions:

•	the representations and warranties of UCBH in the Agreement and Plan of Merger must be true and correct in all material respects as of the date of the Agreement and Plan of Merger and (except to the extent those representations and warranties speak as of an earlier date) as of the closing date,

•	UCBH will have performed in all material respects all obligations required to be performed by it under the Agreement and Plan of Merger at or prior to the closing date,

•	all consents and approvals of all persons (other than governmental entities) required for the consummation of the merger shall have been obtained and shall be in full force and effect, unless the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Eastern Bank or UCBH,

•	no proceeding will have been initiated by a governmental entity seeking an injunction preventing the consummation of the merger or other transaction contemplated by the Agreement and Plan of Merger, and

•	Great Eastern Bank will have received from its legal counsel, Schiff Hardin LLP, an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.
UCBH’s obligation to effect the merger is also subject to the following additional conditions:

•	Great Eastern Bank’s representations and warranties in the Agreement and Plan of Merger must be true and correct in all material respects as of the date of the Agreement and Plan of Merger and (except to the extent those representations and warranties speak as of an earlier date) as of the closing date,

•	Great Eastern Bank will have performed in all material respects all obligations required to be performed by Great Eastern Bank under the Agreement and Plan of Merger at or prior to the closing date,

•	all consents and approvals of all persons (other than governmental entities) required for the consummation of the merger shall have been obtained and shall be in full force and effect, unless the failure to obtain such consent or approval would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Great Eastern Bank or UCBH,

•	Great Eastern Bank will have delivered to UCBH separate lists of all of its properties and assets, real and personal, tangible or intangible, which are reflected on a consolidated balance sheet as of the end of the month preceding the closing date, prepared in accordance with generally accepted accounting principles,

•	not more than five percent (5%) of the outstanding Great Eastern Bank common stock will be dissenting shares,

•	no proceeding will have been initiated by a governmental entity seeking an injunction preventing the consummation of the merger or other transaction contemplated by the Agreement and Plan of Merger,

•	UCBH will have received from its legal counsel, Squire, Sanders & Dempsey L.L.P., an opinion to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code,

•	at the closing, the net worth of Great Eastern Bank shall not be less than $31,750,000 plus additional $100,000 for each month after December 2005, plus the after-tax gain from the sale of any assets by Great Eastern Bank in 2005 or 2006 outside the ordinary course of business consistent, excluding certain considerations,

•	at the closing, Great Eastern Bank’s allowance for loan and lease losses shall be not less than the amount as set forth in its balance sheet as of June 30, 2005, and the ratio of Great Eastern Bank’s allowance for loan and lease losses to the aggregate amount of loans in Great Eastern Bank’s portfolio of loan assets, as set forth in its balance sheet as of the end of the month preceding the closing date, shall not be materially lower than each of the corresponding figures as set forth in its balance sheet as of June 30, 2005, and

•	the balance of core deposits with Great Eastern Bank shall not be less than $76,000,000 on non-interest bearing core accounts, and $180,000,000 in the aggregate on all core accounts.

If these and other conditions are not satisfied or waived, the Agreement and Plan of Merger may be terminated. The Agreement and Plan of Merger may also be terminated upon the occurrence of certain other events. See “— Termination.”
Nonsolicitation
      The Agreement and Plan of Merger provides that Great Eastern Bank (along with its affiliates, directors, officers, employees, agents and representatives) will cease any discussions or negotiations with any other parties regarding any proposal or offer with respect to any transaction involving Great Eastern Bank that would result in any of the following being proposed (any such proposal or offer is hereinafter referred to as an “acquisition proposal”): (i) the direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Great Eastern Bank; (ii) the direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of Great Eastern Bank; (iii) a tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of Great Eastern Bank; or (iv) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Great Eastern Bank, other than the transactions contemplated by the Agreement and Plan of Merger.
      In addition, Great Eastern Bank agreed not to (nor to permit its employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Great Eastern Bank to): (i) solicit, initiate or encourage (including by way of furnishing information or assistance), take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) enter into any agreement with respect to an acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal or (iv) make or authorize any statement or recommendation in support of any acquisition proposal.
      However, provided that if (A) prior to the 20th day after the date of the distribution of this proxy statement-prospectus and (B) Great Eastern Bank’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that failure to do so would reasonably be expected to breach the fiduciary duties of the board of directors under applicable law, Great Eastern Bank may, in response to a bona fide written acquisition proposal not solicited in violation of the Agreement and Plan of Merger that the board believes in good faith constitutes a “superior proposal,” and after supplying forty-eight (48) hours’ prior written notice to UCBH of such superior proposal:

•	furnish information with respect to Great Eastern Bank to any person making such a superior proposal pursuant to a customary confidentiality agreement, and

•	participate in discussions or negotiations regarding such superior proposal.
A “superior proposal” is one that is a bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, 100% of the combined voting power of the shares of capital stock of Great Eastern Bank then outstanding or all or substantially all of the assets of Great Eastern Bank and otherwise (i) on terms which the board of directors of Great Eastern Bank determines in its good faith judgment to be more favorable from a financial point of view to the Great Eastern Bank’s stockholders than the merger currently contemplated, and which transaction, according to a written fairness opinion provided to Great Eastern Bank’s board of directors by Advest, Inc., would result in the receipt by Great Eastern Bank’s stockholders of merger consideration with an aggregate value that is materially higher than such stockholders are to receive in the merger, (ii) that constitutes a transaction that, in such board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of the Great Eastern Bank, is highly likely to be obtained by such third party.
Termination
      The Agreement and Plan of Merger may be terminated prior to the effective time of the merger:

•	by mutual consent of UCBH and Great Eastern Bank;

•	by either UCBH or Great Eastern Bank in the event (i) the approval of any governmental authority required for consummation of the merger is denied or an application for governmental approval is withdrawn at the request of such governmental entity, unless within 30 days after such denial or withdrawal a petition for rehearing or an amended application is filed; or (ii) any governmental entity has issued a final non appealable order enjoining or otherwise prohibiting the merger; provided that no party shall have the right to terminate the Agreement and Plan of Merger if such governmental entity’s action is attributable to the party seeking to terminate the Agreement and Plan of Merger;

•	by either UCBH or Great Eastern Bank if the merger is not consummated on or before (i) March 31, 2006 or (ii) the date 45 days after the registration statement becomes effective, if the proxy statement is not distributed more than two days after the registration statement becomes effective, whichever comes later (unless the failure to close by such date is due to a material breach of the merger agreement by the party seeking to terminate);

•	by either UCBH or Great Eastern Bank or (provided that the terminating party is not then in material breach of the provisions of the Agreement and Plan of Merger) if there has been a material breach of any of the representations or warranties contained in the Agreement and Plan of Merger by the other party, which breach (i) is not cured within 30 days following written notice to the party committing such breach, or (ii) by its nature, cannot be cured prior to the closing of the merger; provided, however, that neither party will have the right to terminate the Agreement and Plan of Merger unless the breach (individually or combined with all other breaches) would constitute the failure to satisfy the related condition precedent to that party’s obligation to close the merger;

•	by either UCBH or Great Eastern Bank (provided that the terminating party is not then in material breach of the provisions of the Agreement and Plan of Merger) if there has been a material breach of any of the covenants or agreements contained in the Agreement and Plan of Merger by the other party, which breach (i) is not cured within 30 days following written notice to the party committing such breach, or (ii) by its nature, cannot be cured prior to the closing of the merger;

•	by Great Eastern Bank prior to the 25th calendar day following the date this proxy statement-prospectus is distributed to stockholders in the event that the board of directors of Great Eastern Bank determines in good faith, after consultation with outside counsel, that in light of a superior proposal it is necessary to terminate the Agreement and Plan of Merger in order to comply with its fiduciary duties to Great Eastern Bank and its stockholders under applicable law; provided, however, that the board of directors of Great Eastern Bank must concurrently enter into a definitive acquisition agreement or other similar agreement related to a superior proposal; and provided further, however, that the Agreement and Plan of Merger may be terminated pursuant to this provision only after the fifth days following UCBH’s receipt of written notice advising UCBH that the board of directors of Great Eastern Bank is prepared to accept a superior proposal, and during such five day period, if UCBH has elected to do so Great Eastern Bank shall have negotiated in good faith with UCBH regarding adjustments in terms that would allow the parties to proceed with this transaction; and

•	by Great Eastern Bank if there is a substantial change in the market value of the UCBH common stock in relation to the market value of defined group of specified financial institutions unless UCBH agrees to increase the amount of total consideration paid in connection with the merger.

Termination Fee

•	If Great Eastern Bank terminates the Agreement and Plan of Merger to concurrently enter into a definitive agreement or other similar agreement related to a superior proposal, or UCBH terminates the Agreement and Plan of Merger for a willful material breach by Great Eastern Bank, Great Eastern Bank shall pay to UCBH a termination fee equal to $5,000,000 on the day of such termination.

•	If the Agreement and Plan of Merger is not approved by the holders of at least two-thirds of the outstanding shares of stock of Great Eastern Bank, Great Eastern Bank shall pay to UCBH a termination fee equal to $4,500,000.
Representations and Warranties
      The Agreement and Plan of Merger contains customary mutual representations and warranties by each party relating to, among other things: (1) due organization and good standing; (2) capitalization; (3) financial statements; (4) corporate authority; (5) legal proceedings; (6) compliance with applicable laws; (7) broker’s fees; (8) absence of certain changes; (9) regulatory reports; (10) disclosure controls and procedures,; (11) qualification as reorganization; (12) third-party approvals; and (13) taxes.
      In addition, Great Eastern Bank makes representations and warranties relating to, among other things: (1) employee benefit plans; (2) corporate records; (3) derivatives; (4) certain contracts; (5) loans and deposits; (6) property; (7) labor matters; and (8) insurance.
      The representations and warranties of the parties terminate as of the effective time of the merger.
Covenants; Conduct of Business Prior to Effective Time
      The Agreement and Plan of Merger provides that, during the period from October 13, 2005 until the effective time of the merger, Great Eastern Bank will, among other things:

•	conduct business in the ordinary course consistent with past practice, and

•	use reasonable efforts to (i) preserve intact the business organization, (ii) keep available the present services of the current officers and employees, (iii) preserve the goodwill of customers and others with whom business relationships exist, and (iv) maintain and expand the deposits and loan portfolio assets consistent with Great Eastern Bank’s budget and forecast.
In addition, except as expressly contemplated by the Agreement and Plan of Merger or specified in a schedule to the merger agreement, without the consent of UCBH, Great Eastern Bank will not (including authorization, commitment or agreement to do), among other things:

Capital Stock

•	issue, deliver, sell, pledge or otherwise encumber or subject to any lien or authorize or propose issuance, delivery, sale, pledge or encumbrance of or the imposition of any lien on, any shares of capital stock of Great Eastern Bank or any securities convertible into or exercisable for, or any rights, warrants, shares of capital stock or options to acquire, any shares of capital stock of Great Eastern Bank, or enter into any agreement with respect to any of the foregoing,

•	repurchase, redeem or otherwise acquire any of shares of capital stock of Great Eastern Bank in any securities convertible into or exercisable for, any shares of capital stock of Great Eastern Bank,

•	split, combine or reclassify any shares of capital stock of Great Eastern Bank or issue or authorize or propose the issuance of any other securities in response of, in lieu of or in substitution for shares of capital stock of Great Eastern Bank.

Dividends and stock repurchases

•	declare or pay any dividend on, or make other distributions in respect of, any shares of capital stock of Great Eastern Bank, or

•	repurchase, redeem or otherwise acquire any of shares of capital stock of Great Eastern Bank in any securities convertible into or exercisable for, any shares of capital stock of Great Eastern Bank,

Employees; Hiring and Benefits Plans

•	adopt, amend, renew or terminate any employment related agreements or arrangements with any current or former director, officer or employee or increase the compensation or fringe benefits;

•	increase compensation or fringe benefits to employees, except in the ordinary course of business consistent with past practice, provided that no increase shall result in an annual adjustment of more than 5% or $5,000, or

•	make any equity or equity-based grants or allocations under any plan.

Acquisitions; Capital Expenditures

•	acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business in any other entity or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to Great Eastern Bank (other than by way of foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructurings in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity, or

•	make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair, and (ii) in any event are in amounts not exceeding $25,000 individually or $150,000 in the aggregate.

Governing Documents

•	amend its organization certificate, bylaws or other similar governing documents.

Accounting Methods; Banking Operations; Derivative Transactions

•	implement or adopt any change in accounting methods (other than as required by applicable regulations or generally accepted accounting principles),

•	enter into any new line of business,

•	open, close, sell or acquire any branches, or

•	file any application to establish, relocate or terminate the operations of any banking office.

Contracts

•	create, renew, amend or terminate, fail to perform any material obligations under, waive the renewal or release any material rights under or give notice of proposed renewal, amendment, waiver, release or termination of any material contract, agreement or lease (other than the renewal in the ordinary course of business of any lease the term of which expires prior to the closing date).

Claims

•	pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice, or contemplated by its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2004 in the ordinary course of business consistent with past practice.

Indebtedness.

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or pledge or otherwise encumber or dispose of any assets of Great Eastern Bank (except in the ordinary course of business consistent with past practice); provided, however, that in no event shall any such indebtedness or obligations (excluding deposits) be for a period exceeding 6 (six) months.

Investment Securities

•	enter into any transaction outside the ordinary course of business consistent with past practices, including:

•	the purchase of certificates of deposit from brokers or other third parties,

•	the offering or payment of rates of interest on deposit accounts materially different than the bank’s past practices or current market rates,

•	the entry into any new material contracts, and

•	the purchase or sale of investment securities unless such transaction is (i) prudent, necessary, consistent with Great Eastern Bank’s written investment policies and its 2005 budget, duly approved by senior management of Great Eastern Bank, and, if involving a purchase, is limited to investment-grade securities, (ii) does not cause the weighted average duration of Great Eastern Bank’s investment securities portfolio to exceed that portfolio’s weighted average duration as of June 30, 2005, and (iii) will not cause the balance of Great Eastern Bank’s investment securities portfolio to exceed its June 30, 2005 forecast for the month of the closing.

Loans

•	purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice, and

•	except pursuant to written agreements previously in effect, pay, loan or advance any amount to, or sell, transfer, or lease any properties or assets to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any of their affiliates or associates other than compensation in the ordinary course of business consistent with past practice.

Taxes

•	make or change any material tax election, file any material amended tax return, or take certain other tax related actions.

Adverse Actions

•	take any action or fail to take any action that is intended or is reasonably likely to result in

•	any of the conditions to the merger not being satisfied, or

•	the merger not being classified as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Other

•	except as required by law, disclose confidential information of Great Eastern Bank to a third party without requiring such third party to be bound confidentiality obligations equal to or stricter than the confidentiality obligations binding UCBH under a confidentiality agreement dated September 15, 2005.
Amendment and Waiver
      Subject to applicable law: (1) the parties to the Agreement and Plan of Merger may amend that agreement, provided that no amendment which reduces the amount or changes the form of the merger consideration may be made after any approval of the agreement by the stockholders of Great Eastern Bank; and (2) the parties, by action of their respective boards of directors, may, at any time prior to the effective time, extend the performance of any obligation or action required by the Agreement and Plan of Merger, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in that agreement.
UCBH CAPITAL STOCK
      UCBH’s authorized capital stock consists of: (a) 180,000,000 shares of common stock, par value $0.01 per share, of which 91,885,431 shares were issued and outstanding as of September 30, 2005; and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Participating Preferred, but none of which shares of preferred stock are issued and outstanding. Please note that as described in the subsection titled, “UCBH has various anti-take over measures that could impeded a takeover of UCBH” in Risk Factors Section above, the UCBH Board of Directors declared a dividend distribution of one share purchase right for each share of common stock to purchase one one-thousandth of a share of Series A Preferred Stock, which will become exercisable on the tenth day after occurrence of certain events, such as a tender or exchange offer. The UCBH Board of Directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as the UCBH Board of Directors may determine.
      UCBH common stock is listed for trading on The NASDAQ Stock Market under the symbol “UCBH.”
      UCBH’s stockholders do not have preemptive rights to subscribe to any additional securities that may be issued by UCBH. Each share of UCBH common stock has the same relative rights and is identical in all respects to every other share of UCBH common stock. If UCBH is liquidated, the holders of UCBH common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series A Participating Preferred.
      For additional information concerning UCBH’s capital stock, see “Comparison of UCBH Common Stock with Great Eastern Bank Common Stock.”
Anti-Takeover Provisions in UCBH’s Certificate of Incorporation and Bylaws
      UCBH’s certificate of incorporation and bylaws contain certain provisions that deal with matters of corporate governance and certain rights of stockholders which might be deemed to have a potential “anti-takeover” effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interest, or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of an incumbent board of directors or management more difficult.
      The following description of certain of the provisions of UCBH’s certificate of incorporation and bylaws is necessarily general, and reference should be made in each case to such documents, which are contained as exhibits to UCBH’s previous filings with the Securities and Exchange Commission. See “Where You Can Find More Information about UCBH” to learn how to obtain a copy of these documents.

      UCBH has various anti-takeover measures in place. For example, as described below, UCBH has put in place the Rights Agreement and has included in its Second Amended and Restated Certificate of Incorporation related provisions that may give certain holders of Series A Preferred special rights in case of a consolidation, merger, combination or other similar transaction.
      On January 28, 2003, the Board of Directors of UCBH declared a dividend distribution of one share purchase right (a “Right”) for each share of common stock, par value $0.01 per share of UCBH. Each Right entitles the registered holder to purchase from UCBH one one-thousandth of a share of Series A Preferred Stock of UCBH (“Series A Preferred”) at a price of $140 (subject to adjustment for stock splits or stock dividends) subject to the terms and conditions of that certain Rights Agreement dated January 28, 2003 by and between UCBH and Mellon Investor Services LLC. On the tenth day after occurrence of certain events (the “Distribution Date”), such as a tender or exchange offer to acquire 15% or more of the of shares of common stock of UCBH then outstanding, the Rights will become exercisable for Series A Preferred, will be evidenced by separate certificates and will be transferable separately from the underlying shares of Common Stock. The registered holder of any Rights certificate may exercise the Rights to purchase Series A Preferred at any time after the Distribution Date, but before (i) January 27, 2013 or such later date as may be established by the Board of Directors, or (ii) the time at which the Rights are redeemed or exchanged, whichever occurs earlier.
      Pursuant to UCBH’s Second Amended and Restated Certificate of Incorporation, holders of Series A Preferred are entitled to certain rights, privileges and preferences, including 1,000 voting rights per share (subject to adjustment for stock splits or stock dividends). Furthermore, in case UCBH enters into any consolidation, merger, combination or other transaction in which the shares of common stock of UCBH are exchanged for or changed into other stock or securities, cash and/or any other property, the shares of Series A Preferred shall be similarly exchanged or changed in an amount per share equal to 100 times (subject to adjustment for stock splits or stock dividends) the aggregate amount of stock, securities, cash and/or any other property into which or for which each share of common stock of UCBH is changed or exchanged.
      In addition, UCBH’s Second Amended and Restated Certificate of Incorporation has other provisions that could make more difficult the acquisition of UCBH by means of a tender offer, a proxy contest, merger or otherwise. These provisions include: (i) the “staggered board,” whereby only one-third of the members of the Board of Directors are elected in any particular year; and (ii) a requirement that any “Business Combination” (as defined in the Second Amended and Restated Certificate of Incorporation) be approved by the affirmative vote of not less than 80% of the voting power of the then outstanding shares unless it is either approved by the Board of Directors or certain price and procedural requirements are satisfied. See “Comparison of UCBH Holdings, Inc. Common Stock and Great Eastern Bank Common Stock.”
      Directors. Certain provisions of UCBH’s certificate of incorporation and bylaws will impede changes in majority control of the board of directors. UCBH’s certificate of incorporation and/or bylaws provides that:

•	UCBH’s board is divided into three classes so that approximately one-third of the total number of directors is elected each year. This “classified” board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the board of directors without consent of the incumbent board of directors;

•	the size of the board of directors may be increased or decreased only by a majority vote of the whole board;

•	any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office;

•	a director, in general, may be removed from office at any time only for cause and only by the affirmative vote of eighty (80%) percent of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	a procedure for the nomination of directors.

      Delaware Anti-Takeover Statute. UCBH is subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless

•	before that date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and employee stock plans; or

•	on or after the consummation date, the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates of that person, (a) owns 15% or more of the corporation’s voting stock or (b) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.
Purpose and Takeover Defensive Effects of UCBH’s Certificate of Incorporation and Bylaws
      UCBH’s board believes that the provisions contained in UCBH’s Certificate of Incorporation and Bylaws described above are prudent and will reduce UCBH’s vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its board of directors. The board of directors believes these provisions are in the best interest of UCBH and its stockholders. In the judgment of the board of directors, UCBH’s board will be in the best position to determine the true value of UCBH and to negotiate more effectively for terms that will be in the best interest of its stockholders. Accordingly, the board of directors believes that it is in the best interest of UCBH and its stockholders to encourage a potential acquirer to negotiate directly with the board of directors, and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of UCBH and otherwise in the best interest of all stockholders.
      Attempts to acquire control of financial institutions have become relatively common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risks of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for UCBH and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of UCBH’s assets.
      An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it to incur great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control which could result from a tender offer or other takeover attempt could also deprive UCBH’s remaining stockholders of benefits of certain protective provisions of the Securities Exchange Act of 1934, if the number of beneficial owners became less than 300, thereby allowing for Exchange Act deregistration.
      Despite the belief of UCBH as to the benefits to stockholders of these provisions of UCBH’s certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by UCBH’s board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of UCBH’s board of directors and management more difficult. The board of directors of UCBH, however, has concluded that the potential benefits outweigh the possible disadvantages.
COMPARISON OF UCBH COMMON STOCK WITH GREAT EASTERN BANK COMMON STOCK
      As a result of the merger, the holders of Great Eastern Bank common stock may become stockholders of UCBH. As a holder of UCBH common stock, you will have similar (but not identical) rights to those that you currently have with your shares of Great Eastern Bank common stock.
      The discussion below is a summary of various rights of stockholders and is not intended to be a complete statement of all rights. The discussion is qualified in its entirety by reference to the certificate of incorporation of UCBH and the charter of Great Eastern Bank as well as the provisions of Delaware, New York and federal law.
Authorized Capital Stock
      UCBH’s authorized capital stock consists of: (a) 180,000,000 shares of common stock, par value $0.01 per share and (b) 10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Participating Preferred. The UCBH Board of Directors is authorized, without further stockholder action, to issue other shares of preferred stock with such designations, preferences and rights as the UCBH Board of Directors may determine.
Issuance of Common Stock
      As of September 30, 2005, there were 91,885,431 shares of UCBH common stock issued and outstanding, and 23,657,648 shares of UCBH common stock reserved for issuance under UCBH’s employee and director stock option plans. There are no shares of UCBH preferred stock that are issued and outstanding.
Liquidation Rights
      In the event that UCBH is liquidated, the holders of UCBH common stock are entitled to share, on a pro rata basis, UCBH’s remaining assets after provision for liabilities and following the payment of the full amount of liquidation preference to the holders of any outstanding shares of Series A Participating Preferred. The UCBH Board of Directors is authorized to determine the liquidation rights of any other preferred stock that may be issued.
      In the event that Great Eastern Bank is liquidated, the stockholders of Great Eastern Bank are entitled to share, on a pro rata basis, Great Eastern Bank’s assets, if any, remaining after payment is made to the creditors, the depositors and for all liabilities.
Redemption Rights
      UCBH is empowered by Delaware law to buy its shares of stock from its stockholders at the mutual accord of the stockholder and UCBH.
      Under the New York Banking Law, Great Eastern Bank is empowered to buy its shares of stock from its stockholders.
Preemptive Rights
      UCBH’s stockholders do not have preemptive rights to subscribe to any additional securities that may be issued by UCBH.

      Great Eastern Bank stockholders have preemptive rights to subscribe to additional securities that may be issued by Great Eastern Bank unless the additional securities are:

(a) issued to effect a merger or offered for consideration other than cash;

(b) issued or subject to stock option plans;

(c) issued to satisfy conversion rights; or

(d) treasury shares.
Voting Rights
      All voting rights are currently vested in the holders of UCBH common stock with each share being entitled to one vote. UCBH’s stockholders do not have cumulative voting rights for the election of directors.
      At each meeting of the Great Eastern Bank stockholders, every holder of stock then entitled to vote may vote in person or by proxy, and shall have one vote for each share of stock registered in his name.
Stockholder Action without a Meeting
      Subject to the rights of the holders of any class or series of preferred stock of UCBH, any action required or permitted to be taken by the stockholders of UCBH must be effected at an annual or special meeting of stockholders of UCBH and may not be effected by any consent in writing by such stockholders.
      Any corporate action required or permitted to be taken by the stockholders of Great Eastern Bank at a meeting of the stockholders may be effected by a consent in writing of such stockholders if all of the stockholders entitled to vote at such meeting consent in writing to such corporate action being taken.
Stockholder Vote on Business Combinations
      UCBH’s Second Amended and Restated Certificate of Incorporation provides that certain transactions with an “interested stockholder” be approved by 80% or more of the voting power of the then-outstanding shares of stock of UCBH entitled to vote in the election of directors (the “voting stock”), voting together as a single class. Such super majority approval is not required if the transaction in question is (i) approved by a majority of disinterested directors of UCBH and (ii) (if the transaction involves any cash or other consideration to the stockholders of UCBH solely in their capacity as stockholders of UCBH) certain price and procedural requirements are satisfied. An “interested stockholder” is defined as (i) a person who is a beneficial owner of more than 10% of the voting power of the voting stock, (ii) an affiliate as defined under the Securities Exchange Act of 1934, who at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly of 10% of more of the voting power of the then-outstanding voting stock, and (iii) an assignee or successor of any shares of the voting stock beneficially owned by such interested stockholder at any time within the two year period immediately prior to the date in question if such assignment or succession did not involve a public offering as defined in the Securities Act. The affirmative vote of at least 80% of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, is required to alter, amend or repeal this provision of UCBH’s Second Amended and Restated Certificate of Incorporation.
      Under the New York Banking Law, any merger involving Great Eastern Bank must be approved by at least two-thirds of the outstanding voting stock
Special Meetings of Stockholders
      Subject to the rights of the holders of any class or series of preferred stock, special meetings of UCBH stockholders, unless otherwise prescribed by statute, may only be called, at any time, by the Chairman of the Board or by a majority of the members of the Board of Directors (notwithstanding any vacancies) with the adoption of a resolution.

      Special meetings of the stockholders of Great Eastern Bank for any purpose or purposes may be called by the Chairman of the Board, Vice Chairman, President or Secretary and must be called upon receipt by either of them of the written request of the holders of twenty-five percent of the stock then outstanding and entitled to vote.
Dividends
      The payment of dividends by any bank or bank holding company is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. State laws also limit a bank’s ability to pay dividends.
      Dividends may be paid on UCBH common stock when, as and if declared by the UCBH Board of Directors out of funds legally available for the payment of dividends. In addition, the UCBH Board of Directors may issue other preferred stock that is entitled to such dividend rights as the Board of Directors may determine, including priority over the common stock in the payment of dividends. The ability of UCBH to pay dividends depends on its ability to receive dividends or other distributions from its subsidiaries. The limitations and restrictions imposed by statute or regulation may limit the amount of dividends UCBH’s subsidiaries, and UCBH, can pay. Historically, UCBH has declared and paid dividends on a quarterly basis since April, 2000.
      The directors of Great Eastern Bank may declare dividends from time to time upon the capital stock of the corporation from available net profits.
Amendment of Certificate of Incorporation and Bylaws
      The Delaware General Corporation Law authorizes a corporation’s Board of Directors to make various changes of an administrative nature to its certificate of incorporation, including increasing the number of outstanding shares in proportion to a stock split or stock divided in the corporation’s own shares. Other amendments to a corporation’s certificate of incorporation must be recommended to the stockholders by the Board of Directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each class of stockholders that has a right to vote on the amendment. UCBH’s Second Amended and Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of UCBH entitled to vote generally in the election of directors shall be required to alter, amend or repeal certain provisions in such certificate of incorporation, such as those regarding stockholders’ meeting or election of directors. The UCBH Board of Directors may, by a majority vote of the directors, amend UCBH’s Amended and Restated Bylaws. The stockholders of UCBH also have power to amend UCBH’s Amended and Restated Bylaws by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of UCBH entitled to vote generally in the election of directors.
      The bylaws and charter of Great Eastern Bank may be amended at any stockholders’ meeting by vote of the stockholders holding a majority of the outstanding stock having voting power, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting. However, an amendment to the charter increasing the (a) proportion of directors constituting a quorum or (b) proportion of votes of directors required for the transaction of business or of any specified item of business, the amendment must be approved by at least two-thirds of the outstanding voting stock.
Board of Directors
      UCBH’s Second Amended and Restated Certificate of Incorporation provides that the number of directors must be fixed from time to time exclusively by the board pursuant to a resolution adopted by a majority of the whole board. The certificate further provides that the board must be staggered, divided into three classes, as nearly equal in number as reasonably possible. UCBH’s board currently consists of nine (9) members, each of whom has a staggered three-year term.

      Pursuant to the bylaws, Great Eastern Bank’s Board of Directors shall not be less than seven nor more than twenty, and the number of directors at any given time shall be fixed by the directors. There are currently seven directors. The directors are elected at the annual meeting of the stockholders and serve for a one-year term until the next succeeding annual meeting.
Nomination to the Board of Directors
      Only persons who are nominated in accordance with the procedures set forth in the UCBH bylaws shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of UCBH may be made at the direction of the Board of Directors or by the Nominating Committee thereof, or to the extent authorized by applicable law, by any stockholder of UCBH who is a stockholder of record at the time of notice provided for in the UCBH bylaws, who is entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in the bylaws and with applicable law.
      Great Eastern Bank has not adopted any procedures regarding the nomination of persons to be elected on to the board of directors of Great Eastern Bank.
Dissenters’ Rights
      Under Delaware Law, appraisal rights are generally available for shares of any class or series of a corporation in a merger or consolidation; provided that, except in certain circumstances, no such rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (1) listed on a national securities exchange or (2) held of record by more than 2,000 shareholders; and further provided that no rights are available to stockholders of the surviving corporation if the merger does not require their approval.
      Under the New York Banking Law, appraisal rights are generally available to stockholders of a corporation in a merger as long as stockholder approval of the merger is required.
Limitation of Personal Liability of Directors and Officers
      Under the Delaware General Corporation Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s certificate of incorporation, Delaware law requires indemnification if the director or officer is wholly successful on the merits of the action. UCBH’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that UCBH shall indemnify its directors, officers, employees and its agents to the fullest extent authorized by law.
      Under the New York Banking Law, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s charter, New York law requires indemnification if the director or officer is wholly successful on the merits of the action. Great Eastern Bank’s charter and bylaws neither expand upon nor limit the provisions of New York law.
INFORMATION ABOUT UCBH AND UNITED COMMERCIAL BANK
General
      UCBH Holdings, Inc. is a Delaware corporation and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As a bank holding company, UCBH is allowed to acquire or invest in the securities of companies that are engaged in banking or in activities closely related to banking as authorized by the Board of Governors of the Federal Reserve System.

      As of September 30, 2005, UCBH had consolidated total assets of approximately $7,342,783,000, total net loans held in portfolio of approximately $5,181,980,000, total deposits of approximately $5,995,602,000, and approximately $547,597,000 in stockholders’ equity. UCBH common stock trades on The NASDAQ Stock Market under the symbol “UCBH.”
United Commercial Bank
      UCBH’s principal asset and its wholly owned subsidiary, United Commercial Bank, is a state-chartered commercial bank, which is among the leading banks in the United States serving the ethnic Chinese community.
      Headquartered in San Francisco, United Commercial Bank was founded as United Federal Savings and Loan Association in 1974 to serve the financial needs of the San Francisco Chinese community. As the Chinese American population grew significantly and expanded into new communities throughout California, United Federal Savings and Loan Association became United Savings Bank, F.S.B. to provide statewide banking services. In 1998, reflecting a rapidly growing focus on commercial banking, the Bank converted its charter to become United Commercial Bank.
      As of November 28, 2005, United Commercial Bank had 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, four branches in Greater New York, three branches in Greater Boston, two branches in Greater Seattle, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. United Commercial Bank provides commercial banking services to small- and medium-sized businesses, and professionals, in a variety of industries, as well as consumer banking services to individuals. The Bank offers business and personal checking, savings and money market accounts, time deposits, negotiable order of withdrawal (NOW) accounts, and individual retirement accounts. United Commercial Bank also provides a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. United Commercial Bank invests in trust preferred securities, federal agency notes, foreign debt securities, asset-backed securities, domestic corporate bonds, commercial paper, and mortgage-backed securities.
Additional Information Concerning UCBH and United Commercial Bank
      Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal stockholders,

•	certain relationships and related transactions,

•	and other related matters concerning UCBH and United Commercial Bank is included or incorporated by reference in UCBH’s annual report on Form 10-K for the year ended December 31, 2004 and in UCBH’s Form 10-Q’s for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. Additionally, UCBH’s financial statements and information as well as management’s discussion and analysis thereof are included in UCBH’s Form 10-K for the year ended December 31, 2004 and in UCBH’s Form 10-Q’s for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005. These reports are incorporated by reference into this proxy statement — prospectus. If you want to obtain copies of these documents or other information concerning UCBH, please see “Where You Can Find More Information about UCBH.”

INFORMATION ABOUT GREAT EASTERN BANK
Business
      Great Eastern Bank is a commercial bank operating with a New York State Charter and is a member bank of the Federal Reserve System. Great Eastern Bank is a full service commercial bank, providing a wide range of business and consumer financial service to its primary service area comprised primarily of the five boroughs of New York, New Jersey and Connecticut. Great Eastern Bank operates through its main office located at 235 Fifth Avenue, at 27th Street, in Midtown Manhattan and four branch offices located in Flushing (2), Chinatown (Manhattan) and Sunset Park, Brooklyn. At September 30, 2005, Great Eastern Bank had approximately $321 million in assets, approximately $214 million in net loans and approximately $32 million stockholders’ equity. At the record date, Great Eastern Bank had [126] stockholders of record owning 1,728,333 shares of stock.
      Great Eastern Bank’s marketing strategy and general business plan are to be a community bank that serves the financial needs of its Asian customer base. Great Eastern Bank continues to focus on loans to small and medium-sized businesses while serving the Asian community with a high level of personal customer service. Its loan products include commercial real estate loans, construction loans, SBA loans, commercial equity lines of credit, term financing, line of credit and letter of credit, auto loans, mortgage loans, secured loans, unsecured loans, personal loans, home equity lines of credit and unsecured cash reserve lines. It enhances its business banking services with products such as global wire remittance services, safe deposit boxes, demand deposits, savings accounts, IRAs, time deposit accounts, NOW and money market accounts.
Products and Services

Loans
      Real Estate Loans. These loans include various types of loans for which Great Eastern Bank holds real property as collateral. These loans include owner-occupied real estate loans, real estate investment loans, real estate development loans and custom construction loans. Terms may vary depending upon many factors, including location, type of project and financial condition of the borrower. The primary risks of real estate mortgage loans include the borrower’s inability to pay and deterioration in value of real estate that is held as collateral.
      Commercial Loans. These loans consist primarily of loans to businesses for various purposes, including revolving lines of credit for inventory. These loans are secured by collateral other than real estate, such as inventory, accounts receivable, machinery, government guarantees or other commercial assets, and they generally mature within one year and have adjustable interest rates. It is Great Eastern Bank’s standard practice in making commercial loans to receive real estate as collateral in addition to other appropriate collateral. Great Eastern Bank is also an approved ExpressLoan Lender with the Small Business Administration. SBA loans consist of loans to small businesses. The primary repayment risk of commercial loans is the failure of the borrower’s business due to economic or financial factors.
      Installment Loans. Installment loans are primarily to individuals, are typically secured by the financed assets, generally have terms of two to five years and bear interest at fixed rates. These loans usually are secured by motor vehicles or other personal assets and in some instances are unsecured. The primary risk of consumer lending relates to the personal circumstances of the borrower.
      Letters of Credit. Great Eastern Bank issues letters of credit in the ordinary course of its business. It applies the same credit standards to these commitments as it does do to all of its lending activities and includes these commitments in its lending risk evaluations. Great Eastern Bank’s exposure to credit loss under letters of credit is represented by the amount of these commitments. Great Eastern Bank generally seeks collateral, such as real estate, inventory, accounts receivable or other business assets, when issuing letters of credit.
      The Board of Directors of Great Eastern Bank has approved specific lending policies and procedures for Great Eastern Bank and is responsible for implementation of the policies. The lending policies and procedures include guidelines for loan term, loan-to-value ratios, collateral appraisals and interest rates. The loan policies also vest varying levels of loan authority in management, Great Eastern Bank and the Board of Directors of Great Eastern Bank. Management of Great Eastern Bank monitors lending activities through regular meetings, reporting and periodic review of loans.

Deposit and Other Products
      Deposit Services. Great Eastern Bank offers the full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, savings accounts, money market accounts and various types of certificates of deposit. The transaction accounts and certificates of deposit are tailored to Great Eastern Bank’s primary market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC to the maximum amount permitted by law.
      Other Services. Other services Great Eastern Bank provides include automated teller machines (“ATMs”), ATM access cards, safe deposit boxes, global wire remittance services, travelers cheques, and direct deposits. Great Eastern Bank services them by opening all branches, except the main office in Midtown Manhattan, seven days a week with varied language speaking platform customer service.
Competition
      Great Eastern Bank faces a high degree of competition. In its market areas, there are numerous small banks and several larger national and regional financial banking groups. Great Eastern Bank also competes with insurance companies, savings and loan associations, credit unions, leasing companies, mortgage companies and other financial service providers. Many of these competitors have capital resources and legal lending limits substantially in excess of Great Eastern Bank’s capital resources and legal lending limits.
      Great Eastern Bank competes for loans and deposits principally based on the availability and quality of services provided, responsiveness to customers, interest rates, loan fees and office locations. Great Eastern Bank actively solicits deposit customers and competes by offering them high quality customer service and a complete product line. Great Eastern Bank believes its personalized customer service, broad product line and community banking philosophy enable it to compete effectively in its market area.
      The adoption of the Gramm-Leach-Bliley Act of 1999 (the Financial Services Modernization Act) eliminated many of the barriers to affiliation among providers of financial services and further opened the door to business combinations involving banks, insurance companies, securities or brokerage firms, and others. This regulatory change has led to further consolidation in the financial services industry and the creation of financial conglomerates which frequently offer multiple financial services, including deposit services, brokerage and others. When combined with technological developments such as the Internet that have reduced barriers to entry faced by companies physically located outside Great Eastern Bank’s market area, changes in the market have resulted in increased competition and can be expected to result in further increases in competition in the future.

Facilities
      In addition to the main office in Midtown Manhattan, New York, Great Eastern Bank has four branches, located in Flushing (2), Chinatown and Brooklyn. The following is a description of Great Eastern Bank’s facilities in which the branches are located:

		Date Opened or	Occupancy Status
Location	Square Feet	Acquired	(Own/Lease)

Midtown Manhattan — Main Office	21,000 sq. ft.	1997	Owned
(New York County)
235 Fifth Avenue
New York, NY 10016
Flushing (Queens County)	6,000 sq. ft.	1986	Owned
41-48 Main Street
Flushing, NY 11354
Flushing North (Queens County)	4,000 sq. ft.	2005	Leased
36-54 Main Street
Flushing, NY 11355
Chinatown (New York County)	3,400 sq. ft.	1988	Leased
16-18 East Broadway
New York, NY 10002
Brooklyn (Kings County)	4,800 sq. ft	2003	Leased
55-01 Eighth Avenue
Brooklyn, NY 11220
Employees
      As of December 1, 2005 Great Eastern Bank had 106 full-time equivalent employees. None of the employees is covered by a collective bargaining agreement.
Legal Proceedings
      From time to time, Great Eastern Bank may be a party to routine litigation incidental to its business. Great Eastern Bank is not a party to any litigation, the adverse determination of which would be likely to have a material adverse effect upon its business operations or assets.

Security Ownership of Management and Certain Beneficial Owners
      The following table sets forth information as of September 30, 2005, regarding the shares of Great Eastern Bank common stock beneficially owned by (i) each director of Great Eastern Bank, (ii) each executive officer of Great Eastern Bank and (iii) all directors and executive officers of Great Eastern Bank as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Great Eastern Bank common stock listed as owned by such person or entity. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. There are no outstanding options to acquire shares of Great Eastern Bank stock.
      All directors and executive officers of Great Eastern Bank have agreed to vote their shares in favor of approval of the Agreement and Plan of Merger.

			Percentage of
	Number of Shares of		Outstanding
Name and Position	Common Stock Owned		Common Stock

William Laraia, President and CEO; Director	2,650	(1)	0.1533%
Lung-Chu Chen, Director	10,379	(2)	0.6005%
Richard T. Lai, Director	7,950		0.4600%
Brian Smith, Director	100	(1)	0.0058%
Herbert A. Whitehouse, Director	21,450		1.2411%
Hung-Chow Yang, Director	121,007	(3)	7.0014%
King-Teh Yu, Director	17,013		0.9844%

All directors and executive officers as a group (13 persons)	181,819		10.5199%

(1)	Shares owned jointly with the director’s spouse.

(2)	Includes 790 shares owned by Mr. Chen’s wife and 790 shares owned by each of three of their children.

(3)	Includes 40,758 shares owned by Mr. Yang’s wife and other members of their household. Only Mr. Yang’s shares are subject to an agreement to vote in favor of the Agreement and Plan of Merger.

      The following table sets forth information as of September 30, 2005, regarding each person known to Great Eastern Bank to own beneficially more than 5% of the outstanding Great Eastern Bank common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.
      The holders of all of the shares identified in the following table have agreed to vote their shares in favor of approval of the Agreement and Plan of Merger, except for AKM Associates LLC, Lih-Yuh Kuo and her family and the members of the Yang family other than Mr. Yang.

			Percentage of
	Number of Shares of		Outstanding
Name and Address	Common Stock Owned		Common Stock

AKM Associates LLC	112,102		6.4861%
c/o First County Capital Inc.
40-46 Main Street
Flushing, NY 11354
Lung-Fong Chen	135,915	(1)	7.8639%
166-12 33rd Avenue
Flushing, NY 11358
Wen-Hui Chiang	134,496	(2)	7.7818%
23 Sunrise Circle
Holmdel, NJ 07733
Hsiou-Fong Huang	121,979	(3)	7.0576%
23 Cliff Street
West Orange, NJ 07052
Lih-Yuh Kuo	127,324	(4)	7.3669%
36-32 34th Street
Long Island City, NY 11106
Hung-Chow Yang	121,007	(5)	7.0014%
120 East 87th Street
New York, NY 10128

(1)	Includes 40,357 shares owned my Mr. Chen’s wife and 12,307 shares owned by New Capital, a company owned by Mr. and Mrs. Chen.
(2)	Includes an aggregate of 95,244 shares owned by Mr. Chiang’s wife and two of their children.
(3)	Includes an aggregate of 82,270 shares owned by two of Ms. Huang’s brothers.
(4)	Includes an aggregate of 23,450 shares owned by two of Ms. Kuo’s adult children.
(5)	Includes 40,758 shares owned by Mr. Yang’s wife and other members of their household.
WHERE YOU CAN FIND MORE INFORMATION ABOUT UCBH
      UCBH files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that UCBH files at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. UCBH’s SEC filings are also available to the public on the SEC Internet site (http://www.sec.gov).
      UCBH has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act relating to the shares of UCBH common stock to be issued in connection with the merger. This proxy statement — prospectus also constitutes the prospectus of UCBH filed as part of the registration statement but does not contain all the information set forth in the registration statement and exhibits thereto. You may copy and read the registration statement and its exhibits at the public reference facilities maintained by the Securities and Exchange Commission at the address set forth above.

      The SEC allows UCBH to “incorporate by reference” information into this proxy statement — prospectus, which means that UCBH can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this proxy statement — prospectus, except for any information superseded by information contained directly in this proxy statement — prospectus. This proxy statement — prospectus incorporates by reference the documents set forth below that UCBH has previously filed with the Commission. These documents contain important information about UCBH and its financial condition.
      The following is a list of UCBH’s latest annual report on Form 10-K and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the previous fiscal year including, without limitation, UCBH’s Annual Report on Form 10-K for the year ended December 31, 2004, containing an adverse opinion on the effectiveness of internal control over financial reporting, and UCBH’s Form 8-K filed with the SEC on November 10, 2005, reporting that as a result of the strengthening of UCBH finance department’s depth, skills and experience, the Chief Executive Officer and Chief Financial Officer of UCBH have concluded that the material weakness described in the Annual Report on Form 10-K for the year ended December 31, 2004 no longer exists as of September 30, 2005:

1. Form 8-K, filed with SEC on January 4, 2005

2. Form 8-K, filed with SEC on January 28, 2005

3. Form 8-K, filed with SEC on February 2, 2005

4. Form 8-K, filed with SEC on February 14, 2005

5. Form 10-K, filed with SEC on March 17, 2005

6. Form NT 10-K, filed with SEC on March 17, 2005

7. Form 8-K, filed with SEC on April 12, 2005

8. Form 14-A, filed with SEC on April 18, 2005

9. Form 8-K, filed with SEC on April 22, 2005

10. Form 10-Q, filed with SEC on May 10, 2005

11. Form 8-K, filed with SEC on May 25, 2005

12. Form 8-K, filed with SEC on May 26, 2005

13. Form 8-K, filed with SEC on May 27, 2005

14. Form 8-K, filed with SEC on June 8, 2005

15. Form 8-K, filed with SEC on June 13, 2005

16. Form 11-K, filed with SEC on June 21, 2005

17. Form 8-K, filed with SEC on July 22, 2005

18. Form 8-K, filed with SEC on July 27, 2005

19. Form 8-K, filed with SEC on August 8, 2005

20. Form 10-Q, filed with SEC on August 9, 2005

21. Form 8-K, filed with SEC on September 21, 2005

22. Form 8-K, filed with SEC on October 14, 2005

23. Form 8-K, filed with SEC on October 21, 2005

24. Form 10-Q, filed with SEC on November 9, 2005

25. Form 8-K, filed with SEC on November 10, 2005

UCBH incorporates by reference any additional documents that it may file with the SEC between the date of this proxy statement — prospectus and the date of the Great Eastern Bank special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.
      You can obtain the documents that are incorporated by reference through UCBH or the SEC. You can also obtain these documents from the SEC, as described above. These documents are also available from UCBH without charge, excluding exhibits unless UCBH has specifically incorporated such exhibits by reference in this proxy statement. You may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from UCBH at 555 Montgomery Street, San Francisco, California, 94111, telephone number (415) 315-2800, ATTN: Eileen Romero, Vice President, Corporate Secretary. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC; the address of such site is http://www.sec.gov. Such reports, proxy and information can also be found at UCBH’s own website, http://www.ucbh.com. If you request any incorporated documents from UCBH, UCBH will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.
      If you would like to request documents, please do so by [                    ], 2006 (ten days prior to the stockholders’ meeting) to receive them before the meeting.
      UCBH has supplied all information contained in this proxy statement — prospectus relating to UCBH and GEB has supplied all such information relating to GEB.
      In deciding how to vote, you should rely only on the information contained in this proxy statement — prospectus or incorporated herein by reference. Neither UCBH nor GEB has authorized any person to provide you with any information that is different from what is contained in this proxy statement — prospectus. This proxy statement — prospectus is dated [                    , 2006]. You should not assume that the information contained in this proxy statement — prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement — prospectus nor the issuance to you of shares of UCBH common stock will create any implication to the contrary. This proxy statement — prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities, or the solicitation of a proxy in any jurisdiction in which, or to any person to whom, it is unlawful.
LEGAL MATTERS
      Certain legal matters with respect to UCBH, including the validity of the shares of UCBH common stock to be issued in connection with the merger, will be passed upon for UCBH by Squire Sanders & Dempsey L.L.P.
EXPERTS
      The UCBH financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report which contains an adverse opinion on the effectiveness of internal control over financial reporting, of PricewaterhouseCoopers, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
OTHER BUSINESS
      The only business to be conducted at the special meeting will be the approval of the Agreement and Plan of Merger. No other business may be presented, other than adjournment, if necessary, to solicit additional proxies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
among
UCBH HOLDINGS, INC.
UNITED COMMERCIAL BANK
and
GREAT EASTERN BANK
Dated as of October 13, 2005

A-i

Page

4.20	Loans and Deposits	A-16
4.21	Property	A-16
4.22	Labor Matters	A-17
4.23	Insurance	A-17
4.24	Absence of Undisclosed Liabilities	A-18
4.25	Qualification as Reorganization	A-18
4.26	Full Disclosure	A-18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF UCBH		A-18
5.1	Corporate Organization	A-18
5.2	Authority; No Violation	A-19
5.3	Consents and Approvals	A-19
5.4	Broker’s Fees	A-19
5.5	UCBH Information	A-19
5.6	Ownership of Company Capital Stock	A-20
5.7	Access to Funds	A-20
5.8	Approvals	A-20
5.9	Legal Proceedings	A-20
5.10	Compliance with Applicable Law	A-20
5.11	Regulatory Reports	A-21
5.12	Full Disclosure	A-21
5.13	Capitalization	A-21
5.14	Financial Statements	A-21
5.15	Absence of Certain Changes or Events	A-22
5.16	Taxes	A-22
5.17	Disclosure Controls and Procedures	A-22
5.18	Absence of Undisclosed Liabilities	A-23
5.19	Qualification as Reorganization	A-23

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-23
6.1	Covenants of the Company	A-23
6.2	Covenants of UCBH	A-26
6.3	Covenants of Both the Company and UCBH	A-26

ARTICLE VII ADDITIONAL AGREEMENTS		A-26
7.1	Regulatory Matters	A-26
7.2	No Solicitation by the Company	A-28
7.3	Access to Information	A-29
7.4	Confidentiality	A-30
7.5	Notification of Certain Matters	A-30
7.6	Employee Benefit Plans	A-30
7.7	Indemnification	A-30
7.8	Reasonable Efforts; Additional Agreements	A-31
7.9	Price Adjustment Based on Appraisal of Appraised Properties	A-32
7.10	Environmental/ Undisclosed Liabilities Pool	A-22

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
      This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2005 (this “Agreement”), is entered into by and among UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“UCBH”), United Commercial Bank, a California state-chartered bank and a wholly owned subsidiary of UCBH (“Buyer”), and Great Eastern Bank, a New York state-chartered bank (the “Company”).
      WHEREAS, the Boards of Directors of UCBH, Buyer and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Buyer, with Buyer being the surviving entity (the “Merger”);
      WHEREAS, the aggregate consideration to be paid to shareholders of the Company in the Merger would consist of a combination of cash and shares of UCBH Common Stock (as defined below), which, based on the Agreement Price (as defined below), would result in the shareholders of the Company receiving a value of $60 for each share of Company Capital Stock (as defined below) converted in the Merger, subject to adjustment under Section 7.9;
      WHEREAS, the parties intend for the Merger to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder;
      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
      WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to UCBH’s and Buyer’s willingness to enter into this Agreement, UCBH, Buyer and each executive officer and director and certain shareholders of the Company are entering into shareholder voting agreements dated as of the date hereof covering in the aggregate not less than 34% of the Company Capital Stock (as defined below).
      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
The Merger
      1.1     Definitions. The defined terms used in this Agreement have the meanings set forth on Appendix I hereto.
      1.2     The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the NYBL, the NYBCL, the CFC, the CGCL and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Act”), at the Effective Time, the Company shall merge with and into Buyer. Buyer shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall be “United Commercial Bank.” Upon consummation of the Merger, the separate corporate existence of the Company shall terminate. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Code Section 368 and the regulations thereunder.
      1.3     Closing; Effective Time.
      (a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the fifth (5th) business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at the offices of

Squire, Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California 94111-3492 unless another time, date or place is agreed to in writing by the parties hereto. The Closing shall not take place during the final month of any fiscal quarter of UCBH.
      (b) Effective Time. Subject to the provisions of this Agreement, a plan and agreement of merger complying with the applicable provisions of Section 1101 of the CGCL and Articles III-A, 5-C and XIII of the NYBL (the “Plan and Agreement of Merger”), officers’ certificates complying with Section 1103 of the CGCL and Section 4800 et seq. of the CFC (the “California Certificates”) and officers’ certificates complying with Article XIII of the NYBL (the “New York Certificates”), in substantially the forms attached hereto as Exhibit A and Exhibit B, respectively, shall be duly executed and filed with the New York Superintendent of Banks, the Secretary of State of the State of California (the “California Secretary”) and in the offices of such officials of the State of New York and its political subdivisions as may be necessary or proper to effect and evidence the Merger, including the Secretary of State of the State of New York (the “New York Filing Officers”) and with the Commissioner of Financial Institutions of the State of California (the “California Commissioner”) on the Closing Date by the Company and Buyer. The Merger shall become effective at such time as the filings with the California Secretary and the New York Filing Officers of the Plan and Agreement of Merger become effective and a copy of the Plan and Agreement of Merger as certified by the California Secretary with the approval of the California Commissioner endorsed thereon is filed in the office of the California Commissioner pursuant to Section 4887 of the CFC (the “Effective Time”).
      1.4     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL, Section 602 of the NYBL and Section 4800 et seq. of the CFC.
      1.5     Conversion of Company Capital Stock.
      (a) At the Effective Time, subject to the exceptions and limitations set forth in Article II hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (y) any shares of Company Capital Stock held directly or indirectly by UCBH or any of UCBH’s Subsidiaries (except for Trust Account Shares and DPC Shares) and (z) Dissenting Shares), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be cancelled and cease to exist and be converted into the right to receive, at the election of the holder thereof as provided in Section 2.2 hereof, either (i) that number of shares of UCBH Common Stock equal to the Exchange Ratio, (ii) an amount in cash, without interest, equal to the Deal Value Per Share (the “Per Share Cash Consideration”), or (iii) a combination of such shares and cash having a value equal to the Deal Value Per Share (collectively, the “Merger Consideration”), subject to the limitations set forth in Section 2.2(c) on the aggregate number of shares of UCBH Common Stock issued and the aggregate amount of cash paid in exchange for all shares of Company Capital Stock; provided, however, that in no event shall the Aggregate Cash Value exceed fifty-five percent (55%) of the Aggregate Deal Value.
      (b) Notwithstanding any other provision hereof, no fractional shares of UCBH Common Stock shall be issued to holders of Company Capital Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of UCBH Common Stock shall receive, at the time of surrender of the Certificate or Certificates, an amount in cash, rounded to the nearest penny, equal to the product of (i) the Per Share Cash Consideration multiplied by (ii) the fraction of a share of UCBH Common Stock to which such holder otherwise would be entitled. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.
      (c) At the Effective Time, all shares of Company Capital Stock that are owned directly or indirectly by UCBH (other than shares of Company Capital Stock (i) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares and shares of UCBH Common Stock which are similarly held being referred to herein as “Trust Account Shares”) or (ii) in respect of a debt previously contracted (any such shares of Company Capital Stock, and shares of UCBH Common Stock which are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. Any shares of UCBH Common Stock that are owned by the Company (other than Trust Account Shares and DPC Shares) shall become treasury stock of UCBH.

      (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock which are outstanding immediately prior to the Effective Time and as to which shareholders have given notice of their intention to assert dissenters rights in accordance with Section 6022 of the NYBL (such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Sections 604 and 6022 of the NYBL; provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his demand for payment for such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair market value of such shares as provided in Sections 604 and 6022 of the NYBL, such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Capital Stock as contemplated by Sections 604 and 6022 of the NYBL, and each of such shares shall thereupon cease to be Dissenting Shares and shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.5(a) and Article II hereof, as Undesignated Shares. Prior to the Effective Time, the Company shall give UCBH prompt notice of any demands for payment for shares of Company Capital Stock pursuant to Section 6022 of the NYBL received by the Company, withdrawals of any such demands and any other documents or instruments received by the Company in connection therewith. UCBH shall have the right to participate in and direct all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of UCBH, which consent shall not unreasonably be withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
      1.6     UCBH Capital Stock; Buyer Capital Stock. Each share of the capital stock of Buyer issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger, and such shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation. Each share of UCBH Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.
      1.7     Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Buyer, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.
      1.8     Bylaws. At the Effective Time, the Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
      1.9     Directors and Officers. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Buyer until their respective successors are duly elected or appointed and qualified.
ARTICLE II
Delivery of Merger Consideration
      2.1     Surrender of Company Capital Stock.
      (a) Prior to the Effective Time, UCBH shall appoint Mellon Investor Services LLC, or its successor, or any other bank or trust company mutually acceptable to UCBH and the Company, as exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Capital Stock. At or prior to the Effective Time, UCBH shall deposit with the Exchange Agent (i) such number of certificates of UCBH Common Stock representing the Aggregate UCBH Share Amount and (ii) immediately available funds in an amount not less than the portion of the Aggregate Cash Value payable hereunder to holders of the Company Capital Stock (other than Dissenting Shares) outstanding immediately prior to the Effective Time.

      (b) UCBH shall direct the Exchange Agent to mail on the Mailing Date to each holder of record of a certificate or certificates representing any such shares of Company Capital Stock (each, a “Certificate”): (i) a letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (ii) an Election Form to be completed, signed and returned to the Exchange Agent by each such holder, (iii) appropriate and necessary documentation enabling such holder to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to each such holder, and (iv) instructions regarding the documentation described in clauses (i) through (iii) above for use in effecting the surrender of the Certificates. The instructions shall specify that (w) Election Forms, properly completed and duly executed, are required to be returned to the Exchange Agent by the Election Deadline, (x) the materials specified in clauses (i) and (iii) above, properly completed and duly executed, are required to be returned to the Exchange Agent, accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Capital Stock covered by the Election Form submitted by such holder, (y) delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and (z) upon surrendering a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by UCBH, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.2), and the Certificate so surrendered shall forthwith be canceled.
      (c) If any payment of the Merger Consideration for shares of Company Capital Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be conditions of such payment that the Certificate be presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer of ownership thereof, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer costs and expenses, including taxes, required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such transfer costs and expenses have been paid or are not payable.
      (d) Until surrendered as contemplated by this Section 2.1 and except as otherwise provided herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Capital Stock should be unable to surrender the Certificates representing such shares, because the Certificates have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by UCBH, the posting by such person of a bond in such amount as may be determined to be adequate by UCBH as indemnity against any claim that may be made against it with respect to such Certificates, such holder shall be entitled to receive the Merger Consideration. No interest shall be paid on the Merger Consideration.
      2.2     Election and Allocation Procedures.
      (a) In accordance with Section 2.1(b) hereof, an election form (“Election Form”) and the other materials specified in Section 2.1(b)(i)-(iv) hereof, as well as other appropriate and customary transmittal materials, in such form as UCBH and the Company shall mutually agree shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as the Company and UCBH shall mutually agree (“Mailing Date”) to each holder of record of Company Capital Stock as of a date no earlier than five (5) business days prior to the Mailing Date (“Election Form Record Date”). UCBH shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Capital Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) UCBH Common Stock (a “Stock Election”) with respect to all of such holder’s Company Capital Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Company Capital Stock, or (iii) UCBH Common Stock with respect to a percentage of such holder’s Company Capital Stock (a

“Combination Stock Election”) and cash with respect to the remainder of such holder’s Company Capital Stock (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Company Capital Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.
      (b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as UCBH and the Company may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed to the extent an Election is indicated for shares of Company Capital Stock covered by such Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Capital Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and, if such revoked Election Form was delivered to the Exchange Agent accompanied by Certificates represented by such Election Form, UCBH shall cause such Certificates to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of UCBH and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither UCBH nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.
      (c) The allocation among the holders of shares of Company Capital Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

(i) Number of Stock Elections is Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is less than the number obtained by dividing the Aggregate UCBH Share Amount by the Exchange Ratio (the “Stock Conversion Number”), then

(A) each Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration,

(B) the Exchange Agent will allocate from among the Undesignated Shares, pro rata to the holders of Undesignated Shares in accordance with their respective numbers of Undesignated Shares, a sufficient number of Undesignated Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Undesignated Share (each, a “Stock-Selected Undesignated Share”) will be, as of the Effective Time, converted into the Per Share Stock Consideration, provided that if the sum of all Undesignated Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all Undesignated Shares will be Stock-Selected Undesignated Shares,

(C) if the sum of Stock Election Shares and Undesignated Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all Undesignated Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the Per Share Stock Consideration, and

(D) each Undesignated Share that is not a Stock-Selected Undesignated Share and each Cash Election Share that is not a Converted Cash Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(ii) Number of Stock Elections is Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of valid Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then

(A) each Cash Election Share and Undesignated Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the difference of (x) the number of Stock Election Shares less (y) the number of Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

(C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration.

(iii) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then

(A) each Stock Election Share will be, as of the Effective Time, converted into the Per Share Stock Consideration, and

(B) each Cash Election Share and Undesignated Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, after application of the allocation rules set forth in the preceding subsections of this Section 2.2(c), UCBH shall be authorized to reallocate cash and shares of UCBH Common Stock among the holders of the Company Capital Stock in good faith and in such a manner as UCBH reasonably determines to be fair and equitable, or to vary the number of shares of UCBH Common Stock to be issued in the Merger, if and to the extent necessary in UCBH’s reasonable discretion to secure the tax opinions described in Section 8.2(i) and Section 8.3(e) below.

(v) Notwithstanding any other provision of this Agreement (other than Section 2.2(c)(iii) hereof), all shares of Company Capital Stock which are outstanding immediately prior to the Effective Time and that have ceased to be Dissenting Shares shall be deemed “Undesignated Shares.”
      (d) The calculations required by Section 2.2(c) above shall be prepared by UCBH prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of UCBH and furnished to the Company at least two (2) business days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of UCBH Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.
      (e) No dividends or other distributions of any kind which are declared payable to holders of record of UCBH Common Stock after the Effective Time will be paid to persons entitled to receive certificates representing such UCBH Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of UCBH Common Stock as to which the record date and payment date occurred after the Effective Time and on or before the date of surrender.
      (f) All dividends or distributions, and any cash to be paid pursuant to Section 1.5(b) hereof in lieu of fractional shares, held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the date of the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to the Surviving Corporation, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of the Surviving Corporation for payment or delivery by the Surviving Corporation of such dividends or distributions or cash, as the case may be. UCBH, Buyer, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as UCBH, Buyer, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by UCBH, Buyer, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Capital Stock in respect of whom such deduction and withholding was made by UCBH, Buyer, the Company or the Exchange Agent.
      2.3     Further Transfers of Company Capital Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock theretofore outstanding shall thereafter be made. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.
      2.4     Dissenting Shares. Any Dissenting Shares of Company Capital Stock held by persons who have perfected their rights with respect to such dissenting shares under Section 6022 of the NYBL shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled to such rights as are granted them by Sections 604 and 6022 of the NYBL. Each holder of Dissenting Shares who is entitled to payment for such holder’s shares of Company Capital Stock pursuant to Sections 604 and 6022 of the NYBL shall only receive payment from the Surviving Corporation in an amount as determined pursuant to the procedures set forth in Section 6022 of the NYBL.
      2.5     Alternative Method. Notwithstanding any provision of this Agreement to the contrary, upon written notice to the Company, UCBH may, at any time prior to the Effective Time, to the extent permitted by law without a further vote of the stockholders of the Company, change the method of effecting the Merger or the making of Merger Consideration available to the Company’s shareholders if, and to the extent, it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or change the Merger Consideration or the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.
ARTICLE III
Disclosure Schedules; Representations
and Warranties of the Company and UCBH
      3.1     Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to UCBH, and UCBH has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of UCBH, the “UCBH Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of UCBH, or to one or more of such party’s covenants contained in Article VI.

ARTICLE IV
Representations and Warranties of the Company
      Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to UCBH, as of the date hereof and as of the Closing Date, as follows:
      4.1     Corporate Organization.
      (a) The Company is a banking corporation duly organized, duly licensed, validly existing and in good standing under the corporate and banking laws of the State of New York, and is a New York state-chartered bank. The Company is a member of the FRB. The deposit accounts of the Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. True and correct copies of the Organization Certificate and Bylaws of the Company as in effect on the date of this Agreement have previously been made available to UCBH.
      (b) The Company (i) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
      (c) The Company does not have any Subsidiaries.
      (d) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company’s incorporation of its shareholders and Board of Directors (including committees of its Board of Directors).
      (e) For purposes of assessment of FDIC premiums, the Company’s category is 1A.
      4.2     Capitalization. The authorized capital stock of the Company consists of 3,500,000 shares of Company Capital Stock. As of September 15, 2005, there are (i) 1,728,333 shares of Company Capital Stock outstanding, (ii) 3,125 shares of Company Capital Stock held as treasury stock by the Company, and (iii) no shares of Company Capital Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company. Cathay General Bancorp (“Cathay”) has issued a press release dated September 6, 2005 indicating that Cathay has entered into option agreements with shareholders of the Company giving Cathay the right to purchase approximately 41% of the outstanding shares of the Company (the “Cathay Options”); none of the Cathay Options was entered into with the approval or consent of the Company. True, correct and complete copies of the share journal and stock transfer ledger of the Company as of the date of this Agreement have previously been made available to UCBH, and such documents accurately reflect the shareholders of record of the Company.
      4.3     Authority; No Violation.
      (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Except for the approval of the shareholders of the Company at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (collectively, the “Consents”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by UCBH and Buyer) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organization Certificate or Bylaws of the Company, or (ii) assuming that the Consents and the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or to any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.
      4.4     Consents and Approvals.
      (a) Except for (i) the filing by UCBH of any necessary application with the FRB under the Bank Holding Company Act of 1956, as amended (the “FRB Application”), and approval or waiver of such application, (ii) the filing of an application with the FDIC under the Bank Merger Act and the Interstate Act (the “FDIC Application”) and approval of such application, (iii) the filing of applications and/or notices, as applicable, with the CADFI, the NYSBD and/or the New York Banking Board, and, if required by law, the Federal Reserve Bank of New York (the “State Banking Approvals and Notices”), (iv) the filing by UCBH of the S-4 Registration Statement with the SEC and effectiveness of the S-4 Registration Statement, (v) the filing of the Plan and Agreement of Merger, California Certificates and New York Certificates and other required filings with the New York Filing Officers, the California Secretary and the California Commissioner, and (vi) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.
      (b) Except for the filings identified above in Section 4.4(a) above, the Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any state (collectively, “Takeover Laws”). The Company has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provision in its Organization Certificate or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).
      4.5     Regulatory Reports.
      (a) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with (i) the FRB and the FDIC and (ii) the NYSBD and any other state banking commission or any other state regulatory authority (each a “Regulatory Agency”) and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and, except as disclosed on Schedule 4.5(a), no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2001. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.
      (b) Schedule 4.5(b) sets forth each communication mailed by the Company to its shareholders since December 31, 2001, copies of which the Company has previously made available to UCBH, and no such communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has not registered any capital stock or transactions with the SEC under the Securities Act, and the Company is not required to file any reports with the SEC under Sections 13 or 15 of the Exchange Act. No enforcement action has been initiated against the Company by the SEC or the FRB relating to disclosures contained in any communication to the Company’s shareholders.
      4.6     Financial Statements; Methods of Accounting. The Company has previously made available to UCBH copies of the balance sheets of the Company as of December 31 for the fiscal years 2001 through 2004 and the related statements of income, statement of changes in shareholders’ equity and statement of cash flows for the fiscal years 2001 through 2004, in each case accompanied by the audit report of the Company’s independent public accountants or independent registered public accountants, as applicable. The December 31, 2004 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements, (including the related notes, where applicable) complies, and any financial statements of the Company to be provided by the Company for inclusion in the S-4 Registration Statement will comply, with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The non-audited, Company-prepared financial statements of the Company as of June 30, 2005 fairly present the financial condition of the Company as of that date (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount). The Company has not changed its methods of accounting in effect at December 31, 2004, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent registered public accountants.
      4.7     Broker’s Fees. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Advest, Inc. (“Company Advisor”) in accordance with the terms of an agreement dated September 8, 2005 between Company Advisor and the Company, a true and correct and complete copy of which has been previously delivered by the Company to UCBH.
      4.8     Absence of Certain Changes or Events.
      (a) Since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

      (b) With limiting the generality of Section 4.8(a) hereof, except as set forth on the Company Disclosure Schedule, since December 31, 2004, the Company has conducted its business only in the ordinary course of business consistent with past practice and there has not been any:

(i) change in the Company’s authorized or issued capital stock; grant by the Company of any stock option or right to purchase shares of Company Capital Stock; issuance of any security convertible into shares of Company Capital Stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of Company Capital Stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of Company Capital Stock;

(ii) amendment to the Organization Certificate or Bylaws of the Company;

(iii) increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any employee, stockholder, officer or director from the amount thereof in effect as of December 31, 2004 (which amounts have been previously disclosed to UCBH), grant of any severance or termination pay, entry into any contract to make or grant any severance or termination pay, or payment of any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice),

(iv) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(v) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the business, results of operations or financial condition of the Company;

(vi) entry into, termination of, or receipt of notice of termination of (I) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (II) any contract or transaction involving a total remaining commitment by or to the Company of at least $50,000;

(vii) sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

(viii) cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000;

(ix) strike, work stoppage, slow-down or other labor disturbance, or union organizing activities;

(x) entry into a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization; or

(xi) agreement, whether oral or written, by the Company to do or assist with any of the foregoing.
      4.9     Legal Proceedings.
      (a) The Company is not a party to any, and there are no pending or, to the Company’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or challenging the validity or propriety of the transactions contemplated by this Agreement.
      (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company or any of its assets which is material to the Company and which is not of general application to banks like the Company.
      4.10     Taxes.
      (a) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company have been duly and timely filed, and all such Tax Returns are complete and accurate in all material respects, (b) all Taxes shown to be due on the Tax Returns referred to in clause (a) or that are otherwise due and payable have been paid in full, (c) all Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable, and (d) no extensions or waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. No deficiencies for any Taxes have been proposed or assessed in writing with respect to the Company. There is no audit of any Tax Return of the Company in progress, and no Governmental Entity has notified the Company that it intends to audit any Tax Return of the Company. There are no matters under discussion with any Governmental Entity with respect to Taxes that could result in an additional amount of Taxes, and, to the knowledge of the Company, there is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes. No Liens for Taxes exist with respect to any of the Company’s assets or properties except for statutory Liens for Taxes not yet due and payable.
      (b) The Company has paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes, and the charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (as determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes. There exists no proposed tax assessment against the Company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. When required to do so, the Company has properly withheld Taxes on all non-resident deposit accounts.
      (c) The transaction contemplated herein, either by itself or in conjunction with any other transaction that the Company may have entered into or agreed to, will not give rise to any liability for Taxes under Section 355(e) of the Code for which the Company may in any way be held liable. The Company has not participated in any transaction that will make it in any way liable for any liability for Taxes under Section 355(e) of the Code.
      (d) The Company has not made or become obligated to make, nor will UCBH, Buyer or the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof) (or any corresponding provision of state, local or foreign law).
      (e) The Company is not now and has never been a member of any affiliated, combined, unitary or similar group filing a consolidated, combined, unitary or similar federal or state income Tax Return (other than a group the common parent of which was the Company) and the Company has no liability for the Taxes of any person or entity (other than the Company) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. There exists no tax sharing agreement that will require any payment by the Company after the date of this Agreement
      4.11     Employee Benefit Plans.
      (a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of: (i) each incentive compensation plan, deferred compensation plan and equity compensation plan; (ii) each “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); (iii) each “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); and (iv) each employment, termination or severance agreement as well as each other employee benefit plan, fund, program, agreement or benefit arrangement (collectively, the “Plans”), which is sponsored or maintained, or to which contributions are made or required to be made, by the Company, or by any trade or business (whether incorporated or not) which is a member of a controlled group of corporations with the Company as defined in Section 414(b) or (c) of the Code, or an affiliated service group with the Company as defined in Section 414(m) or (o) of the Code (an “ERISA Affiliate”), for the benefit of any current or former employee, director or consultant of the Company or an ERISA Affiliate.
      (b) The Company has heretofore provided or made available to UCBH true and correct and complete copies of each of the Company’s Plans (or, with respect to any Plan that is unwritten, a detailed written description of such Plan) and each of the following documents, if applicable: (i) the actuarial report for each such Plan for each of the last three (3) years, (ii) the most recent determination letter from the Internal Revenue Service for each such Plan, (iii) a copy of the most recent summary plan description required for each such Plan under ERISA, (iv) a copy of the Form 5500 (with attachments) filed with the Internal Revenue Service for each such Plan for each of the last three years, (v) the most recent summary annual report for each Plan, (vi) all trust agreements, insurance contracts, or funding instruments related to each Plan, (vii) all rulings, no-action letters, or advisory opinions from any governmental authority with respect to any Plan, and (viii) all summary material modifications and employee handbooks regarding the Plans.
      (c) Unless set forth on Section 4.11(c) of the Disclosure Schedules to the extent required, each of the Company’s Plans is in compliance in all material respects with the applicable provisions of the Code and ERISA (including, but not limited to the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment, Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, and the American Jobs Creation Act of 2004); each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, or the prototype plan on which any such Plan is based, has received a favorable determination letter from the IRS; no Plan has a material accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any material liability to or on account of a Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); no proceedings have been instituted by the Pension Benefit Guaranty Corporation to terminate any Plan that is subject to Title IV of ERISA; no material “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty (30) -day notice period has been waived within the 60-month period preceding the date of this Agreement); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto. All contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or the Code. Except as required by the Code, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any employee, or director of the Company, under any Plan. No Plan provides for any payment or funding for the continuation of medical, dental, life or disability coverage for any employee or former employee of the Company for any period of time beyond the end of the current plan year (except to the extent of coverage required under the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended.
      4.12     Disclosure Controls and Procedures. None of the Company’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
      4.13     Company Information. The information relating to the Company that is provided to UCBH by the Company or its representatives for inclusion in any document filed with any Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
      4.14     Compliance with Applicable Law. The Company:
      (a) is in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, the Company has a Community Reinvestment Act rating of “satisfactory” or better;
      (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company to carry on its business as currently conducted;
      (c) except as set forth in the Company Disclosure Schedule, has, since December 31, 2001, received no notification or communication from any Governmental Entity (i) asserting that the Company is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Company’s FDIC deposit insurance; and
      (d) except as set forth in the Company Disclosure Schedule, is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Company’s Board of Directors, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC and SNYBD) or the supervision or regulation of the Company, and the Company has not been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
      4.15     Contracts.
      (a) Except as set forth in the Company Disclosure Schedule and except for agreements relating to Loans and deposits entered into in the ordinary course of business, the Company is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from UCBH, any of its Subsidiaries, or the Company, to any director, officer, employee or consultant thereof (other than payment of the Merger Consideration with respect to their shares of Company Capital Stock) or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $25,000 per annum, (iv) which materially restricts the conduct of any line of business by the Company, or (v) provides recourse to the Company or any former Subsidiary of the Company in connection with the sale of any loan or other extension of credit (excluding customary short-term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a) (excluding agreements relating to Loans and deposits entered into in the ordinary course of business), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to UCBH true and correct and complete copies of each Company Contract.
      (b) (i) Each Company Contract is a valid and binding obligation of the Company and is in full force and effect, (ii) the Company has performed all obligations required to be performed by it to date under each Company Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company under any Company Contract, and (iv) no other party to such Company Contract is, to the knowledge of the Company, in default in any respect thereunder.
      (c) Except as set forth in the Company Disclosure Schedule, the Company has not entered into a confidentiality agreement or other similar agreement with any third party (other than Buyer) pursuant to which the Company has contemplated the disclosure of confidential information of the Company.
      4.16     Environmental Matters. Subject to Section 7.10 hereof:
      (a) Except as set forth in the Company Disclosure Schedule, the Company and each of the Participation Facilities and the Loan Properties is and has been in compliance in all material respects with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of or exposure to Hazardous Materials in the environment or workplace (collectively, “Environmental Laws”), such that any violations thereof, individually or in the aggregate, have not had and would not be reasonably likely to have a Material Adverse Effect on the Company.
      (b) Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company, any of the Company’s former Subsidiaries, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company, any of the Company’s former Subsidiaries, any Participation Facility or any Loan Property.
      (c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, during the period of (i) the Company’s or any of its former Subsidiaries’ ownership or operation of any of its current or former properties, (ii) the Company’s or any of its former Subsidiaries’ participation in the management of any Participation Facility, or (iii) the Company’s or any of its former Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its former Subsidiaries’ ownership or operation of any of its current or former properties, (y) the Company’s or any of its former Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of former its Subsidiaries’ interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.
      4.17     Derivative Transactions. Except as set forth in the Company Disclosure Schedule, as of the date hereof, the Company does not have any outstanding Derivative Transaction for its own account or for the account of any of its customers.
      4.18     Opinion. Prior to the execution of this Agreement, the Company has received, and provided to UCBH a copy of, a written opinion from the Company Advisor to the effect that, as of the date thereof, and based upon and subject to the matters set forth in such written opinion, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
      4.19     Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.
      4.20     Loans and Deposits.
      (a) Except as set forth in the Company Disclosure Schedule, as of June 30, 2005, the Company is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) over ninety (90) days delinquent in payment of principal or interest or in violation of a material non-monetary covenant or obligation, or (ii) Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (x) all of the Loans of the Company that as of June 30, 2005 were classified by any internal or external examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Company which were classified as of June 30, 2005, and (z) each asset of the Company that as of December 31, 2004, was classified as “Other Real Estate Owned” and the book value thereof.
      (b) Each Loan (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
      (c) Deposits in the Company of shareholders, directors and executive officers of the Company amount to no more than $5,000,000, and such deposits earn interest at rates comparable to those on other deposits of comparable size and maturity. Within seven (7) calendar days of the date of this Agreement, the Company will provide UCBH with verification of the accuracy of the foregoing figure as of the date of this Agreement, including a list of such accounts and deposits as of the date of this Agreement.
      4.21     Property.
      (a) Except as set forth in the Company Disclosure Schedule, the Company owns, with good and marketable title in the case of real property (other than real property classified as “Other Real Estate Owned”), subject only to the matters permitted by the following sentence, all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) located in the facilities owned or operated by the Company and reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets that have been delivered to UCBH prior to the date of this Agreement (except for assets held under capitalized leases identified in the Company Disclosure Schedule and personal property sold since December 31, 2004 in the ordinary course of the Company’s business consistent with past practice), and all of the properties and assets purchased or otherwise acquired by the Company since December 31, 2004 (except for personal property acquired and sold since such date in the ordinary course of the Company’s business consistent with past practice). All material properties and assets (other than property classified as “Other Real Estate Owned”) reflected in the balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets that have been delivered to UCBH prior to the date of this Agreement are free and clear of all Liens and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (i) mortgages or security interests shown on the consolidated balance sheet of the Company as of December 31, 2004 and interim unaudited balance sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) mortgages or security interests incurred in connection with the purchase of property or assets after December 31, 2004 (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) Liens for Taxes not yet due, and (iv) with respect to real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Except with respect to property classified as “Other Real Estate Owned,” all buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other person. All leases pursuant to which the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default thereunder.
      (b) The buildings, plants, structures and equipment of the Company used in the conduct of its business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company’s business after the Effective Time in substantially the same manner as conducted prior to the Effective Time.
      4.22     Labor Matters.
      (a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company, threatened in writing against the Company, and none of the Company’s employees are or have been since December 31, 2004 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2004, no union has attempted to organize any group of the employees of the Company, and no group of the Company’s employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company.
      (b) There are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company.
      (c) With respect to the Company’s business, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company, threatened.
      4.23     Insurance. The Company is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks. Schedule 4.23 of the Company Disclosure Schedule lists and describes each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company, and all material claims under the policies listed on Schedule 4.23 of the Company Disclosure Schedule have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and the Company has not, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since December 31, 2004, there has not been any damage to, destruction of, or loss of any assets of the Company not covered by insurance that could have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.23, the Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of

December 31, 2004 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.
      4.24     Absence of Undisclosed Liabilities. Subject to Section 7.10 hereof:
      Except for items for which reserves have been established in the Company’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to UCBH and which do not reflect any overstated assets, the Company has not incurred, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company, to cause the Company to repurchase such loan or other asset or to pursue any other form of recourse against the Company (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). The Company has not knowingly made and shall not make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular annual dividend by the Company, no cash, stock or other dividend or any other distribution with respect to Company Capital Stock has been declared, set aside or paid, nor has any of the Company Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since December 31, 2004.
      4.25     Qualification as Reorganization. The Company has not taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
      4.26     Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
ARTICLE V
Representations and Warranties of UCBH and Buyer
      Except as set forth in the UCBH Disclosure Schedule, UCBH and Buyer hereby jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:
      5.1     Corporate Organization. UCBH is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is a California state-chartered non-member commercial bank supervised by the CADFI and the FDIC. Buyer is not a member of the FRB. Each of UCBH and Buyer (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay UCBH or Buyer from performing its obligations hereunder, (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby or (iii) have a Material Adverse Effect on UCBH or Buyer. UCBH is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Certificate of Incorporation of UCBH, the Articles of Incorporation of Buyer and the

Bylaws of each of UCBH and Buyer, in each case as in effect as of the date of this Agreement, have previously been made available to the Company.
      5.2     Authority; No Violation.
      (a) Each of UCBH and Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of UCBH and Buyer and by UCBH in its capacity as the sole shareholder of Buyer pursuant to applicable law, and no other corporate proceedings on the part of UCBH for Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by UCBH and Buyer and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of UCBH and Buyer, enforceable against UCBH and Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
      (b) Neither the execution and delivery of this Agreement by UCBH and Buyer nor the consummation by UCBH and Buyer of the transactions contemplated hereby, nor compliance by UCBH and Buyer with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of UCBH or the organizational documents of any of UCBH’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UCBH or Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of UCBH or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which UCBH or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay UCBH or Buyer from performing its obligations hereunder or (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby.
      5.3     Consents and Approvals. Except for (a) the filing of the FDIC Application and FRB Application and approval or waivers of such applications, (b) the filing of the State Banking Approvals and Notices, (c) the filing of the Plan and Agreement of Merger, California Certificates and New York Certificates, and other required filings with the New York Filing Officers, the California Secretary and the California Commissioner, and (d) the Securities Laws Filings and Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by UCBH or Buyer of this Agreement or the consummation by Buyer of the Merger and the other transactions contemplated hereby. No vote of any shareholders of UCBH is required to approve this Agreement or to consummate the transactions contemplated hereby.
      5.4     Broker’s Fees. Neither UCBH nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that UCBH has engaged, and will pay a fee to, Sandler O’Neill & Partners, L.P. (“UCBH Advisor”).
      5.5     UCBH Information. The information relating to UCBH and its Subsidiaries, including Buyer, to be contained in any document filed with any other Governmental Entity, including but not limited to the SEC, or provided to the Company’s shareholders in connection herewith (including, without limitation, the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

      5.6     Ownership of Company Capital Stock. Neither UCBH nor any of its Subsidiaries, including Buyer, or affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than Trust Account Shares and DPC Shares).
      5.7     Access to Funds. UCBH has, and on the Closing Date will have, sufficient funds and available shares of UCBH Common Stock authorized to enable it to consummate the Merger and to pay the aggregate Merger Consideration pursuant to the terms of this Agreement.
      5.8     Approvals. As of the date of this Agreement, UCBH knows of no reason applicable to it why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.
      5.9     Legal Proceedings. Neither UCBH nor Buyer is a party to any, and there are no pending or, to UCBH’s knowledge, threatened legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent UCBH or Buyer from performing their respective obligations hereunder or (ii) adversely affect the ability of UCBH or Buyer to consummate the transactions contemplated hereby.
      5.10     Compliance with Applicable Law. UCBH and each of its Subsidiaries, including UCB:
      (a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, Buyer has a Community Reinvestment Act rating of “satisfactory” or better;
      (b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit UCBH and each of its Subsidiaries to carry on its business as currently conducted;
      (c) has, since December 31, 2002, received no notification or communication from any Governmental Entity (i) asserting that UCBH or any of its Subsidiaries, including Buyer, is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, Buyer’s FDIC deposit insurance; and
      (d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter, resolution of the Board of Directors of UCBH or any of its Subsidiaries, or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of UCBH or any of its Subsidiaries, including Buyer, and neither UCBH nor any of its Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      5.11     Regulatory Reports. UCBH and each of its Subsidiaries, including Buyer, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Regulatory Agency (collectively, the “UCBH Reports”) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of UCBH and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of UCBH, investigation into the business or operations of UCBH or any of its Subsidiaries, including Buyer, since December 31, 2002. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of UCBH or any of its Subsidiaries.
      5.12     Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V not misleading.
      5.13     Capitalization.
      (a) The authorized capital stock of UCBH consists of 180,000,000 shares of UCBH Common Stock and 10,000,000 shares of UCBH Preferred Stock. As of September 30, 2005, there were (i) 91,885,431 shares of UCBH Common Stock issued and outstanding, (ii) no shares of UCBH Preferred Stock outstanding, and (iii) 23,657,648 shares of UCBH Common Stock reserved for issuance pursuant to the option plans described in Section 5.13 of the UCBH Disclosure Schedule (“UCBH Option Plans”). All of the issued and outstanding shares of UCBH Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of UCBH Common Stock issuable pursuant to the Merger have been duly authorized and, when issued in accordance with this Agreement, such shares will be validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in UCBH’s Annual Report for the fiscal year ending December 31, 2004 on Form 10-K (including exercise rights disclosed therein), UCBH does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of UCBH Capital Stock or any other equity security of UCBH or any securities representing the right to purchase or otherwise receive any shares of UCBH Capital Stock or any other equity security of UCBH other than the Rights Agreement dated as of January 28, 2003 between UCBH and Mellon Investor Services LLC, pursuant to which Rights Agreement UCBH granted the right to holders of certain shares of UCBH Common Stock to purchase one one-thousandth (1/1000) of a share of Series A Participating Preferred Stock of UCBH having the rights, powers and preferences set forth in the form of Certificate of Designation, Preferences and Rights attached to such Rights Agreement as Exhibit A.
      (b) The authorized capital stock of Buyer consists of 150,000 shares of common stock, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of Buyer are owned by UCBH. All of the issued and outstanding shares of Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock of Buyer or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of capital stock of Buyer or any other equity security of Buyer.
      5.14     Financial Statements. UCBH has previously made available to Company copies of the consolidated balance sheets of UCBH as of December 31 for the fiscal years 2001 through 2004, inclusive, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in UCBH’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2003 and 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of UCBH’s independent public accountants or independent registered public accountants, as applicable. The December 31, 2004 balance sheet of UCBH (including the related notes, where applicable) fairly presents the financial position of UCBH as of the date thereof, the other financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present, the financial statements filed by UCBH with SEC after December 31, 2004 fairly present, and the financial statements to be filed by UCBH with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial position of UCBH for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any UCBH Report (including without limitation Item 9-A of UCBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to UCBH’s 2004 Annual Report to Shareholders, and Item 4 of Part I of UCBH’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005).
      5.15     Absence of Certain Changes or Events.
      (a) Except as disclosed in any UCBH Reports filed prior to the date of this Agreement, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on UCBH or Buyer.
      (b) Except as disclosed in any UCBH Report, since December 31, 2004, each of UCBH and Buyer has carried on its business only in the ordinary and usual course consistent with its past practice.
      5.16     Taxes.
      (a) UCBH and Buyer have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of UCBH (in accordance with GAAP) for all Taxes, with such provisions being based on estimates made by UCBH or Buyer in good faith. No deficiencies for any Taxes have been proposed or assessed in writing with respect to UCBH or Buyer, other than amounts which have been otherwise provided for or which are immaterial to the financial statements of UCBH; provided, however, UCBH has pending a corporate income tax audit by the State of California that may result in an assessment of taxes that in the aggregate would not be material to UCBH and Buyer (collectively, the “Audit”). There are no Liens for Taxes upon the assets of UCBH except for Liens that may result from the Audit and except for statutory liens for current Taxes not yet due. Neither UCBH nor Buyer has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Neither UCBH nor Buyer is a party to any agreement providing for the allocation or sharing of Taxes except for a certain intercompany tax sharing agreement between UCBH and its direct and indirect subsidiaries, including Buyer, dated as of July 17, 2003.
      (b) To the knowledge of UCBH, when required to do so, Buyer has properly withheld Taxes on all non-resident deposit accounts.
      5.17     Disclosure Controls and Procedures. Except as set forth in the UCBH Reports (including without limitation Item 9-A of UCBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to UCBH’s 2004 Annual Report to Shareholders, and Item 4 of Part I of UCBH’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005 and for the quarterly period ended June 30, 2005 filed with the SEC under the Exchange Act on August 9, 2005), none of UCBH’s or Buyer’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of UCBH or Buyer or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Except as set forth in the UCBH Reports (including without limitation Item 9-A of UCBH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to UCBH’s 2004 Annual Report to Shareholders, and Item 4 of Part I of UCBH’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005 and for the quarterly period ended June 30, 2005 filed with the SEC under the Exchange Act on August 9, 2005), UCBH and Buyer have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
      5.18     Absence of Undisclosed Liabilities. To the knowledge of UCBH, and except for items for which reserves have been established in UCBH’s and Buyer’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither UCBH nor Buyer has incurred, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither UCBH nor Buyer has knowingly made nor shall make any representation or covenant in any agreement pursuant to which any loans or other assets have been or will be sold by UCBH or Buyer that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by UCBH, no cash, stock or other dividend or any other distribution with respect to UCBH Capital Stock has been declared, set aside or paid, nor has any of the UCBH Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by UCBH since March 31, 2005.
      5.19     Qualification as Reorganization. Neither UCBH nor any of its Subsidiaries has taken or agreed to take any action or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither UCBH nor any of its Subsidiaries is aware of any fact, condition or other circumstance that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
ARTICLE VI
Covenants Relating to Conduct of Business
      6.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of UCBH, the Company shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company will use its reasonable efforts to (i) preserve intact the business organization of the Company, (ii) keep available to itself and UCBH the present services of the current officers and employees of the Company, (iii) preserve for itself and UCBH the goodwill of the customers of the Company and others with whom business relationships exist, (iv) maintain and expand the deposits of the Company, and (v) prepare and submit to the FRB necessary or appropriate filings and information to protest Cathay’s application for FRB approval with respect to transactions contemplated under or proposed in connection with the Cathay Options. Without limiting the generality of any of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by UCBH, the Company shall not:
      (a) declare or pay any dividends on, or make other distributions in respect of, any shares of Company Capital Stock;

      (b) (i) split, combine or reclassify any shares of Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock; (ii) repurchase, redeem or otherwise acquire any of shares of Company Capital Stock, or any securities convertible into or exercisable for any shares of Company Capital Stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of Company Capital Stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any shares of Company Capital Stock, or enter into any agreement with respect to any of the foregoing;
      (c) amend its Organization Certificate, Bylaws or other similar governing documents;
      (d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $25,000 individually or $150,000 in the aggregate;
      (e) enter into any new line of business;
      (f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, including without limitation any loan portfolios or pools, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice; or (ii) open, close, sell or acquire any branches;
      (g) except as set forth in the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or pledge or otherwise encumber or dispose of any assets of the Company, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations (excluding, however, Company deposits) be for a period exceeding six (6) months;
      (h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;
      (i) change its methods of accounting in effect at December 31, 2004, including without limitation its methods of accounting for any expense, asset, transaction, gain, income, tax, loss, deposits or any other item that may be properly taken into account in calculating Company net worth, loan and lease losses and core deposits, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;
      (j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company and any of its current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, except as required by applicable law and except as set forth in the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, and in any event not more than the lesser of $5,000 or 5.0% of annual compensation; or (iii) make any equity or equity-based grants or allocations under any Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);
      (k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;

      (l) file any application to establish, relocate or terminate the operations of any banking office of the Company;
      (m) create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;
      (n) except pursuant to written agreements in effect on the date hereof and previously provided to UCBH, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;
      (o) make or change any material election concerning Taxes (other than an election that is required by law to be made periodically and is made consistent with past practice and that does not materially increase any liability for Taxes), file any amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment, surrender any right to claim a refund of a material amount of Taxes, obtain any Tax ruling or consent to any waiver or extension of the statute of limitations for the assessment of Taxes;
      (p) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code;
      (q) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto), or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;
      (r) enter into any transaction outside the ordinary course of business consistent with past practice, including (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the Company’s past practice or current market rates, (iii) the entry into any material contracts, and (iv) the purchase or sale of investment securities unless such transaction (A) is prudent, necessary, consistent with the Company’s written investment policies and its 2005 budget, duly approved by senior management of the Company, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of the Company’s investment securities portfolio to exceed that portfolio’s weighted average duration as of June 30, 2005, and (C) will not cause the balance of the Company’s investment securities portfolio to exceed the Company’s June 30, 2005 reforecast for the month of the Closing;
      (s) except as required by law, disclose confidential information of the Company to a third party without requiring such third party to be bound confidentiality obligations equal to or stricter than the confidentiality obligations binding Buyer under the confidentiality agreement between the Company and Buyer dated September 15, 2005; or
      (t) authorize, commit or agree to do any of the foregoing actions.

      6.2     Covenants of UCBH. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, UCBH shall not, and shall not permit Buyer or any of UCBH’s other Subsidiaries to:
      (a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;
      (b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger;
      (c) take any action, or omit to take any action, the taking or omission of which would reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or
      (d) authorize, or commit or agree to do any of the foregoing.
      6.3     Covenants of Both the Company and UCBH.
      (a) The Company and UCBH agree that they will report in their respective federal income Tax Returns for the taxable period including the Closing Date that the Merger qualified as a reorganization under Section 368(a) of the Code, and will properly file with their federal income Tax Returns all information required by Treasury Regulations Section 1.368-3. No party hereto, unless required by law, will take any Tax reporting position inconsistent with the characterization of the Merger as a reorganization under Section 368(a) of the Code.
      (b) No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.
ARTICLE VII
Additional Agreements
      7.1     Regulatory Matters.
      (a) UCBH shall prepare and file as promptly as practicable after the date hereof such regulatory filings as are applicable to the Merger. The Company shall take, in accordance with applicable law and its Organization Certificate and Bylaws, each as may be amended, all action necessary to convene an appropriate meeting of shareholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable after the date hereof and after SEC review of the S-4 Registration Statement has been completed and the S-4 Registration Statement has been declared effective. The Company’s Board of Directors shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its shareholders, subject to the Board’s fiduciary duties under applicable law.
      (b) Each of the Company and UCBH shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing with the SEC within thirty-five (35) days after the date hereof of a registration statement on Form S-4 in order to register under the Securities Act the shares of UCBH Common Stock to be issued in the Merger (the “S-4 Registration Statement”).
      (c) The Company and UCBH shall use reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

      (d) Within thirty (30) days of the date hereof, the Company shall prepare, and UCBH shall reasonably assist in such preparation of, a Company proxy statement for the purposes of submitting to the Company’s shareholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and soliciting such approval (together with other proxy solicitation materials of the Company constituting a part thereof, the “Proxy Statement”). Description of UCBH and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with UCBH. The Company shall distribute the Proxy Statement to its shareholders not more than two (2) business days after the S-4 Registration Statement becomes effective (the “Proxy Distribution Date”).
      (e) Each of the Company and UCBH agrees, as to itself and its Subsidiaries, if any, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 Registration Statement and the Proxy Statement will, at the time the S-4 Registration Statement and each amendment thereto, if any, becomes effective or any supplement thereto is provided to Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any supplement thereto will, at the date of mailing to the Company’s shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statement is made, not misleading. Each of the Company and UCBH further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the S-4 Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the S-4 Registration Statement or the Proxy Statement.
      (f) UCBH will advise the Company, promptly after UCBH receives notice thereof, of the time when the S-4 Registration Statement has been declared effective, of the issuance of any stop order or the suspension of a qualification of the UCBH Common Stock for offering or sale in any jurisdiction or of the S-4 Registration Statement, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 Registration Statement or for additional information.
      (g) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. The Company and UCBH shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, UCBH or UCBH’s Subsidiaries, including Buyer, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.
      (h) Each of UCBH and the Company shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning itself and its Subsidiaries, if any, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the

S-4 Registration Statement, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of UCBH, the Company or any of UCBH’s Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall from time to time make available to UCBH, upon reasonable request, a list of the Company’s shareholders and their addresses and such other information as UCBH shall reasonably request regarding the ownership of the Company Capital Stock.
      (i) UCBH and the Company shall promptly furnish each other with copies of non-confidential written communications received by UCBH or the Company, as the case may be, or any of UCBH’s Subsidiaries, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.
      (j) UCBH has no obligation to file a registration statement with the SEC with respect to the resale of the shares of UCBH Common Stock to be issued hereunder by any person.
      (k) Not later than the fifteenth (15th) day prior to the Proxy Statement Distribution Date, the Company shall deliver to UCBH a schedule of each person that, to the best of the Company’s knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of it (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each Company Affiliate to execute and deliver to UCBH and the Company on or before the Effective Time an affiliate agreement in substantially the form attached hereto as Exhibit C.
      (l) Certificates representing the shares of UCBH Common Stock to be issued to Company Affiliates pursuant to this Agreement may be subject to stop transfer orders and a restrictive legend which confirm and state that such certificates representing such shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the Securities Act applies, and that such shares may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 145, or (iii) in a transaction which, in an opinion of such holder’s counsel in form and substance reasonably satisfactory to UCBH, or as described in a “no action” or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act.
      7.2     No Solicitation by the Company.
      (a) The Company shall, and the Company shall direct and use its reasonable efforts to cause the Company’s affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time or the earlier termination of this Agreement, the Company shall not, nor shall it authorize or permit any of the Company’s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) except in accordance with Section 9.1(f) hereof, enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the twentieth (20th) day after the Proxy Distribution Date, if, and only to the extent that, the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.2(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal, subject to providing forty-eight (48) hours prior written notice to UCBH of the Board’s decision to take such action and identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 7.2(b) hereof, following delivery of the Company Notice, (1) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and UCBH, and (2) participate in discussions or negotiations regarding such a Superior Proposal.
      (b) In addition to the obligations of the Company set forth in Section 7.2(a) hereof, the Company shall promptly advise UCBH orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep UCBH informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to UCBH all materials provided to or made available to any third party by the Company which were not previously provided to UCBH.
      (c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.
      7.3     Access to Information.
      (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of UCBH, access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, the Company shall make available to UCBH all information concerning the Company’s businesses, properties and personnel as UCBH may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company delivers to UCBH a written log notifying UCBH of the existence of, and the basis for the Company’s withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
      (b) From and after the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall (i) invite a suitable representative of UCBH, at UCBH’s sole expense, to observe all non-confidential portions of the Company’s Board of Directors (and audit committee thereof) and shareholders meetings (and shall provide such representative notice of such meetings and, subject to the restrictions set forth in Section 7.3(a), copies of any materials distributed to directors, committee members and shareholders relating to non-confidential portions of such meetings) and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and (ii) cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of UCBH and to report the general status of the ongoing operations of the Company. In connection therewith, UCBH shall have the right of full review on any new loan extended by the Company in a principal amount in excess of $1,000,000. UCBH and the Company, as the case may be, will promptly notify the other party of any material change in the normal course of business or in the operation of their respective properties and of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving them, and will keep the other party fully informed of such events, including without limitation, the exit briefing at the conclusion of any regulatory examination.
      (c) No investigation by UCBH or its representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.
      (d) Notwithstanding anything contained in this Agreement to the contrary, the Company and UCBH (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor UCBH (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.
      7.4     Confidentiality. All confidential information furnished to the parties in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.
      7.5     Notification of Certain Matters. Each of UCBH and the Company shall give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.
      7.6     Employee Benefit Plans. As soon as practicable after the Closing, employees of the Company shall become eligible to participate in UCBH’s Plans. UCBH will:
      (a) waive all pre-existing condition requirements, evidence of insurability provisions, waiting period requirements or any similar provisions under any Plan (which is a welfare plan under ERISA Section 3(1)) for such employees after the Closing Date to the extent such employees would not have been subject to such requirements or provisions under the Company’s Plans;
      (b) use commercially reasonable efforts to cause its insurers to apply toward any deductible requirements and out-of-pocket maximum limits under its Plans any similar amounts paid (or accrued) by each employee under the Company’s Plans during the current plan year;
      (c) recognize for purpose of participation, eligibility and vesting (but not for purposes of benefit accrual) under its pension Plans the service of any employee with the Company prior to the Closing Date; and
      (d) be responsible for satisfying obligations under ERISA Section 601 et seq. and Code Section 4980B to provide continuation coverage to any employee with respect to any qualifying event which occurs on or after the Closing Date.
      7.7     Indemnification.
      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of their predecessors or affiliates, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, UCBH shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with UCBH; provided, however, that (1) UCBH shall have the right to assume the defense thereof and upon such assumption UCBH shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if UCBH elects not to assume such defense or counsel for the Indemnified Parties reasonably advises UCBH that there are issues which raise conflicts of interest between UCBH and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with UCBH, and UCBH shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) UCBH shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) UCBH shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) UCBH shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify UCBH thereof, provided that the failure to so notify shall not affect the obligations of UCBH under this Section 7.7 except to the extent such failure to notify prejudices UCBH. UCBH’s obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.
      (b) UCBH shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of five (5) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that UCBH may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall UCBH be required to expend on an annual basis more than two hundred percent (200%) of the amount currently expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if UCBH is unable to maintain or obtain the insurance called for by this Section 7.7(b), UCBH shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
      (c) In the event UCBH or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of UCBH assume the obligations set forth in this Section 7.7.
      (d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
      7.8     Reasonable Efforts; Additional Agreements.
      (a) Subject to the terms and conditions of this Agreement, each of UCBH and the Company agrees to cooperate fully with each other and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement.
      (b) The Company agrees to use its reasonable efforts from the date of this Agreement to the Closing to assist UCBH and Buyer in retaining all employees and customers of the Company.
      (c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers and directors of each party to this Agreement and their respective Subsidiaries, if any, shall take all such necessary action as may be reasonably requested by UCBH.
      7.9     Price Adjustment Based on Appraisal of Appraised Properties.
      (a) The Aggregate Deal Value shall be reduced in accordance with Section 7.9(d) below if the Appraised Properties are conclusively appraised to have a fair market value of less than $18,500,000 in accordance with Section 7.9(b)-(c) below.
      (b) Within twenty-five (25) days after the date hereof, the Company shall deliver to UCBH, at the Company’s sole expense, an appraisal of the fair market value of the Company’s real properties at 235 Fifth Avenue in New York, New York and 41-48 Main Street in Flushing, New York (the “Appraised Properties”). If UCBH reasonably deems such appraisal to be satisfactory, such appraisal shall be deemed to set forth the conclusively appraised value of the Appraised Properties. If such appraisal is not reasonably satisfactory to UCBH, UCBH shall obtain its own appraisal, at UCBH’s sole expense, of the Appraised Properties. The Company and UCBH shall cooperate fully with the other’s appraiser, including providing all information necessary or appropriate to an appraisal, as requested by either appraiser. All information provided to one appraiser shall be provided to both appraisers, the Company and UCBH. If the difference between the appraised values obtained by the Company and UCBH is less than $1,000,000, the two appraised values shall be averaged and such average shall be deemed to be the conclusively appraised value of the Appraised Properties.
      (c) If the difference between the appraised values obtained by the Company and UCBH is $1,000,000 or more, a third appraiser shall be appointed by the first two appraisers. The fee for the third appraiser shall be paid equally by the Company and UCBH, provided that such fee shall not materially exceed the average of the fee paid to the two initial appraisers, who shall cooperate fully with such third appraiser. If all three appraisers agree on a value after consultation, such agreed value shall be deemed to be the conclusively appraised value of the Appraised Properties. If all three appraisers cannot agree on a value after consultation, the third appraiser shall, after conducting an independent appraisal of the Appraised Properties, provide an independent appraised value of the Appraised Properties, which value may not be in the form of a range of values but shall be a fixed value. The conclusively appraised value of the Appraised Properties shall be deemed to be the average of all three appraisals, with the third appraiser’s finding weighted at twice the finding of the initial two appraisers.
      (d) If the Appraised Properties are conclusively appraised to have an aggregate fair market value of less than $18,500,000, the Aggregate Deal Value shall be reduced by an amount equal to the product of (A) the difference of (I) $18,500,000, less (II) the conclusively appraised value, multiplied by (B) 2.7, multiplied by (C) 0.58.
      7.10     Environmental/ Undisclosed Liabilities Pool. Notwithstanding anything herein to the contrary, to the extent that the representations and warranties in Sections 4.16 and 4.24, as qualified by the Company Disclosure Schedule, contain any untrue statements, and the potential liability of the Company (or, following the Merger, Buyer or UCBH) based on the subject of such untrue statements is not reasonably likely to exceed $250,000 in the aggregate, such representations and warranties shall be deemed to be true and correct and the Company shall not be deemed to have breached them. This Section 7.10 shall apply for all purposes of this Agreement, including for purposes of Section 8.1(a) and Article IX.
ARTICLE VIII
Conditions Precedent
      8.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
      (a) Shareholder Approval. This Agreement shall have been approved and adopted by the holders of not less than two-thirds (2/3) of the outstanding shares of Company Capital Stock under applicable law.

      (b) Regulatory Approvals. All regulatory approvals and the Securities Laws Filings and Approvals required to consummate the Merger or other transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
      (c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or other transactions contemplated hereby shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the other transactions contemplated hereby.
      8.2     Conditions to Obligations of UCBH and Buyer. The obligation of UCBH and Buyer to consummate the Merger is also subject to the satisfaction or waiver by UCBH at or prior to the Effective Time of the following conditions:
      (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and UCBH shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
      (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UCBH shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
      (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or UCBH.
      (d) List of Properties. The Company shall have delivered to UCBH separate lists of all of Company’s properties and assets, real and personal, tangible or intangible, used in the conduct of its business which are reflected on a balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.
      (e) Company Net Worth. At the Closing, the net worth of the Company shall be not less than the Company Closing Net Worth. For purposes of this condition, the net worth of the Company shall exclude (i) the after-tax effect of any expense related to this Agreement and the transactions contemplated hereby, including payments to Company Advisor under Section 4.7 hereof and payments to the Company’s attorneys and accountants, not to exceed $1,600,000 in the aggregate (pre-tax), (ii) the after-tax effect of any gain or loss from the sale of assets by the Company in 2005 or 2006 in the ordinary course of business consistent with its past practices, and (iii) any change in the “Accumulated Other Comprehensive Income (Loss), Net of Tax” line on the Company’s balance sheet after June 30, 2005, all as set forth in a balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP, and the format of such balance sheet of the Company to be delivered as of the end of the month preceding the Closing Date is attached hereto as Schedule 8.2(e).
      (f) Allowance for Loan Loss. At the Closing, the Company’s allowance for loan and lease losses shall be not less than the Company Closing Loan Loss Reserve, and the ratio of the Company’s allowance for loan and lease losses to the aggregate amount of loans in the Company’s portfolio of loan assets, as set forth in the balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP, shall not be materially lower than the ratio of the Company’s allowance for loan and lease losses to the aggregate amount of loans in the Company’s portfolio of loan assets, as set forth in the balance sheet of the Company as of June 30, 2005, prepared in accordance with GAAP.
      (g) Core Deposits. The balance of core deposits with the Company shall be not less than $76,000,000 on non-interest bearing core accounts, and $180,000,000 in the aggregate on all core accounts.
      (h) Dissenting Shares. Not more than five percent (5%) of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.
      (i) Tax Opinion. UCBH shall have received from its counsel, Squire, Sanders & Dempsey L.L.P., an opinion dated as of the Closing Date and addressed to UCBH’s board of directors, in form and substance reasonably satisfactory to UCBH, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of UCBH, Buyer and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.
      (j) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.
      8.3     Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
      (a) Representations and Warranties. The representations and warranties of UCBH set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of UCBH by the Chief Executive Officer and the Chief Financial Officer of UCBH to such effect.
      (b) Performance of Obligations of UCBH. UCBH shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of UCBH by the Chief Executive Officer and the Chief Financial Officer of UCBH to such effect.
      (c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or UCBH.
      (d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction preventing the consummation of the Merger or other transactions contemplated hereby shall be pending.
      (e) Tax Opinion. The Company shall have received from its counsel, Schiff Hardin LLP, an opinion dated as of the Closing Date and addressed to the Company’s board of directors, in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and each of UCBH, Buyer and the Company will be a “party to a reorganization” within the meaning of 368(b) of the Code. The parties to this Agreement agree to execute and deliver to such counsel representation letters containing such reasonable representations as may be requested by such counsel for the purpose of rendering such opinion, and the receipt of such representation letters by such counsel shall be a condition to the issuance of its opinion.

      8.4     Frustration of Closing Conditions. Neither UCBH nor the Company may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger or the other transactions contemplated by this Agreement, as required by and subject to Section 7.8(a).
ARTICLE IX
Termination and Amendment
      9.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company of the matters presented in connection with the Merger:
      (a) by mutual consent of UCBH and the Company;
      (b) by either UCBH or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the thirty (30)-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, (ii) after UCBH and the Company have performed their respective obligations under Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals, the SEC informs UCBH that the SEC will not declare effective the S-4 Registration Statement, or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial, request, recommendation for withdrawal, SEC position, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.
      (c) by either UCBH or the Company if the Merger shall not have been consummated on or before the Final Date, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
      (d) by either UCBH or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither UCBH nor the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by UCBH);
      (e) by either UCBH or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
      (f) by the Company prior to the twenty-fifth (25th) calendar day following the Proxy Statement Distribution Date in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company’s shareholders under applicable law; provided, however, that the Board of Directors of the Company may terminate this Agreement pursuant to this Section 9.1(f) solely to concurrently enter into a definitive acquisition agreement or other similar agreement related to a Superior Proposal; and provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(f) only after the fifth (5th) day following UCBH’s receipt of written notice advising UCBH that the Board of Directors of the Company is prepared to accept a Superior Proposal, and only if, during such five (5)-day period, if UCBH so elects, the Company and its advisors shall have negotiated in good faith with UCBH to make such adjustments in the terms and conditions of this Agreement as would enable UCBH to proceed with the transactions contemplated herein on such adjusted terms; or
      (g) by the Company if (i) (A) the Average Closing Price is less than $15.01, and (B) x is greater than y, where “x” equals:

Agreement Price - Average Closing Price Agreement Price
and “y” equals:

Agreement Total Regional Bank Weighted Average - Closing Total Regional Bank Weighted Average Agreement Total Regional Bank Weighted Average	+ 0.15
and (ii) UCBH and Buyer do not agree to adjust the Aggregate Closing Transaction Value to the Minimum Aggregate Closing Transaction Value; provided, however, that such adjustment does not negate or adversely impact the conclusions reflected in the tax opinions to be delivered pursuant to Sections 8.2(i) and 8.3(e) of this Agreement; and provided, further, that UCBH shall have the sole discretion, subject to the limitations set forth in Section 2.2 hereof, whether to deliver the amount of the adjustment in Merger Consideration under this Section 9.1(g) in the form of cash, shares of UCBH Common Stock, or a combination of cash and shares of UCBH Common Stock.
      9.2     Effect of Termination.
      (a) In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect except that (i) Sections 7.4, 9.2 and 10.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) (i) If (x) the Company terminates this Agreement pursuant to Section 9.1(f) hereof, or (y) UCBH terminates this Agreement under Section 9.1(d) or 9.1(e) hereof for a willful material breach of this Agreement by the Company, and UCBH is not itself in material breach of this Agreement, the Company shall pay to UCBH a termination fee equal to $5,000,000 by wire transfer of same day immediately available funds on the date of such termination. The Company and UCBH agree that the agreement contained in this Section 9.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

(ii) If this Agreement shall not have been approved and adopted by at least two-thirds (2/3) of the outstanding shares of Company Capital Stock under applicable law prior to the Final Date, the Company shall pay to UCBH a termination fee equal to $4,500,000 by wire transfer of same day immediately available funds on the Final Date. The Company and UCBH agree that the agreement contained in this Section 9.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.
      9.3     Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.
      9.4     Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE X
General Provisions
      10.1     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
      10.2     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
      10.3     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
      (a) if to UCBH, to:
           UCBH Holdings, Inc.
           555 Montgomery Street
           San Francisco, CA 94111
           Attention: Corporate Secretary
           with copies (which shall not constitute notice to UCBH) to:
           Squire, Sanders & Dempsey L.L.P.
           One Maritime Plaza, Suite 300
           San Francisco, CA 94111-3492
           Attention: Nicholas Unkovic, Esq.
                            David Kenny, Esq.
           and
           Sandler O’Neill & Partners, L.P.
           919 Third Avenue, 6th Floor
           New York, NY, 10022
           Attention: Thomas W. Killian

      (b) if to the Company, to:
           Great Eastern Bank
           235 Fifth Avenue
           New York, NY 10016
           Attention: William J. Laraia, President and Chief Executive Officer
           with copies (which shall not constitute notice to the Company) to:
           Schiff Hardin LLP
           623 Fifth Avenue
           New York, NY 10022
           Attention: Harold S. Nathan
           and
           Advest, Inc.
           One Rockefeller Plaza
           New York, NY 10020
           Attention: Michael Mayes
      10.4     Interpretation. Whenever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the term “knowledge” is used in this Agreement, it means the actual knowledge of such party after reasonable inquiry. The terms, “Section,” “Schedule” and “Exhibit” refer to sections and schedules exhibits attached to, this Agreement, respectively. The terms “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
      10.5     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      10.6     Entire Agreement. This Agreement, together with all exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.
      10.7     Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all such service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at the address of its agent set forth herein, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.
      10.8     Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 7.4 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
      10.9     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
      10.10     Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market’s National Market, so long as this Agreement is in effect, neither UCBH nor the Company shall, nor shall UCBH or the Company permit any of their respective Subsidiaries, if any, to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned.
      10.11     Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
      10.12     Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.
[remainder of page intentionally left blank]

      IN WITNESS WHEREOF, UCBH, Buyer and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UCBH HOLDINGS, INC.

By: /s/ Jon Downing

Name: Jon Downing

Title:	Executive Vice President,

Director of Corporate Development
and Investor Relations

UNITED COMMERCIAL BANK

By: /s/ Jon Downing

Name: Jon Downing

Title:	Executive Vice President,

Director of Corporate Development
and Investor Relations

GREAT EASTERN BANK

By: /s/ William J. Laraia

Name: William J. Laraia

Title:	President and CEO

APPENDIX I
DEFINITIONS
      As used in this Agreement, the following terms shall have the definitions set forth herein:
      (a) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement. For the avoidance of doubt, the Cathay Options are deemed to be an Acquisition Proposal.
      (b) “Acquisition Transaction” means a (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.
      (c) “Aggregate Cash Value” means the aggregate amount of cash issued as Merger Consideration hereunder and any cash paid or payable in lieu of fractional shares and any cash paid or payable in respect of Dissenting Shares. For purposes of computing Aggregate Cash Value, the aggregate amount of cash paid or payable in respect of Dissenting Shares shall be deemed to be an amount equal to the product of the Per Share Cash Consideration and the aggregate number of Dissenting Shares.
      (d) “Aggregate Closing Transaction Value” means the amount, in U.S. dollars, equal to the sum of (a) the product of (i) the Aggregate UCBH Share Amount, multiplied by (ii) the Average Closing Price, plus (b) 51,849,990, subject to possible adjustment under Section 7.9(d) hereof.
      (e) “Aggregate Company Share Amount” means 1,728,333 shares of Company Capital Stock.
      (f) “Aggregate Deal Value” means the monetary amount equal to the sum of (a) the Aggregate Stock Value, plus (b) the Aggregate Cash Value.
      (g) “Aggregate Stock Value” means the monetary amount equal to the product of (a) the Aggregate UCBH Share Amount, multiplied by (b) the Average Closing Price.
      (h) “Aggregate UCBH Share Amount” means 2,936,013 shares of UCBH Common Stock, provided that, in the event UCBH and Buyer agree to adjust the Exchange Ratio for purposes of Section 9.1(g) hereof, “Aggregate UCBH Share Amount” shall mean that number of shares of UCBH Common Stock equal to the quotient of (a) $51,849,990, divided by (b) the Exchange Ratio.
      (i) “Agreement Price” means $17.66.
      (j) “Agreement Total Regional Bank Weighted Average” means the sum of all Individual Regional Bank Weighted Averages for the companies listed on Appendix II hereto as of the date of this Agreement.
      (k) “Appraised Properties” has the meaning given such term in Section 7.9(b) hereof.
      (l) “Audit” has the meaning given such term in Section 5.16(a) hereof.
      (m) “Average Closing Price” means the average of the daily closing price of a share of UCBH Common Stock as reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Effective Time.

      (n) “Buyer” means United Commercial Bank.
      (o) “CADFI” means the California Department of Financial Institutions.
      (p) “California Certificates” has the meaning given such term in Section 1.3(b) hereof.
      (q) “California Commissioner” has the meaning given such term in Section 1.3(b) hereof.
      (r) “Cash Election Shares” means shares of Company Capital Stock with respect to which a Cash Election or Combination Cash Election has been made.
      (s) “Cash Election” has the meaning given such term in Section 2.2(a) hereof.
      (t) “Cathay” means Cathay General Bancorp, a Delaware corporation.
      (u) “Cathay Options” has the meaning given such term in Section 4.2 hereof.
      (v) “Certificate” has the meaning given such term in Section 2.1(b) hereof.
      (w) “CFC” means the California Financial Code.
      (x) “CGCL” means the California General Corporation Law.
      (y) “Closing” has the meaning given such term in Section 1.3(a) hereof.
      (z) “Closing Date” has the meaning given such term in Section 1.3(a) hereof.
      (aa) “Closing Total Regional Bank Weighted Average” means the sum of all Individual Regional Bank Weighted Averages for the companies listed on Appendix II hereto as of the Closing Date.
      (bb) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
      (cc) “Combination Cash Election” has the meaning given such term in Section 2.2(a) hereof.
      (dd) “Combination Stock Election” has the meaning given such term in Section 2.2(a) hereof.
      (ee) “Company Advisor” has the meaning given such term in Section 4.7 hereof.
      (ff) “Company Affiliate” has the meaning given such term in Section 7.1(k) hereof.
      (gg) “Company Capital Stock” means the capital stock of the Company, par value $5.00.
      (hh) “Company Closing Loan Loss Reserve” means the amount of the Company’s allowance for loan and lease losses as set forth in the balance sheet of the Company as of June 30, 2005, prepared in accordance with GAAP.
      (ii) “Company Closing Net Worth” means, if the Closing occurs on or before December 31, 2005, $31,750,000, and if the Closing occurs after such date, $31,750,000 plus an additional $100,000 for each month thereafter, calculated as of the first day of such month, until the Closing has occurred.
      (jj) “Company Contract” has the meaning given such term in Section 4.15(a) hereof.
      (kk) “Company Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
      (ll) “Company Meeting” has the meaning given such term in Section 7.1(a) hereof.
      (mm) “Company Notice” has the meaning given such term in Section 7.2(a).
      (nn) “Confidentiality Agreement” means the confidentiality letter agreement, dated September 15, 2005, between the Company and UCBH.
      (oo) “Consents” has the meaning given such term in Section 4.3(a).
      (pp) “Converted Cash Election Share” has the meaning given such term in Section 2.2(c)(i)(C) hereof.

      (qq) “Converted Stock Election Shares” has the meaning given such term in Section 2.2(c)(ii)(B) hereof.
      (rr) “Deal Value Per Share” means the amount, in U.S. dollars, obtained by dividing (a) the Aggregate Closing Transaction Value, by (b) the Aggregate Company Share Amount, rounded to the nearest whole cent.
      (ss) “Derivative Transaction” means any transaction involving a derivative instrument within the scope of Financial Accounting Standards Board Statement 133, including without limitation any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
      (tt) “Dissenting Shares” has the meaning given such term in Section 1.5(d) hereof.
      (uu) “DPC Shares” has the meaning given such term in Section 1.5(c) hereof.
      (vv) “Effective Time” has the meaning given such term in Section 1.3(b) hereof.
      (ww) “Election” shall have the meaning given such term in Section 2.2(a) hereof.
      (xx) “Election Deadline” shall have the meaning given such term in Section 2.2(b) hereof.
      (yy) “Election Form” shall have the meaning given such term in Section 2.2(a) hereof.
      (zz) “Election Form Record Date” shall have the meaning given such term in Section 2.2(a) hereof.
      (aaa) “Environmental Laws” has the meaning given such term in Section 4.16(a) hereof.
      (bbb) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
      (ccc) “ERISA Affiliate” has the meaning given such term in Section 4.11(a) hereof.
      (ddd) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      (eee) “Exchange Agent” has the meaning given such term in Section 2.1(a).
      (fff) “Exchange Ratio” means that number of shares of UCBH Common Stock as shall be obtained by dividing the Deal Value Per Share by the Average Closing Price, rounded to the nearest one-ten-thousandth (1/10,000).
      (ggg) “FDIC” means the Federal Deposit Insurance Corporation.
      (hhh) “FDIC Application” has the meaning given such term in Section 4.4 hereof.
      (iii) “Final Date” means March 31, 2006; provided, however, that if the Proxy Statement Distribution Date occurs not more than two (2) days after the S-4 Registration Statement becomes effective (regardless of whether the S-4 Registration Statement becomes effective before or after March 31, 2006), “Final Date” means the later of March 31, 2006 and the date forty-five (45) days after the S-4 Registration Statement becomes effective.
      (jjj) “Fixed Cash Amount” means a cash amount equal to $51,849,990.00.
      (kkk) “FRB” means the Federal Reserve Board.
      (lll) “FRB Application” has the meaning given such term in Section 4.4 hereof.
      (mmm) “GAAP” means generally accepted accounting principles.
      (nnn) “Governmental Entity” has the meaning given such term in Section 4.4 hereof.

      (ooo) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.
      (ppp) “Indemnified Parties” has the meaning given such term in Section 7.7(a) hereof.
      (qqq) “Individual Regional Bank Average” means, as of the date of this Agreement and as of the Closing Date, for each company listed on Appendix II hereto, the average of the daily closing price of a share of common stock of such company as reported on the securities exchange on which such company is listed for the five (5) consecutive trading days preceding the fourth (4th) business day prior to the date of this Agreement, and for the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Closing Date, respectively.
      (rrr) “Individual Regional Bank Market Cap” means, as of the date of this Agreement and as of the Closing Date, for each company listed on Appendix II hereto, the average market cap of such company as reported on the securities exchange on which such company is listed for the five (5) consecutive trading days preceding the fourth (4th) business day prior to the date of this Agreement, and for the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Closing Date, respectively.
      (sss) “Individual Regional Bank Weighted Average” means, as of the date of this Agreement and as of the Closing Date, for each company listed on Appendix II hereto, the product of (a) such company’s Individual Regional Bank Average as of the date of this Agreement or as of the Closing Date, as the case may be, multiplied by (b) the quotient of (i) such company’s Individual Regional Bank Market Cap as of the date of this Agreement or as of the Closing Date, as the case may be, divided by (ii) the Total Regional Bank Market Cap as of the date of this Agreement or as of the Closing Date, as the case may be.
      (ttt) “Injunction” has the meaning given such term in Section 8.1(c) hereof.
      (uuu) “Insurance Amount has the meaning given such term in Section 7.7(b) hereof.
      (vvv) “Interstate Act” has the meaning given such term in Section 1.2 hereof.
      (www) “Lien” has the meaning given such term in Section 4.3(b) hereof.
      (xxx) “Loan Property” means any property with respect to which the Company holds a security interest (as defined in 42 U.S.C. § 9601(20)(G)(vi)), as collateral for a loan or other extension of credit, and, where required by the context, said term means the owner or operator of such property.
      (yyy) “Loans” has the meaning given such term in Section 4.20(a) hereof.
      (zzz) “Mailing Date” has the meaning given such term in Section 2.2(a) hereof.
      (aaaa) “Material Adverse Effect” means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), or (D) in the case of the Company, any action or omission of the Company taken with the prior written consent of UCBH, and in the case of UCBH, any action or omission of UCBH taken with the prior written consent of the Company; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.
      (bbbb) “Merger Consideration” has the meaning given such term in Section 1.5(a) hereof.
      (cccc) “Minimum Aggregate Closing Transaction Value” means the sum of (a) the product of (i) the Aggregate UCBH Share Amount, multiplied by (ii) 0.85, multiplied by (iii) the Agreement Price, plus (b) $51,849,990.
      (dddd) “New York Certificates” has the meaning given such term in Section 1.3(b) hereof.

      (eeee) “New York Filing Officers” has the meaning given such term in Section 1.3(b) hereof.
      (ffff) “NYBCL” means the New York Business Corporation Law.
      (gggg) “NYBL” means the New York Banking Law, Chapter 2 of the New York State Consolidated Laws.
      (hhhh) “NYSBD” means the New York State Banking Department.
      (iiii) “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.
      (jjjj) “Participation Facility” means any property with respect to which either (i) Company has “foreclosed” on a security interest held by it, or (ii) has been or may be deemed to have “participated in the management” of such property as such terms are defined respectively in 42 U.S.C. § 9601(20)(E)(ii) and 42 U.S.C. § 9601(20)(F).
      (kkkk) “Per Share Cash Consideration” has the meaning given such term in Section 1.5(a).
      (llll) “Per Share Stock Consideration” means that number of shares of UCBH Common Stock equal to the Exchange Ratio.
      (mmmm) “Plan and Agreement of Merger” has the meaning given such term in Section 1.3(b) hereof.
      (nnnn) “Plans” has the meaning given such term in Section 4.11(a) hereof.
      (oooo) “Proxy Statement” has the meaning given such term in Section 7.1(d) hereof.
      (pppp) “Proxy Statement Distribution Date” has the meaning given such term in Section 7.1(d).
      (qqqq) “Regulatory Agency” has the meaning given such term in Section 4.5(a) hereof.
      (rrrr) “Requisite Regulatory Approvals” has the meaning given such term in Section 8.1(b) hereof.
      (ssss) “S-4 Registration Statement” has the meaning given such term in Section 7.1(b) hereof.
      (tttt) “SEC” means the U.S. Securities and Exchange Commission.
      (uuuu) “Securities Act” means the Securities Act of 1933, as amended.
      (vvvv) “SRO” means self-regulatory organization.
      (wwww) “Securities Laws Filing and Approvals” means all filings to be made with, hearings to be conducted before, approvals to be provided by, permits to be issued by, and/or registrations to be made with the SEC in accordance with and pursuant to the provisions of Section 7.1 of this Agreement.
      (xxxx) “SNYBD” means the State of New York Banking Department.
      (yyyy) “State Banking Approvals and Notices” has the meaning given such term in Section 4.4 hereof.
      (zzzz) “Stock Conversion Number” has the meaning given such term in Section 2.2(c)(i) hereof.
      (aaaaa) “Stock Election” has the meaning given such term in Section 2.2(a) hereof.
      (bbbbb) “Stock Election Shares” means shares of Company Capital Stock with respect to which a Stock Election or Combination Stock Election has been made.
      (ccccc) “Stock-Selected Undesignated Share” has the meaning given such term in Section 2.2(c)(i)(B) hereof.
      (ddddd) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.
      (eeeee) “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, one hundred percent (100%) of the combined voting power of the shares of capital stock of the Company then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms and conditions that the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s shareholders than the Merger and which transaction, according to a written fairness opinion provided to the Company’s Board of Directors by Company Advisor, would result in the receipt by the Company’s shareholders of merger consideration with an aggregate value that is materially higher than such shareholders are to receive in the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is highly likely to be obtained by such third party.
      (fffff) “Surviving Corporation” has the meaning given such term in Section 1.2 hereof.
      (ggggg) “Takeover Laws” has the meaning given such term in Section 4.4(b) hereof.
      (hhhhh) “Takeover Provisions” has the meaning given such term in Section 4.4(b) hereof.
      (iiiii) “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
      (jjjjj) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
      (kkkkk) “Total Regional Bank Market Cap” means, as of the date of this Agreement and as of the Closing Date, the sum of all Individual Regional Bank Market Caps for the companies listed on Appendix II hereto, for the five (5) consecutive trading days preceding the fourth (4th) business day prior to the date of this Agreement, and for the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Closing Date, respectively.
      (lllll) “Trust Account Shares” has the meaning given such term in Section 1.5(c) hereof.
      (mmmmm) “UCBH Advisor” has the meaning given such term in Section 5.4 hereof.
      (nnnnn) “UCBH Capital Stock” means UCBH Common Stock and UCBH Preferred Stock, collectively.
      (ooooo) “UCBH Common Stock” means common stock of UCBH, par value $0.01 per share.
      (ppppp) “UCBH Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.
      (qqqqq) “UCBH Option Plans” has the meaning given such terms in Section 5.13 hereof.
      (rrrrr) “UCBH Preferred Stock” means preferred stock of UCBH, par value $0.01 per share.
      (sssss) “UCBH Reports” has the meaning given such term in Section 5.11 hereof.
      (ttttt) “Undesignated Shares” means those shares deemed to be Undesignated Shares under Sections 2.2(a) and 2.2(c)(v) hereof.
      (uuuuu) “USA PATRIOT Act” has the meaning given such term in Section 4.14(a) hereof.

APPENDIX II
LIST OF REGIONAL BANKS

			Individual		Individual	Individual
			Regional Bank	Shares	Regional Bank	Regional Bank
			Average	Outstanding	Market Cap	Weighted Average
			as of the date	as of the date	as of the date	as of the date
Regional Bank	Ticker	Exchange	of the Agreement	of the Agreement	of the Agreement	of the Agreement

			($)	(mm)	($mm)	($)
Alabama National BanCorporation	ALAB	NASDAQ	61.972	17.030	1,055.4	1.306
AMCORE Financial, Inc.	AMFI	NASDAQ	30.728	24.831	763.0	0.468
Amegy Bancorporation, Inc.	ABNK	NASDAQ	22.356	70.754	1,581.8	0.706
Cathay General Bancorporation, Inc.	CATY	NASDAQ	35.000	50.132	1,754.6	1.226
Chittenden Corporation	CHZ	NYSE	25.954	46.472	1,206.1	0.625
Citizens Banking Corporation	CBCF	NASDAQ	28.048	43.298	1,214.4	0.680
Corus Bankshares, Inc.	CORS	NASDAQ	53.948	27.874	1,503.7	1.620
Cullen/ Frost Holdings, Inc.	CFR	NYSE	48.590	52.496	2,550.8	2.475
East West Bancorp, Inc.	EWBC	NASDAQ	33.474	55.861	1,869.9	1.250
First Commonwealth Financial Corporation	FCF	NYSE	13.056	69.950	913.3	0.238
First Midwest Bancorp, Inc.	FMBI	NASDAQ	34.486	45.381	1,565.0	1.078
First Republic Bank	FRC	NYSE	34.726	25.503	885.6	0.614
F.N.B. Corporation	FNB	NYSE	17.034	56.495	962.3	0.327
Greater Bay Bancorp	GBBK	NASDAQ	24.028	50.838	1,221.5	0.586
Hudson United Bancorp	HU	NYSE	41.926	44.445	1,863.4	1.560
Irwin Financial Corporation	IFC	NYSE	20.350	28.547	580.9	0.236
MB Financial, Inc.	MBFI	NASDAQ	38.276	28.550	1,092.8	0.835
Old National Bancorp	ONB	NYSE	20.746	68.648	1,424.2	0.590
Pacific Capital Bancorp	PCBC	NASDAQ	33.272	45.945	1,528.7	1.016
Park National Corporation	PRK	AMEX	105.210	14.281	1,502.5	3.157
Provident Bankshares Corporation	PBKS	NASDAQ	34.274	32.912	1,128.0	0.772
Republic Bancorp Inc.	RBNC	NASDAQ	13.702	69.065	946.3	0.259
Santander BanCorp	SBP	NYSE	24.036	46.639	1,121.0	0.538
Sterling Financial Corporation	SLFI	NASDAQ	19.992	28.879	577.3	0.230
Susquehanna Bancshares, Inc.	SUSQ	NASDAQ	23.372	46.724	1,092.0	0.510
SVB Financial Group	SIVBE	NASDAQ	48.202	35.487	1,710.5	1.646
Texas Regional Bancshares, Inc.	TRBS	NASDAQ	28.090	49.644	1,394.5	0.782
Trustmark Corporation	TRMK	NASDAQ	26.644	56.774	1,512.7	0.805
UCBH Holdings, Inc.	UCBH	NASDAQ	17.660	91.761	1,620.5	0.571
UMB Financial Corporation	UMBF	NASDAQ	65.570	21.562	1,413.8	1.851
United Bankshares, Inc.	UBSI	NASDAQ	34.242	42.428	1,452.8	0.993
United Community Banks, Inc.	UCBI	NASDAQ	27.212	38.283	1,041.8	0.566
Umpqua Holdings Corporation	UMPQ	NASDAQ	23.964	44.477	1,065.8	0.510
Westamerica Bancorporation	WABC	NASDAQ	50.830	32.466	1,650.2	1.675
Whitney Holding Corporation	WTNY	NASDAQ	26.682	63.247	1,687.6	0.899
Wilmington Trust Corporation	WL	NYSE	36.178	67.731	2,450.4	1.770
Wintrust Financial Corporation	WTFC	NASDAQ	49.486	23.678	1,171.7	1.158

Total Regional Bank Market Cap					50,077.1

Total Regional Bank Weighted Average						36.132

II-1

EXHIBIT A
PLAN AND AGREEMENT OF MERGER1
      THIS PLAN AND AGREEMENT OF MERGER, dated as of                     , 200     (this “Merger Agreement”), is made and entered into by and among Great Eastern Bank, a New York state-chartered bank (“GEB”), United Commercial Bank, a California state-chartered bank (“UCB”), and UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended, and the parent of UCB (“UCBH”).

A. The Boards of Directors of GEB and UCB have approved and deemed it advisable and in the best interests of GEB and UCB and their respective shareholders that GEB and UCB consummate the business transaction provided for herein, in which GEB would merge with and into UCB (the “Merger”).

B. GEB, UCB and UCBH have entered into an Agreement and Plan of Merger dated as of , 2005 (the “Agreement”), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.
      In consideration of the promises and mutual agreements contained in this Merger Agreement and the Agreement, the parties to this Merger Agreement hereby agree that GEB shall be merged with and into UCB in accordance with the provisions of the laws of the State of California and the State of New York, and upon the terms and subject to the conditions set forth as follows:

1. The Merger

(a) The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law and the New York Banking Law, and the Merger shall become effective on the date this Merger Agreement is accepted for filing by the Secretary of State of the State of California (the “Effective Time of the Merger”).

(b) At the Effective Time of the Merger, GEB shall be merged with and into UCB, and UCB shall be the surviving corporation (the “Surviving Corporation”). UCB shall thereupon succeed, without other transfer, to all rights and properties, and shall be subject to all the debts and liabilities, of GEB, and the separate existence of UCB as a California corporation, with all of its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises, shall continue unaffected and unimpaired by the Merger.

2. Corporate Governance.

(a) From and after the Effective Time of the Merger and until thereafter amended as provided by law, (i) the Articles of Incorporation of UCB as in effect immediately prior to the Effective Time of the Merger shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (ii) the Bylaws of UCB as in effect immediately prior to the Effective Time of the Merger shall be and continue to be the Bylaws of the Surviving Corporation.

(b) At the Effective Time of the Merger, the directors and officers of the Surviving Corporation shall be those persons who are the directors and officers of UCB at the Effective Time of the Merger, and they shall continue to hold office from and after the Effective Time of the Merger until they shall have resigned or shall have been legally removed or until their respective successors shall have been elected and qualified.

      1The figures used in this form of Merger Agreement assume the values prevailing at the Agreement Date. The figures used in the actual Merger Agreement signed at the Closing will reflect any adjustments resulting from Section 7.9 or 9.1(g) of the Agreement.

1

(c) The Surviving Corporation intends to continue to operate the following offices of GEB, which constitute all of the offices of GEB, for the foreseeable future following the Effective Time:

Address	Owned/ Leased

Midtown Manhattan — Main Office (New York County)	Owned
235 Fifth Avenue
New York, NY 10016
Flushing (Queens County)	Owned
41-48 Main Street
Flushing, NY 11354
Flushing North (Queens County)	Leased
36-54 Main Street
Flushing, NY 11355
Chinatown (New York County)	Leased
16-18 East Broadway
New York, NY 10002
Brooklyn (Kings County)	Leased
55-01 Eighth Avenue
Brooklyn, NY 11220

3. Effect of Merger on Outstanding Shares.

In and by virtue of the Merger and at the Effective Time of the Merger, the shares of the common stock of UCB (“UCB Stock”) and the shares of the capital stock of GEB (“GEB Stock”) outstanding at the Effective Time of the Merger shall be affected as follows:

(a) Effect on UCB Stock. Each share of UCB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall remain unchanged.

(b) Effect on GEB Stock. Each share of GEB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive (i) [insert the Exchange Ratio] shares of UCBH common stock, par value $0.01, (ii) $ [insert the Deal Value Per Share] in cash, or (iii) a combination of such shares and cash; provided, however, that in no event shall the Aggregate Cash Value exceed fifty-five percent (55%) of the Aggregate Deal Value. Notwithstanding any other provision hereof, no fractional shares of UCBH common stock shall be issued to holders of GEB Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of UCBH common stock shall receive, at the time of surrender of certificates representing any such share of GEB Stock, an amount in cash equal to the product $ [insert the Per Share Cash Consideration] multiplied by the fraction of a share of UCBH common stock to which such holder otherwise would be entitled, rounded to the nearest cent.

(c) Allocation of UCBH Stock and Cash. Shares of GEB Stock shall be converted into shares of UCBH Stock, cash or a combination of such shares and cash in accordance with the elections of the holders of GEB Stock, provided that the aggregate number of shares of UCBH Stock issued in the Merger shall be [insert the Aggregate UCBH Share Amount] and the aggregate amount of cash issued in the Merger shall be $ [insert the Aggregate Cash Value].

(d) Definitions. As used in this Section, the following terms have the definitions set forth below:

(i) “Aggregate Cash Value” means the aggregate amount of cash issued as merger consideration hereunder and any cash paid or payable in lieu of fractional shares and any cash paid or payable in respect of dissenting shares. For purposes of computing Aggregate Cash Value, the aggregate amount of cash paid or payable in respect of dissenting shares shall be deemed to be an amount equal to the product of $ [Insert the Deal Value Per Share] and the aggregate number of dissenting shares.

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(ii) “Aggregate Deal Value” means the monetary amount equal to the sum of (a) the Aggregate Stock Value, plus (b) the Aggregate Cash Value.

(iii) “Aggregate Stock Value” means the money amount equal to the product of (a) [2,936,013], multiplied by (b) the Average Closing Price.

(iv) “Average Closing Price” means the average of the daily closing price of a share of UCBH common stock as reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5th) business day prior to the Effective Time of the Merger.

4. General Provisions.

(a) Amendment. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) Successors and Assigns. This Merger Agreement shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Merger Agreement may not be assigned by any party hereto without the written consent of the other.

(c) Governing Law. This Merger Agreement has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto, without giving effect to any choice or conflict of law provision or rule.
[remainder of page intentionally left blank]

3

      IN WITNESS WHEREOF, the parties have duly executed this Plan and Merger Agreement as of the date first written above.

GREAT EASTERN BANK

By:

Name: William J. Laraia

Title:	President

By:

Name: Ming-Hsiung Chuang

Title:	Secretary

UNITED COMMERCIAL BANK

By:

Name: Thomas S. Wu

Title:	Chairman, President and

Chief Executive Officer

By:

Name: Eileen Romero

Title:	Secretary

UCBH HOLDINGS, INC.

By:

Name: Thomas S. Wu

Title:	Chairman, President and

Chief Executive Officer

By:

Name: Eileen Romero

Title:	Secretary

4

EXHIBIT B
CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER
      Jonathan H. Downing and Eileen Romero certify that:
      1. They are the Executive Vice President and the Secretary, respectively, of United Commercial Bank, a California corporation (the “Corporation”).
      2. The Plan and Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of the Corporation by a majority vote of all the members thereof.
      3. No vote of the shareholders of the Corporation was required pursuant to California Corporations Code Section 1201.
      4. No vote of the shareholders of UCBH Holdings, Inc., the parent of the Corporation, was required.
      We further declare under penalty of perjury under the laws of the State of California and under the laws of the State of New York that the matters set forth in this certificate are true and correct of our own knowledge.
Dated:                     , 2005

Name: Jonathan H. Downing

Title:	Executive Vice President

Name: Eileen Romero

Title:	Secretary

CERTIFICATE OF APPROVAL
OF
AGREEMENT OF MERGER
      William J. Laraia and Ming-Hsiung Chuang certify that:
      1. They are the President and the Secretary, respectively, of Great Eastern Bank, a New York corporation (the “Corporation”).
      2. The Plan and Agreement of Merger in the form attached hereto was duly approved by the Board of Directors of the Corporation by a majority vote of all the members thereof.
      3. The Plan and Agreement of Merger was submitted to the stockholders of the Corporation at a meeting thereof held upon notice of at least fifteen days, specifying the time, place and object of such meeting and addressed to each stockholder at the address appearing upon the books of the Corporation and published at least once a week for two successive weeks in one newspaper in each county in which any of the merging corporations has its principal place of business.
      4. Such Plan and Agreement of Merger was approved at such meeting by stockholders owning at least two-thirds in amount of a the stock of the Corporation. The number of shares voting in favor of the merger equaled or exceeded the vote required. The percentage vote required was more than 66.67%.
      5. There is one (1) class of voting stock, and the number of shares of such class outstanding is 1,728,333.
      We further declare under penalty of perjury under the laws of the State of California and under the laws of the State of New York that the matters set forth in this certificate are true and correct of our own knowledge.
Dated:                     , 2005

Name: William J. Laraia

Title:	President

Name: Ming-Hsiung Chuang

Title:	Secretary

EXHIBIT C
GREAT EASTERN BANK
AFFILIATE AGREEMENT
Ladies and Gentlemen:
      The undersigned, a holder of                      shares of common stock (“Company Common Stock”) of Great Eastern Bank, a New York state-chartered bank (the “Company”), is entitled to receive                      shares of common stock, par value $0.01 per share (“UCBH Common Stock”), of UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“UCBH”), in connection with the merger (the “Merger”) of the Company and with and into UCBH’s wholly owned subsidiary United Commercial Bank (“UCB”) pursuant to and in compliance with that certain Agreement and Plan of Merger by and among UCBH, UCB and the Company dated as of [                    ], 2005 (the “Merger Agreement”). The undersigned acknowledges that the undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), by the Securities and Exchange Commission (the “SEC”), although nothing contained herein should be construed as an admission of such fact, nor as a waiver of any right the undersigned may have to object to any claim that the undersigned is such an affiliate on or after date of this letter agreement.
      If, in fact, the undersigned were such an affiliate under the Securities Act, the undersigned’s ability to sell, assign or transfer the shares of UCBH Common Stock received by the undersigned in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and, to the extent the undersigned felt or feels it necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.
      The undersigned hereby represents to and covenants with UCBH that the undersigned will not sell, assign, transfer or otherwise dispose of publicly or privately any of the shares of UCBH Common Stock received by the undersigned in the Merger pursuant to the Merger Agreement except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145(d) under the Securities Act, or (iii) in a transaction which, in the opinion of the general counsel of UCBH, or other counsel reasonably satisfactory to UCBH, or as described in a “no-action” or interpretive letter from the staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.
      In the event of a sale or other disposition by the undersigned of shares of UCBH Common Stock pursuant to Rule 145(d), the undersigned will supply UCBH with evidence of compliance with such rule, in the form of a letter in form and substance reasonably satisfactory to UCBH and, to the extent required by the preceding paragraph, the opinion of counsel or no-action letter referred to in such paragraph. The undersigned understands that if UCBH has reasons to believe that the undersigned has not complied with Rule 145(d), it may instruct its transfer agent to withhold the transfer of any shares of UCBH Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance, of which a legal opinion from legal counsel of UCBH or other counsel reasonably satisfactory to UCBH shall be conclusive, UCBH shall cause the transfer agent to effectuate the transfer of shares of UCBH Common Stock sold as indicated in such letter. Notwithstanding the foregoing, UCBH shall revoke the stop transfer instructions with respect to any shares of UCBH Common Stock held by the undersigned or a transferee of the undersigned as to which the legend referred to below has been removed.
      The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing any shares of UCBH Common Stock received by the undersigned in connection with the Merger pursuant to the Merger Agreement or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) upon the transfer by the undersigned of shares of UCBH Common Stock in a sale made in conformity within the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to

UCBH from independent counsel reasonably satisfactory to UCBH to the effect that such legends are no longer required for purposes of the Securities Act.
      There will be placed on certificates for shares of UCBH Common Stock issued to the undersigned, or, except as otherwise provided herein, any substitutions therefore, a legend stating in substance:

The shares’ represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), applies. The shares may not be sold, pledged or otherwise disposed of except pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Act.
      It is understood and agreed that certificates with the legend set forth in the preceding paragraph will be substituted by delivery of certificates without such legend if:

(i) One year shall have elapsed from the date the undersigned acquired the shares of UCBH Common stock received in the Merger pursuant to the Merger Agreement and the provisions of Rule 145(d)(2) are then available to the undersigned;

(ii) two years shall have elapsed from the date the undersigned acquired the shares of UCBH Common Stock received in the Merger pursuant to the Merger Agreement and the provisions of Rule 145(d)(3) are then applicable to the undersigned;

(iii) UCBH has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to UCBH, or a “no action” letter obtained by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned; or

(iv) Any registration statement registering the resale of the shares of UCBH Common Stock issued to the undersigned is declared effective by the SEC or automatically becomes effective.
      For so long as and to the extent necessary to permit the undersigned to sell its shares of UCBH Common Stock pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, UCBH shall take all such actions as reasonably available to file, on a timely basis, all reports and data required to be filed with the SEC by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), referred to in paragraph (c)(1) of Rule 144 (or, if applicable, UCBH shall use reasonable efforts to make publicly available the information regarding itself referred to in paragraph (c)(2) of Rule 144), furnish to the undersigned upon request a written statement as to whether UCBH has complied with such reporting requirements during the twelve months preceding any proposed sale under Rule 145, and otherwise take all such actions as reasonably available to permit such sales pursuant to Rule 145 and Rule 144. UCBH has filed, on a timely basis, all reports required to be filed with the SEC under Section 13 of the Exchange Act during the preceding twelve months.
      The undersigned acknowledges that the undersigned has carefully read this letter agreement and understands and agrees to the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of UCBH Common Stock.

Very truly yours,

Signature:

Type Name:
Dated:                     , 200

APPENDIX B
Sections 604 and 6022 of the New York Banking Law,
Chapter 2 of the New York State Consolidated Laws
      See attached.

NEW YORK CONSOLIDATED LAWS
CHAPTER 2: BANKING LAW
ARTICLE XIII-MERGER; VOLUNTARY DISSOLUTION; SUPERINTENDENT’S TAKING
POSSESSION; REORGANIZATION; LIQUIDATION
Section 604.     Rights of dissenting stockholders.
      The following stockholders shall, subject to and by complying with section six thousand twenty-two of this chapter, have the right to receive payment of the fair value of their shares and the other rights and benefits provided by such section:

1. In the case of a merger pursuant to a plan submitted to stockholders as provided in subdivision two of section six hundred one of this chapter, any stockholder of the merging corporation entitled to vote thereon who does not assent thereto;

2. In the case of a plan of acquisition of assets submitted to stockholders as provided in subdivision two of section six hundred one-a of this chapter, any stockholder of the selling corporation entitled to vote thereon who does not assent thereto; and

3. In the case of a sale, lease, exchange or other disposition which requires stockholder authorization under section six hundred one-c of this chapter, any stockholder, entitled to vote thereon, of the corporation making such sale, lease, exchange or other disposition who does not assent thereto, except in the case of a transaction wholly for cash where the stockholders’ authorization thereof is conditioned upon the distribution of all the net proceeds of such transaction to the stockholders in accordance with their respective interests within one year after the date of such transaction and upon the dissolution of the corporation.
NEW YORK CONSOLIDATED LAWS
CHAPTER 2: BANKING LAW
TITLE 6-STOCKHOLDERS
Section 6022.     Procedure to enforce stockholder’s right to receive payment for shares.
      1. A stockholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of stockholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any stockholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of stockholders without a meeting.
      2. Within ten days after the stockholders’ authorization date, which term as used in this section means the date on which the stockholders’ vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite stockholders, the corporation shall give written notice of such authorization or consent by registered mail to each stockholder who filed written objection or from whom written objection was not required, excepting any who voted for or consented in writing to the proposed action.
      3. Within twenty days after the giving of notice to him, any stockholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares.

      4. A stockholder may not dissent as to less than all of the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner held of record by such nominee or fiduciary.
      5. Upon filing a notice of election to dissent, the stockholder shall cease to have any of the rights of a stockholder except the right to be paid the fair value of his shares and any other rights under this section. Withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the stockholder is not entitled to receive payment for his shares, or the stockholder shall otherwise lose his dissenter’s rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a stockholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.
      6. At the time of filing the notice of election to dissent or within one month thereafter the stockholder shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the stockholder or other person who submitted them on his behalf. Any stockholder who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter’s rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefore shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting stockholder had after filing his notice of election.
      7. Within seven days after the expiration of the period within which stockholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger, the receiving corporation, shall make a written offer by registered mail to each stockholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be made at the same price per share to all dissenting stockholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting stockholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. If within thirty days after the making of such offer, the corporation making the offer and any stockholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer upon the surrender of the certificates representing such shares.
      8. The following procedure shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting stockholder or stockholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

(a) The corporation or, in the case of a merger, the receiving corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting stockholders and to fix the fair value of their shares.

(b) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting stockholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter’s rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

(c) All dissenting stockholders, excepting those who, as provided in subdivision seven, have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting stockholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting stockholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

(d) The court shall determine whether each dissenting stockholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting stockholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the stockholders’ authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. Such appraiser shall have the power, authority and duties specified in the order appointing him, or any amendment thereof.

(e) The final order in the proceeding shall be entered against the corporation in favor of each dissenting stockholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

(f) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the stockholders’ authorization date to the date of payment. If the court finds that the refusal of any stockholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

(g) The costs and expenses of such proceeding shall be determined by the court and shall be assessed against the corporation, or, in the case of a merger, the receiving corporation, except that all or any part of such costs and expenses may be apportioned and assessed, as the court may determine, against any or all of the dissenting stockholders who are parties to the proceeding if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. Such expenses shall include reasonable compensation for and the reasonable expenses of the appraiser, but shall exclude the fees and expenses of counsel for and experts employed by any party unless the court, in its discretion, awards such fees and expenses. In exercising such discretion, the court shall consider any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which such corporation offered to pay; (B) that no offer was made by such corporation; and (C) that such corporation failed to institute the special proceeding within the period specified therefor.

(h) Within sixty days after final determination of the proceeding, the corporation or, in the case of a merger, the receiving corporation shall pay to each dissenting stockholder the amount found to be due him, upon surrender of the certificates representing his shares.
      9. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall be dealt with as provided in section five thousand fourteen, except that, in the case of a merger, they shall be disposed of as provided in the plan of merger or consolidation.
      10. The enforcement by a stockholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such stockholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subdivision five, and except that this section shall not exclude the right of such stockholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.
      11. Except as otherwise expressly provided in this section, any notice to be given by a corporation to a stockholder under this section shall be given in the manner provided in section six thousand five.

APPENDIX C
FAIRNESS OPINION OF ADVEST, INC.
      See attached.

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October 13, 2005
Board of Directors
Great Eastern Bank
235 5th Avenue
New York, New York 10016
Members of the Board:
      Great Eastern Bank (the “Company”), UCBH Holdings, Inc. (“UCBH”) and United Commercial Bank have entered into an Agreement and Plan of Merger dated as of October 13, 2005 (the “Agreement”), pursuant to which the Company will be merged with and into United Commercial Bank (the “Merger”). The Agreement provides that each share of Company common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, at the election of the holder, either UCBH common stock, or a mixture of UCBH common stock and cash with a value of $60 per share, subject to adjustment under certain circumstances (the “Merger Consideration”).
      The terms and conditions of the proposed transactions are described in further detail in the Agreement. The Agreement is expected to be considered by the Board of the Company and the Merger consummated shortly after the receipt of shareholder, State and Federal regulatory approvals.
      You have asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.
      In arriving at the opinion set forth below, we have, among other things: reviewed the Agreement; reviewed the Annual Report to Shareholders of the Company and UCBH for the period ended December 31, 2004, 2003 and 2002; reviewed the Annual Reports on Form 10-K of UCBH for the years ended December 31, 2004, 2003 and 2002; reviewed the Quarterly “Call Reports” filed with the FDIC of the Company for the three month periods ended June 30, 2005 and March 31, 2005; reviewed the Quarterly Reports on Form 10-Q of UCBH for the three month periods ended June 30, 2005 and March 31, 2005; reviewed certain financial analyses and forecasts of the Company and UCBH which were prepared by the respective managements of the Company and UCBH; reviewed comparative financial and operating data on the banking industry and certain institutions which we deemed to be comparable to each of the Company and UCBH; reviewed the historical market prices and trading activity for the common stock of UCBH; reviewed the pro forma financial impact of the Merger; reviewed certain bank mergers and acquisitions on a regional and nationwide basis for institutions which we deemed to be comparable to the Company and compared the proposed consideration with the consideration paid in such other mergers and acquisitions; conducted limited discussions with members of senior management of each of the Company and UCBH concerning the financial condition, business and prospects of each respective company; and reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.
      In performing our review and preparing this opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information made available to us for purposes of this opinion, and we have not independently verified such information nor have we undertaken an independent evaluation of the assets and liabilities of the Company or UCBH. With respect to financial projections reviewed with management, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements and we express no opinion as to those financial projections or the assumptions on which they are based. We have also assumed in all respects material to our analysis that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party, and that the conditions precedent in the Agreement are not waived. We have also assumed for purposes of this opinion that there has been no material change in the financial

C-1-2

condition of the Company or UCBH from that reflected, respectively, in the Call Report as filed with the FDIC for the period ended June 30, 2005 and the Quarterly Report as filed on Form 10-Q for the period ended June 30, 2005. Advest has been retained by the Board of Directors of the Company to act as financial advisor to the Company with respect to this transaction and will receive a fee for its services including a fee for this opinion.
      This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated by us as of the date of this letter, and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake. It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger. This opinion is not to be used for publication, to be quoted or referred to, or used for any other purpose in whole or in part, without prior written consent of Advest.
      In arriving at this opinion, Advest did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Advest believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
      We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the Board of Directors’ decision to approve or consummate the Agreement.
      Advest has been engaged to render investment banking services during 2004 and 2005 and has received, and intends to receive, compensation for such services from UCBH. These services are ongoing and we anticipate providing services to and receiving fees from UCBH in the future. In the ordinary course of business, Advest may trade in the securities of UCBH for its own account, or for the accounts of its customers, and accordingly may at any time hold a long or short position in such securities.
      In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

ADVEST, INC.

By:	/s/ Michael T. Mayes

Michael T. Mayes
Senior Managing Director
and Head of Investment Banking

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APPENDIX D
FORM OF VOTING AGREEMENT
      See attached.

NOTICE: THE PROXY PROVIDED HEREUNDER
IS IRREVOCABLE FOR ITS TERM
VOTING AND IRREVOCABLE PROXY AGREEMENT
       THIS VOTING AND IRREVOCABLE PROXY AGREEMENT (this “Voting Agreement”) is made and entered into as of                     , 2005, between UCBH Holdings, Inc., a Delaware corporation that is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (“UCBH”), United Commercial Bank, a California state-chartered bank that is a wholly owned subsidiary of UCBH (“UCB”), and the undersigned stockholder (“Stockholder”) of Great Eastern Bank, a New York state-chartered bank (“GEB”).
RECITALS
      A. Concurrently with the execution of this Voting Agreement, UCBH, UCB and GEB are entering into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of GEB with and into UCB, with UCB as the surviving corporation in the Merger.
      B. UCBH and UCB are willing to enter into the Merger Agreement in consideration of, among other things, the holders of not fewer than 33 1/3% of the outstanding shares of GEB capital stock agreeing to enter into this Voting Agreement.
      C. Pursuant to and as a condition precedent to UCBH’s and UCB’s obligations under the Merger Agreement, UCBH, UCB and Stockholder wish to enter into this Voting Agreement to provide for the voting of Stockholder’s shares of capital stock of GEB, on the terms and subject to the conditions set forth in this Voting Agreement.
AGREEMENT
      In consideration of the above recitals and the promises set forth in this Voting Agreement, the parties agree as follows:
      1. Agreement to Retain Shares.

1.1 Transfer and Encumbrance. Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any and all shares of capital stock of GEB (i) owned or (ii) beneficially held by Stockholder (the latter to the fullest extent within the control of Stockholder), as of the date first written above (the “Shares”), or any New Shares (as defined in Section 1.2 below), except (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, and (b) transfers in connection with estate and tax planning purposes, including transfers to relatives, trust and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and Stockholder further agrees not to make any offer or agreement relating to either the Shares or any New Shares, at any time prior to the Expiration Date. As used in this Voting Agreement, the term “Expiration Date” means the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement), or (b) the date on which the Merger Agreement is terminated in accordance with the terms and conditions of the Merger Agreement, either of which may occur after the expiration of eleven months from the date hereof.

1.2 New Shares. Stockholder agrees that the terms and conditions of this Voting Agreement shall apply to, and Stockholder agrees to be bound by the terms and conditions of this Voting Agreement with respect Stockholder’s interest in (a) the Shares; and (b) any and all shares of capital stock of GEB that (i) Stockholder purchases or acquires, or (ii) with respect to which Stockholder otherwise acquires beneficial ownership (the latter to the fullest extent within the control of the Stockholder) after the date first written above and prior to the Expiration Date (“New Shares”).
      2. Agreement to Vote Shares. Until the Expiration Date, at every meeting of the stockholders of GEB (or holders of any series or class of stock of GEB) called with respect to any of the following, and on every action or approval by written consent of the stockholders of GEB (or holders of any series or class of stock of GEB) with respect to any of the following, Stockholder agrees to vote the Shares and any New Shares (a) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, and any matter that could reasonably be expected to facilitate the Merger, (b) against approval of any proposal made in opposition to or competition with consummation of the Merger, (c) against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with UCBH, UCB and their affiliates, and (d) against any liquidation or winding up of GEB (each of Sections 2(b), 2(c) and 2(d), an “Opposing Proposal”). Stockholder further agrees that prior to the Expiration Date Stockholder will not, directly or indirectly, solicit or encourage any offer from any party concerning the possible disposition of all or any substantial portion of GEB’s business, assets or capital stock. In the event GEB’s board of directors does not call a stockholders meeting (or a meeting of the holders of any series or class of stock of GEB) to approve the Merger, Stockholder agrees to take all action necessary within Stockholder’s control and to cooperate with other Stockholders of GEB, as necessary, to call a stockholder meeting (or a meeting of the holders of any series or class of stock of GEB) to approve the Merger or to approve the Merger by written consent. Stockholder shall retain the right to vote the Shares and any New Shares on any matter not related to the Merger, the Merger Agreement or the transactions contemplated by the Merger Agreement, and to make any Election (as defined in the Merger Agreement) with respect to the Shares and any New Shares, in each case in Stockholder’s sole discretion.
      3. Appointment of Proxy. To secure Stockholder’s obligation to vote Stockholder’s Shares and any New Shares in accordance with the provisions of Section 2 of this Voting Agreement, Stockholder does hereby irrevocably constitute and appoint UCBH, or any nominee of UCBH, with full power of substitution, from the date of this Voting Agreement until the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to GEB that applicable law may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by Section 2 of this Voting Agreement. Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares and any New Shares that Stockholder may have appointed or granted. Stockholder will not give a subsequent proxy or power of attorney (and if given, any such subsequent proxy or power of attorney will not be effective) or enter into any other voting agreement with respect to the Shares and any New Shares prior to the Expiration Date. UCBH agrees that it will not exercise its right to act as Stockholder’s proxy unless and until UCBH has requested that Stockholder vote the Share and any New Shares in the manner contemplated by Section 2 of this Voting Agreement and Stockholder has failed to do so.
      THE VOTING ARRANGEMENT IN THIS VOTING AGREEMENT IS IRREVOCABLE DURING THE TERM OF THIS VOTING AGREEMENT. THE PROXIES AND POWERS GRANTED BY STOCKHOLDER PURSUANT TO THIS SECTION 3 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF STOCKHOLDER’S DUTIES UNDER THIS VOTING AGREEMENT, AND TO FACILITATE THE PURCHASE OF THE SHARES AND ANY NEW SHARES AS CONTEMPLATED BY THE MERGER AGREEMENT.
      4. No Proxy Solicitations. Stockholder will not, and will not permit any entity under such Stockholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation,” as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (b) initiate a stockholder’s vote or action by consent of GEB stockholders with respect to an Opposing Proposal; or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of GEB with respect to an Opposing Proposal.

      5. Representations and Warranties of Stockholder. Stockholder represents and warrants to UCBH as follows:

5.1 Stockholder is the sole beneficial and record owner and holder of the Shares (1) and will be the sole and beneficial owner of any New Shares, which at the date of this Voting Agreement are, and at all times through the Expiration Date will be, free and clear of any liens, claims, options, charges, security interests, equities, options, warrants, rights to purchase (including, without limitation, restrictions on rights of disposition other than those imposed by applicable securities laws), third party rights of any nature or other encumbrances, except as provided for in this Voting Agreement and the Merger Agreement.

5.2 Stockholder either has been fully involved with the negotiations between UCBH, UCB and GEB with respect to the Merger Agreement as a member of GEB’s board of directors or is an accredited investor (as defined in Regulation D promulgated by the Securities and Exchange Commission) and a sophisticated investor aware of and familiar with GEB’s business affairs and financial condition, and has acquired sufficient information with respect to the Merger and the Merger Agreement to reach a knowledgeable and informed decision to enter into this Voting Agreement. Stockholder has independently concluded in Stockholder’s capacity as an individual stockholder of GEB that it is in Stockholder’s best interest to execute, deliver and perform Stockholder’s obligations under this Voting Agreement.

5.3 Stockholder has full power, authority and legal capacity to make, enter into and carry out the terms of this Voting Agreement and has duly executed and delivered this Voting Agreement. This Voting Agreement constitutes a valid and binding obligation of Stockholder.

5.4 Except as set forth on Schedule 1, the Stockholder represents that Stockholder beneficially owns the number of shares indicated opposite such Stockholder’s name on said Schedule 1, and has sole and unrestricted voting power with respect to such Shares.
      6. Termination. This Voting Agreement will terminate and will have no further force or effect as of the Expiration Date.
      7. No Liability for Votes Made. Stockholder acknowledges and agrees that each of UCBH and UCB and each of their respective directors and officers shall not be liable to Stockholder with respect to or in connection with any and all voting decision(s) made in accordance with this Voting Agreement during the term of this Voting Agreement.
      8. Miscellaneous.

8.1 Severability. If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

8.2 Binding Effect and Assignment. This Voting Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without prior written consent of the others, except that each of UCBH and UCB may assign its rights and obligations under this Voting Agreement to an affiliate of UCBH or of UCB, as the case may be, without the written consent of Stockholder.

8.3 Amendments and Modification. This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties to this Voting Agreement.

8.4 Specific Performance; Injunctive Relief. Stockholder acknowledges that each of UCBH and UCB will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of

1	May need to revise, depending on how shares are owned.

the covenants or agreements of Stockholder contained in this Voting Agreement. Therefore, it is agreed that, in addition to any other remedies that may be available to UCBH and UCB upon any such violation, each of UCBH and UCB will have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available at law or in equity.

8.5 Governing Law. This Voting Agreement will be governed by, construed and enforced in accordance with, the internal laws of the State of New York as such laws are applied to contracts entered into and to be performed entirely within the State of New York.

8.6 Entire Agreement. This Voting Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.7 Counterparts. This Voting Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

8.8 Effect of Headings. The section headings contained in this Voting Agreement are for convenience only and will not affect the construction or interpretation of this Voting Agreement.

8.9 Delays or Omissions. No waiver by any party of any right, power, default, misrepresentation or breach under this Voting Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent right, power, default, misrepresentation or breach under this Voting Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Voting Agreement, or any waiver on the part of any party of any provisions or conditions of this Voting Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

8.10 Enforcement Fees and Costs. In the event legal action is required to be taken or commenced by UCBH or UCB against Stockholder for the enforcement of any of the covenants, terms or conditions of this Voting Agreement, Stockholder will be liable for all reasonable attorneys’ fees and costs incurred by UCBH or by UCB, as the case may be, in connection with such legal action.

8.11 Representation. Stockholder represents and acknowledges that Stockholder has had the opportunity to seek and obtain the advice of legal counsel with respect to this Voting Agreement.

8.12 Legend. As soon as practicable after the execution of this Voting Agreement, Stockholder shall cause the following legend to be placed on all certificates representing the Shares, including certificates evidencing any New Shares:

“The shares of common stock represented by this certificate are subject to the terms of a Voting and Irrevocable Proxy Agreement, dated as of , 2005, by and between the registered owner and the parties thereto (the “Voting Agreement”), and are held and may not be transferred, sold, exchanged, pledged or otherwise disposed of or encumbered, except in accordance therewith. The Voting Agreement contains an irrevocable proxy authorized under Section 6009 of the New York Banking Law that provides that the proxy may be valid after eleven months from the date of the proxy. No registration or transfer will be recorded on the books of Great Eastern Bank unless the transfer is made to a transferee who agrees to be bound by the Voting Agreement.”
[THE REMAINDER OF THIS PAGE IS BLANK. SIGNATURE PAGE FOLLOWS.]

      The Parties have executed this Voting Agreement on the date first above written.

UCBH Holdings, Inc.

By:

Name:

Title:

United Commercial Bank

By:

Name:

Title:

Stockholder

Name:

Capacity Held
Registered Owner	Number of Shares	(If not held directly)

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 20.	Indemnification of Directors and Officers
UCBH Holdings, Inc.
      UCBH’s bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law. UCBH’s Certificate of Incorporation also contains a provision, consistent with Delaware law, reducing or eliminating director liability in certain circumstances.
      Section 145 of the Delaware Corporation Law provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his conduct was in the corporation’s best interest or was not opposed to the corporation’s best interest.
      Section 145(c) further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee or agent.
United Commercial Bank
      UCB’s bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by the California General Corporation Law (the “CGCL”). The CGCL provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.
      With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by stockholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.
      With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suites a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its stockholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.
      The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.
Directors’ and Officers’ Liability Insurance
      UCBH Holdings, Inc. and United Commercial Bank presently maintain policies of directors’ and officers’ liability insurance.
      The Agreement and Plan of Merger provides that UCBH will cause the persons serving as officers and directors of Great Eastern Bank immediately prior to the merger to be covered for a period of at least five years following the effective time by Great Eastern Bank’s directors’ and officers’ liability insurance policy, or any equivalent substitute for that policy. However, UCBH will not be required to expend on any annual basis more than 200% of the amount currently expended by Great Eastern Bank.

Item 21.	Exhibits and Financial Statement Schedules.
      (a) Exhibits

Exhibit
No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

2.1	Agreement and Plan of Merger by and among UCBH Holdings, Inc., United Commercial Bank and Great Eastern Bank, dated October 13, 2005	S-4	000-24947	2.1	[ , 200 ]	✓ (Appendix A to the Proxy Statement — Prospectus)
3.1	Second Amended and Restated Certificate of Incorporation of UCBH Holdings, Inc.	10-Q	000-24947	3.1	May 10, 2004
3.2	Amended and Restated Bylaws of UCBH Holdings, Inc., as amended and restated	10-Q	000-24947	3.2	May 10, 2004
3.3	Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (filed as Exhibit A to Exhibit 4.7 hereto)	8-K	000-24947	1	January 29, 2003
4.0	Form of Stock Certificate of UCBH Holdings, Inc.	S-1	333-58325	4.0	July 1, 1998
4.1	Indenture of UCBH Holdings, Inc., dated April 17, 1998, relating to Series B Junior Subordinated Debentures	S-4	333-58335	4.1	July 1, 1998

Exhibit
No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.2	Form of Certificate of Series B Junior Subordinated Debenture	S-4	333-58335	4.2	July 1, 1998
4.3	Certificate of Trust of UCBH Trust Co.	S-4	333-58335	4.3	July 1, 1998
4.4	Amended and Restated Declaration of Trust of UCBH Trust Co.	S-4	333-58335	4.4	July 1, 1998
4.5	Form of Series B Capital Security Certificate for UCBH Trust Co.	S-4	333-58335	4.5	July 1, 1998
4.6	Form of Series B Guarantee of the Company relating to the Series B Capital Securities	S-4	333-58335	4.6	July 1, 1998
4.7	Rights Agreement dated as of January 28, 2003	8-K	000-24947	1	January 29, 2003
4.8	Indenture of UCBH Holdings, Inc., dated April 17, 1998, between UCBH Holdings, Inc. and Wilmington Trust Company, as trustee	8-K	000-24947	4.1	May 27, 2005
5.1	Opinion and Consent of Squire, Sanders & Dempsey L.L.P.	S-4	000-24947	5.1	[ , 200 ]	✓
8.1	Tax Opinion and Consent of Schiff Hardin LLP	S-4	000-24947	8.1	[ , 200 ]	✓
8.2	Tax Opinion and Consent of Squire, Sanders & Dempsey L.L.P.	S-4	000-24947	8.2	[ , 200 ]	✓
10.1	Voting and Irrevocable Proxy Agreement by and among UCBH Holdings, Inc., United Commercial Bank and certain stockholders of Great Eastern Bank					✓ (Appendix D to the Proxy Statement — Prospectus)
10.1	Employment Agreement between UCBH Holdings, Inc., United Commercial Bank and Thomas S. Wu	10-Q	000-24947	10.1	November 9, 2004
10.2	Form of Change in Control Agreement among UCBH Holdings, Inc., United Commercial Bank and Jonathan H. Downing	8-K	000-24947	10.2	June 13, 2005

Exhibit
No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

10.3	Form of Change in Control Agreement among UCBH Holdings, Inc., United Commercial Bank and Sylvia Loh as well as certain other Executive Vice Presidents of UCBH Holdings, Inc. or United Commercial Bank	10-Q	000-24947	10.3	November 9, 2004
10.4	Form of Change in Control Agreement among UCBH Holdings, Inc., United Commercial Bank and Ka Wah (Tony) Tsui as well as certain other Senior Vice Presidents of UCBH Holdings, Inc. or United Commercial Bank	10-Q	000-24947	10.4	November 9, 2004
10.5	Form of Change in Control Agreement among UCBH Holdings, Inc., United Commercial Bank and Daniel Gautsch	8-K	000-24947	10.1	June 8, 2005
10.6	Form of Change in Control Agreement among UCBH Holdings, Inc., United Commercial Bank and Dennis Wu	8-K	000-24947	10.1	June 13, 2005
10.7	Amended UCBH Holdings, Inc. 1998 Stock Option Plan	8-K	000-24947	10.1	May 25, 2005
10.8	Executive Deferred Compensation Plan	10-K	000-24947	10.6	March 17, 2005
10.9	Director Deferred Compensation Plan	10-K	000-24947	10.7	March 17, 2005
10.10	Form of Indemnification Agreement of UCBH Holdings, Inc.	8-K	000-24947	10.3	June 13, 2005
10.11	Form of Indemnification Agreement of United Commercial Bank.	8-K	000-24947	10.4	June 13, 2005
23.1	Consent of Advest, Inc.	S-4	000-24947	23.1	[ , 200 ]	✓
23.2	Consent of PricewaterhouseCoopers LLP	S-4	000-24947	23.2	December 9, 2006	✓
23.3	Consent of Schiff Hardin LLP (included in Exhibit 8.1)					✓
23.4	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5.1)					✓
23.5	Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 8.2)					✓

Exhibit
No.	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

24	Power of Attorney					(included in signature page)
99	Form of Proxy	S-4	000-24947	99	[ , 200 ]	✓
      (b) Financial Statement Schedules
      UCBH’s financial statements are incorporated by reference in the proxy statement — prospectus.
      (c) Not applicable.

Item 22.	Undertakings.
      (a) Undertakings required by Item 512 of Regulation S-K

(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows:

(i) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(ii) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registration pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents, by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-4 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Francisco, State of California on December 9, 2005.

UCBH HOLDINGS, INC.

By:	/s/ Thomas S. Wu

Thomas S. Wu,
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ANTHONY Y. CHAN Anthony Y. Chan	Director	December 9, 2005

/s/ JOSEPH J. JOU Joseph J. Jou	Director	December 9, 2005

/s/ LI-LIN KO Li-Lin Ko	Director	December 9, 2005

/s/ JAMES KWOK James Kwok	Director	December 9, 2005

/s/ MICHAEL TUN ZAN Michael Tun Zan	Director	December 9, 2005

/s/ RICHARD WANG Richard Wang	Director	December 9, 2005

/s/ DR. GODWIN WONG Dr. Godwin Wong	Director	December 9, 2005

/s/ DENNIS WU Dennis Wu	Director, Executive Vice President and Chief Financial Officer	December 9, 2005

/s/ THOMAS S. WU Thomas S. Wu	Chairman of the Board of Directors, President and Chief Executive Officer	December 9, 2005